                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 3)



    Filed by the registrant /X/
    Filed by a party other than the registrant / /
    Check the appropriate box:
    / /  Preliminary proxy statement
    /X/  Definitive proxy statement
    / /  Definitive additional materials
    / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12



                                           CRIIMI MAE INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/ /  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14(a)-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
        ------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:
        ------------------------------------------------------------------------
     (3) Filing party:
        ------------------------------------------------------------------------
     (4) Date filed:
        ------------------------------------------------------------------------

- ------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                       CRIIMI MAE Inc.
 [LOGO]                                                The CRI Building
                                                       11200 Rockville Pike
                                                       Rockville, Maryland 20852
                                                       (301) 468-9200
                                                       (800) 678-1116
                                                       April 28, 1995

Dear Stockholder:


    On behalf of the Board of Directors of CRIIMI MAE Inc. ("CRIIMI MAE"), I cordially invite you to attend the Special Meeting of Stockholders of CRIIMI MAE to be held at the Hyatt Regency Bethesda, One Metro Center, Bethesda, Maryland, on June 21, 1995, at 10:00 A.M., local time.

    At the Special Meeting, you will be asked to consider and vote upon the proposed merger in which a newly formed subsidiary of CRIIMI MAE will succeed to substantially all of the mortgage advisory, servicing and related businesses of C.R.I., Inc. ("CRI") and its affiliates, including the activities performed on CRIIMI MAE's behalf by its current adviser, an affiliate of CRI, and related transactions (collectively, the "Merger Proposal").

    If the Merger Proposal is approved, CRIIMI MAE will become a fully integrated, self- administered and self-managed mortgage investment, advisory, servicing and origination real estate investment trust, which CRIIMI MAE believes should provide opportunities for future growth.

    Because two members of the Board of Directors of CRIIMI MAE (the "Board"), William B. Dockser and H. William Willoughby (the "Principals"), are the sole owners of CRI and its affiliates, a Special Committee of the Board (the "Special Committee") was appointed by the Board to consider whether, and on what basis, CRIIMI MAE should become self-administered and self-managed, including considering the Merger Proposal. The three members of the Special Committee are neither affiliates of CRI or the corporations proposed to be acquired in the Merger Proposal nor officers or employees of CRIIMI MAE. After considering all of the factors that the Special Committee deemed relevant, the Special Committee unanimously recommended the Merger Proposal to the Board.

    BASED ON THESE AND OTHER FACTORS DISCUSSED MORE FULLY IN THE ACCOMPANYING PROXY STATEMENT, THE BOARD BELIEVES THAT THE MERGER PROPOSAL IS FAIR TO, AND IN THE BEST INTERESTS OF, CRIIMI MAE AND ITS STOCKHOLDERS OTHER THAN THE PRINCIPALS (THE "PUBLIC STOCKHOLDERS"), AND RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL.

    The Merger Proposal is conditioned upon, among other things, the approval of the holders of a majority of the shares voted at the Special Meeting. Therefore, YOUR VOTE IS IMPORTANT, regardless of the number of shares you own.

    The accompanying Proxy Statement contains a detailed description of the Merger Proposal as well as background about the transactions that should help you better understand why the Board believes that the Merger Proposal is fair to, and in the best interests of, CRIIMI MAE and the Public Stockholders. Please give the enclosed material your careful attention.

    Whether or not you plan to attend the Special Meeting, on behalf of the Board I urge you to complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares will be represented. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          William B. Dockser
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

                                CRIIMI MAE INC.
                                THE CRI BUILDING
                              11200 ROCKVILLE PIKE
                           ROCKVILLE, MARYLAND 20852

                            ------------------------

                                     NOTICE
                            ------------------------

          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 21, 1995

    A Special Meeting of Stockholders of CRIIMI MAE Inc. will be held at the Hyatt Regency Bethesda, One Metro Center, Bethesda, Maryland, on June 21, 1995, at 10:00 A.M., local time for the following purposes:


(1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 20, 1995, pursuant to which CRICO Mortgage Company, Inc., CRI/AIM Management, Inc. and CRI Acquisition, Inc., affiliates of C.R.I., Inc. through which C.R.I., Inc. conducts substantially all of its mortgage advisory, servicing and related businesses, will be merged with and into CRIIMI MAE Management, Inc., a newly formed Maryland corporation and a wholly owned subsidiary of CRIIMI MAE Inc., and related transactions, all as more fully described in the accompanying Proxy Statement; and


(2) To transact such other business relating to the purposes for which the Special Meeting was called, or ancillary to the conduct thereof, as may properly come before the Special Meeting.


    Stockholders of record at the close of business on April 24, 1995 are entitled to notice of, and to vote at, the Special Meeting and at any postponements or adjournments thereof.


    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AT YOUR EARLIEST CONVENIENCE.

                                          H. William Willoughby
                                          SECRETARY


Rockville, Maryland
April 28, 1995

                                CRIIMI MAE INC.
                                THE CRI BUILDING
                              11200 ROCKVILLE PIKE
                           ROCKVILLE, MARYLAND 20852

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 21, 1995

                                  INTRODUCTION


    This Proxy Statement is furnished to holders of Common Stock, par value $0.01 per share (the "Common Shares"), of CRIIMI MAE Inc., a Maryland corporation ("CRIIMI MAE"), in connection with the solicitation by the Board of Directors of CRIIMI MAE (the "Board") of proxies to be used at the Special Meeting of Stockholders of CRIIMI MAE to be held at the Hyatt Regency Bethesda, One Metro Center, Bethesda, Maryland, on June 21, 1995, at 10:00 a.m., local time, and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement and the enclosed proxy card are being first sent to stockholders on or about April 28, 1995.



    At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 20, 1995 (the "Merger Agreement"), pursuant to which CRICO Mortgage Company, Inc. ("CRICO Mortgage"), CRI/AIM Management, Inc. ("CRI/AIM Management") and CRI Acquisition, Inc. ("CRI Acquisition") will be merged with and into CRIIMI MAE Management, Inc. ("CRIIMI Management"), a newly formed Maryland corporation and a wholly owned subsidiary of CRIIMI MAE (the "Merger"), and related transactions (collectively, the "Merger Proposal"), all as more fully described in this Proxy Statement. If the Merger is completed, CRIIMI MAE will be a fully integrated, self-administered and self-managed mortgage investment, advisory, servicing and origination real estate investment trust ("REIT").


    CRICO Mortgage, CRI/AIM Management and CRI Acquisition (collectively, the "CRI Mortgage Businesses") are affiliates of C.R.I., Inc., a Delaware corporation ("CRI"). CRI and its affiliates have been involved in mortgage origination, underwriting, investment and related activities for over 20 years. CRICO Mortgage was formed in 1975 to assist CRI and its affiliates with mortgage-related activities. Since that time CRICO Mortgage has originated nearly $300 million in construction loans which eventually became part of CRI sponsored public funds. CRICO Mortgage personnel have underwritten in excess of $500 million of uninsured loans since 1991 and have assisted with the underwriting and asset management of the more than $600 million in insured investments held by the American Insured Mortgage Investors series of public limited partnerships (the "AIM Funds"). In addition, CRICO Mortgage currently acts as a loan servicer or special servicer for CRI affiliated entities and third parties for loan portfolios consisting of 115 loans with an aggregate face value of approximately $590 million in addition to assisting the Adviser (defined below) with its activities on behalf of CRIIMI MAE.

    CRI/AIM Management was formed in 1991 to act as subadviser to the AIM Funds, which hold investments in insured mortgages. A subsidiary of CRIIMI MAE is the general partner of the AIM Funds. CRI/AIM Management provides origination, servicing and loan management services pursuant to its advisory agreements.

    Another affiliate of CRI, CRI Insured Mortgage Associates Adviser Limited Partnership (the "Adviser"), currently performs advisory services for CRIIMI MAE pursuant to an advisory agreement (the "Advisory Agreement"). Immediately prior to the Merger, the Advisory Agreement will be sold to CRI Acquisition, a newly formed entity. Together, the CRI Mortgage Businesses employ 33 persons to perform their activities.

    William B. Dockser and H. William Willoughby (the "Principals"), who are directors and senior executive officers of CRIIMI MAE, are the sole stockholders and directors of CRI and each of the CRI Mortgage Businesses.

    The consideration to be paid by CRIIMI MAE (measured on the day the Merger Agreement was executed) is believed by the Board and the Special Committee (defined below) to total approximately $30,300,000. The principal components of the consideration are Common Shares, the assumption of debt and options to purchase Common Shares. The value of the Common Shares is based on a closing price of $7.125 per share on the day the Merger Agreement was executed. See "The Merger Proposal -- Considerations and Events Leading to the Merger" and " -- Opinion of Duff & Phelps."



    As part of the consideration to be paid in the Merger, CRIIMI MAE will issue a total of 2,650,838 Common Shares to the Principals, subject to a maximum aggregate market value of $21,984,000 at the closing of the Merger (the "Closing"). Half of the Common Shares being issued to the Principals will be issued to each of the Principals and will vest immediately. The date of the Closing is referred to herein as the "Closing Date."


    At the Closing, CRIIMI MAE will issue, for services rendered in connection with the Merger, to its four executive officers, Jay R. Cohen, Frederick J. Burchill, Deborah A. Linn and Cynthia O. Azzara (the "Executive Officers"), a total of 110,452 Common Shares, subject to a maximum aggregate market value of $916,000 on the Closing Date. The Common Shares issued to the Executive Officers will vest in three equal installments on the first three anniversaries of the Closing Date.


    The Executive Officers constitute the management group immediately below the Principals. Mr. Cohen, Executive Vice President and Treasurer, is responsible for CRIIMI MAE's day-to-day operations. Mr. Burchill, Executive Vice President, is responsible for uninsured mortgage securities acquisitions, loan management and servicing, asset management, and loan and acquisition underwriting. Ms. Azzara, Senior Vice President and Chief Financial Officer, is responsible for CRIIMI MAE's accounting and financial oversight and reporting. Ms. Linn, General Counsel, is responsible for all of CRIIMI MAE's legal affairs.



    The Common Shares issued to the Principals and the Executive Officers may not be sold or otherwise transferred, with certain exceptions, until the third anniversary of the Closing Date. As of April 25, 1995, the last sale price per Common Share as reported on the New York Stock Exchange ("NYSE") Composite Tape was $7.25.


    Pursuant to the Merger Agreement, CRIIMI Management will become liable for certain debt of the CRI Mortgage Businesses in the principal amount of approximately $9,100,000. (See "The Merger Proposal -- Benefits to the Principals Resulting from the Merger Proposal -- Liability for Debt; Release from Obligation.") The Merger Agreement is attached to this Proxy Statement as APPENDIX A.

    In connection with the Merger Proposal, the Principals and the Executive Officers will enter into employment agreements with CRIIMI Management for terms of five years and three years, respectively. In addition, each of the Principals will receive from CRIIMI MAE options to purchase 1,000,000 Common Shares at $1.50 per share more than the aggregate average of the high and low sale prices of Common Shares on the NYSE during the ten trading days preceding the Closing Date (the "Trading Price") and 500,000 Common Shares at $4.00 per share more than the Trading Price. The options vest in equal installments on the first five anniversaries of the Closing Date. The Executive Officers will receive from CRIIMI MAE options to purchase a total of 180,000 Common Shares at $1.50 per share more than the Trading Price. These options vest in equal installments on the first three anniversaries of the Closing Date. The Principals' and the Executive Officers' options expire on the eighth anniversary of the Closing Date.

    As a result of the consummation of the Merger Proposal, CRIIMI MAE will become a fully integrated, self-administered and self-managed mortgage company, engaging in not only its current activities but also in mortgage advisory, servicing and origination activities.

    The Board believes that the Merger Proposal, if consummated, should result in the following benefits to CRIIMI MAE and its stockholders other than the Principals (the "Public Stockholders"):

    - Existing conflicts of interest between CRIIMI MAE and CRI and its affiliates will be substantially eliminated.

    - CRIIMI MAE will be more attractive to institutional and other investors, improving CRIIMI MAE's ability to raise capital.

    - CRIIMI MAE will acquire the CRI Mortgage Businesses, including investment advisory, servicing and origination capabilities and the Advisory Agreement, other existing advisory and servicing agreements, and certain other assets. As a result, CRIIMI MAE will expand its lines of business and increase its revenues over what they would be without the Merger.


    - CRIIMI MAE will have within its organization the proven expertise and substantial experience of the Principals and the Executive Officers, enhancing CRIIMI MAE's ability to manage its assets, including pursuit of its strategy of increasing holdings of higher-yielding investments, and to expand its lines of business.


See "The Merger Proposal."

    Because the Principals are the sole owners of CRI and its affiliates, a Special Committee of the Board (the "Special Committee") was appointed by the Board to consider whether, and on what basis, CRIIMI MAE should become self-administered and self-managed, including considering the Merger Proposal. The three members of the Special Committee, Garrett G. Carlson, Sr., G. Richard Dunnells and Robert F. Tardio, are neither affiliates of CRI or the CRI Mortgage Businesses nor officers or employees of CRIIMI MAE.

    The consideration to be paid by CRIIMI MAE pursuant to the Merger Proposal was determined by negotiations between the Principals and the Special Committee. In the negotiations the Special Committee was assisted by Duff & Phelps Capital Markets Co. ("Duff & Phelps"), and took into account the views of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the financial adviser to CRIIMI MAE with respect to the Merger Proposal. See "The Merger Proposal -- Considerations and Events Leading to the Merger" concerning the negotiations and "The Merger Proposal -- Opinion of Duff & Phelps -- Description of Analyses" concerning the analyses used in evaluating the consideration payable by CRIIMI MAE.

    As discussed under "The Merger Proposal -- Alternatives to the Merger Proposal," the Special Committee considered alternatives to the Merger Proposal, including allowing the Advisory Agreement to expire in November 1995, and concluded that the Merger Proposal will better serve the interests of CRIIMI MAE and the Public Stockholders than any of these alternatives. See also "The Merger Proposal -- Considerations and Events Leading to the Merger" and " -- Opinion of Duff & Phelps." In evaluating the Merger Proposal, the Special Committee and the Board have given careful consideration to, among other things, the opinion of Duff & Phelps to the effect that the Merger Proposal is fair to CRIIMI MAE and the Public Stockholders, from a financial point of view.

    After considering all the factors that the Special Committee deemed relevant, the Special Committee unanimously recommended the Merger Proposal to the Board.

    THE BOARD (WITH THE PRINCIPALS ABSTAINING) HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL AND RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL.


    The Merger Proposal is conditioned upon, among other things, approval of the holders of a majority of the Common Shares voted at a meeting where a quorum is present. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding Common Shares at the Special Meeting is necessary to constitute a quorum at the Special Meeting. As of the record date for the determination of stockholders of CRIIMI MAE entitled to vote at the Special Meeting (the "Record Date") there were 26,888,456 Common Shares outstanding.


    If a stockholder is a participant in the CRIIMI MAE Dividend Reinvestment and Stock Purchase Plan (the "Reinvestment Plan") and Common Shares have been allocated to such person's account in the Reinvestment Plan, the enclosed proxy card serves as voting instructions to the agent of the Reinvestment Plan. The agent will only vote allocated Common Shares for which it has received such direction.

    The principal executive offices of CRIIMI MAE, CRIIMI Management and the CRI Mortgage Businesses are located at The CRI Building, 11200 Rockville Pike, Rockville, Maryland 20852, and their telephone number at such location is (301) 468-9200.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY CRIIMI MAE OR ANY OTHER PERSON.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
INTRODUCTION...............................................................................................           1
SUMMARY....................................................................................................           7
THE SPECIAL MEETING........................................................................................          13
  Matters to be Considered at the Special Meeting..........................................................          13
  Record Date; Voting at the Meeting.......................................................................          13
  Proxies..................................................................................................          13
DIVIDEND POLICY............................................................................................          14
  Adjusted Pro Forma Accretion to Tax Basis Income per Share...............................................          14
SELECTED FINANCIAL DATA....................................................................................          16
THE MERGER PROPOSAL........................................................................................          17
  Recommendation of the Board..............................................................................          17
  Benefits from the Merger Proposal........................................................................          17
  Income Earned by CRI Mortgage Businesses.................................................................          18
  Considerations and Events Leading to the Merger..........................................................          19
  Alternatives to the Merger Proposal......................................................................          22
  Opinion of Duff & Phelps.................................................................................          23
  Financial Adviser........................................................................................          29
  Risks of the Merger Proposal to CRIIMI MAE and Stockholders of CRIIMI MAE................................          29
  Conflicts of Interest of Certain Persons in the Merger...................................................          32
  Value of Principals to CRIIMI MAE........................................................................          33
  Benefits to the Principals Resulting from the Merger Proposal............................................          34
  Common Share Ownership After the Merger..................................................................          39
  Certain Relationships and Related Party Transactions.....................................................          39
  Consequences of Failure to Approve the Merger............................................................          41
  Expenses.................................................................................................          42
  Accounting Treatment.....................................................................................          42
  Certain Federal Income Tax Consequences..................................................................          42
  Regulatory Matters.......................................................................................          46
  No Appraisal Rights......................................................................................          46
INFORMATION CONCERNING THE CRI MORTGAGE BUSINESSES.........................................................          46
  CRICO Mortgage...........................................................................................          46
  CRI/AIM Management.......................................................................................          48
  Transactions with Services Corporation and Services Partnership..........................................          48
  CRI Acquisition..........................................................................................          48
  General..................................................................................................          49
CRI MORTGAGE BUSINESSES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS................................................................................................          50
DESCRIPTION OF THE MERGER AGREEMENT........................................................................          53
  General..................................................................................................          53
  Principal Features of the Merger.........................................................................          53
MARKET PRICE DATA..........................................................................................          55
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................          56
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................          56
INDEPENDENT PUBLIC ACCOUNTANTS.............................................................................          57

                                                                                                                PAGE
                                                                                                                -----
STOCKHOLDER PROPOSALS......................................................................................          57
OTHER MATTERS..............................................................................................          57
INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1
FINANCIAL STATEMENTS.......................................................................................         F-2
APPENDIX A. Agreement and Plan of Merger
APPENDIX B. Opinion of Duff & Phelps Capital Markets Co.
APPENDIX C. CRI Mortgage Businesses: Cash Flow Analyses

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION APPEARING, OR INCORPORATED BY REFERENCE, IN THIS PROXY STATEMENT AND THE APPENDICES HERETO. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS SET FORTH ELSEWHERE IN THIS PROXY STATEMENT. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE APPENDICES HERETO IN THEIR ENTIRETY.

                              THE SPECIAL MEETING


DATE, PLACE AND TIME                The Special  Meeting of  Stockholders of  CRIIMI MAE  is
                                    scheduled  to be held at 10:00 A.M., local time, on June
                                    21, 1995,  at  the  Hyatt Regency  Bethesda,  One  Metro
                                    Center, Bethesda, Maryland.
PURPOSE                             To  consider and vote upon the Merger Proposal, pursuant
                                    to which the CRI Mortgage Businesses will be merged with
                                    and into  CRIIMI  Managemeant and  related  transactions
                                    will take place.
RECORD DATE                         April 24, 1995.
QUORUM AND VOTE REQUIRED            The  Merger Proposal  is conditioned  on the affirmative
                                    vote of the holders of  a majority of the Common  Shares
                                    voted  at  a  meeting  where  a  quorum  is  present, as
                                    required by  the NYSE.  The presence,  in person  or  by
                                    properly executed proxy, of the holders of a majority of
                                    the  Common Shares  outstanding and entitled  to vote at
                                    the Special Meeting is necessary to constitute a  quorum
                                    at  the Special Meeting. On  the Record Date, 26,888,456
                                    Common Shares were outstanding.

                                    THE MERGER PROPOSAL

RECOMMENDATION OF BOARD             The Special Committee, consisting of all of the  members
                                    of  the  Board who  are  unaffiliated with  CRI  and its
                                    affiliates, believes that  the Merger  Proposal is  fair
                                    to,  and in  the best interests  of, CRIIMI  MAE and the
                                    Public Stockholders. The  Special Committee  unanimously
                                    recommended  the Merger  Proposal to  the Board  and the
                                    Board  unanimously  (with  the  Principals   abstaining)
                                    approved  the  Merger Proposal  and recommends  that the
                                    stockholders approve the Merger Proposal.
BENEFITS FROM THE MERGER PROPOSAL   As a result of the consummation of the Merger  Proposal,
                                    CRIIMI    MAE   will   become    a   fully   integrated,
                                    self-administered  and  self-managed  mortgage  company,
                                    engaging  in not only its current activities but also in
                                    mortgage advisory, servicing and origination activities.
                                    The Board  believes that  the Merger  Proposal, if  con-
                                    summated,  should  result in  the following  benefits to
                                    CRIIMI MAE and the Public Stockholders:
                                    -  Existing conflicts of interest between CRIIMI MAE and
                                    CRI and its affiliates will be substantially eliminated.
                                    -  CRIIMI MAE will  be more attractive to  institutional
                                    and  other investors, improving  CRIIMI MAE's ability to
                                       raise capital.
                                    -  CRIIMI MAE will acquire the CRI Mortgage  Businesses,
                                       including    investment   advisory,   servicing   and
                                       origination capabilities and the Advisory  Agreement,
                                       other existing advisory

                                       and  servicing agreements, and  certain other assets.
                                       As a  result, CRIIMI  MAE will  expand its  lines  of
                                       business  and  increase its  revenues over  what they
                                       would be without the Merger.
                                    -   CRIIMI MAE  will have  within its  organization  the
                                    proven  expertise  and  substantial  experience  of  the
                                       Principals  and  the  Executive  Officers,  enhancing
                                       CRIIMI  MAE's ability to manage its assets, including
                                       pursuit of  its strategy  of increasing  holdings  of
                                       high-yielding investments, and to expand its lines of
                                       business.
                                    There  can be no assurance, however, that these benefits
                                    will be realized. See "The Merger Proposal."
OPINION OF FINANCIAL ADVISER        On April  20, 1995,  Duff &  Phelps rendered  a  written
                                    opinion  to the Special Committee and the Board that the
                                    Merger Proposal is fair, from a financial point of view,
                                    to  CRIIMI  MAE   and  the   Public  Stockholders   (the
                                    "Opinion").  See "The Merger Proposal -- Opinion of Duff
                                    &  Phelps."  Stockholders  are  urged  to  read  in  its
                                    entirety  the copy of the  Opinion, which sets forth the
                                    assumptions made  and  matters considered,  attached  to
                                    this Proxy Statement as APPENDIX B.
PRINCIPAL FEATURES OF THE MERGER    The  Merger  Proposal,  if consummated,  will  involve a
PROPOSAL                            number of  related transactions  that will  combine  the
                                    businesses  and assets of the CRI Mortgage Businesses in
                                    entities under the control of CRIIMI MAE.
                                    In connection with the Merger, all of the activities  of
                                    the  CRI  Mortgage  Businesses  will  be  transferred or
                                    merged into CRIIMI  Management and  its affiliates.  The
                                    agreements  of the CRI  Mortgage Businesses which relate
                                    to services provided to third parties, affiliates of CRI
                                    and the AIM Funds will  be owned by CRIIMI MAE  Services
                                    Limited  Partnership,  a newly  formed  Maryland limited
                                    partnership (the  "Services Partnership").  CRIIMI  Man-
                                    agement will be the sole general partner of the Services
                                    Partnership,  with an 8% interest, and as such will have
                                    full and complete management  control over the  business
                                    and assets of the Services Partnership. The sole limited
                                    partner   of  the  Services   Partnership,  with  a  92%
                                    interest, will  be CRIIMI  MAE Services,  Inc., a  newly
                                    formed Maryland corporation (the "Services
                                    Corporation").  It is anticipated that substantially all
                                    of the economic  benefits of ownership  of the  Services
                                    Corporation  will inure to the  benefit of CRIIMI MAE by
                                    virtue of  its debt  and equity  interests therein.  See
                                    Note 4 to the table on the following page.
                                    Pursuant  to the Merger Proposal, CRIIMI Management will
                                    employ the persons who  were previously employed by  the
                                    CRI Mortgage Businesses.

    The basic organizational structure of CRIIMI MAE following the consummation of the Merger Proposal will be as shown in the following illustration:

                                [CHART]

(1) The ownership of the outstanding Common Shares before and after the Merger is as follows:


                                                                                    BEFORE THE    AFTER THE
                                                                                      MERGER       MERGER
                                                                                    -----------  -----------
Principals........................................................................        1.2%        10.0%
Public Stockholders...............................................................       98.8%        90.0%


    These percentages assume the issuance to the Principals of 2,650,838 Common Shares. The percentages do not include 3,000,000 Common Shares issuable upon the exercise of options to be granted to the Principals which vest in five equal annual installments, commencing more than 60 days after the Closing Date. See "The Merger Proposal -- Benefits to the Principals Resulting from the Merger Proposal."

(2) CRIIMI, Inc. is the sole general partner of the AIM Funds.

(3) CRIIMI Management will be the successor by merger to the CRI Mortgage Businesses, exclusive of the agreements of the CRI Mortgage Businesses relating to services provided to third parties, affiliates of CRI and the AIM Funds; these agreements will be owned by the Services Partnership.

(4) CRIIMI MAE will own 100% of the non-voting common stock (which shares are entitled to 95% of the dividends) of the Services Corporation. All of the voting common stock of the Services Corporation (which shares are entitled to 5% of the dividends) will be owned as follows:

    Principals                  50%
    Executive Officers          50%

                                    In  addition,  the  Merger  Proposal  will  involve  the
                                    following transactions:
                                    -   2,761,290  Common  Shares  will  be  issued  to  the
                                    Principals  and  the  Executive Officers,  subject  to a
                                       maximum aggregate market value on the Closing Date of
                                       $22,900,000. The  Common Shares  may not  be sold  or
                                       otherwise  transferred, with  certain exceptions, for
                                       three years.
                                    -  CRIIMI   Management    will   become    liable    for
                                    approximately  $9,100,000  of debt  of the  CRI Mortgage
                                       Businesses.

                                    -  CRIIMI Management  will enter into employment  agree-
                                       ments with the Principals and the Executive Officers,
                                       and  CRIIMI MAE will grant  options for Common Shares
                                       to the Principals and the Executive Officers. See "--
                                       Management of CRIIMI MAE after the Merger."
                                    -   The  Principals  and  the  Executive  Officers  will
                                    purchase  all  of  the  voting  stock  of  the  Services
                                       Corporation, constituting  5%  of  the  total  common
                                       stock  of the  Services Corporation,  for a  total of
                                       $15,000. See "The Merger Proposal -- Benefits to  the
                                       Principals  Resulting  from  the  Merger  Proposal --
                                       Services Corporation Shares."
                                    -  The Principals will enter into deferred  compensation
                                    agreements,  and receive payments thereunder, at no cost
                                       to CRIIMI MAE. See  "The Merger Proposal --  Benefits
                                       to  the Principals Resulting from the Merger Proposal
                                       -- Deferred Compensation."

MANAGEMENT OF CRIIMI MAE AFTER THE  In connection with  the Merger, it  is anticipated  that
MERGER                              all of the employees of the CRI Mortgage Businesses will
                                    be  employed by CRIIMI Management. The current directors
                                    and officers of CRIIMI  MAE will retain their  positions
                                    in  CRIIMI MAE. CRIIMI MAE  anticipates that its current
                                    directors and officers will be elected to  corresponding
                                    positions in CRIIMI Management.

                                    Each  of the  Principals will  enter into  an employment
                                    agreement with  CRIIMI Management  for  a term  of  five
                                    years  with  a  minimum annual  salary  of  $125,000. In
                                    addition,  CRIIMI  MAE  will   grant  options  to   each
                                    Principal  to purchase 1,000,000  Common Shares at $1.50
                                    per share more than the Trading Price and 500,000 Common
                                    Shares at $4.00 per share  more than the Trading  Price.
                                    The options vest in equal installments on the first five
                                    anniversaries  of  the Closing  Date  and expire  on the
                                    eighth anniversary of the Closing Date.

                                    Each  of  these  employment  agreements  provides  that,
                                    following  the Merger and  for at least  six years after
                                    the Closing Date (unless CRIIMI Management breaches  its
                                    obligations under the agreement), the Principal will not
                                    compete  with  CRIIMI  MAE  or  CRIIMI  MAE's affiliated
                                    entities. The  employment agreements  will require  each
                                    Principal  to devote the substantial portion of his time
                                    to the affairs of CRIIMI MAE and CRIIMI MAE's  affiliat-
                                    ed entities, except that each of them may devote time to
                                    his  other existing  business activities;  provided that
                                    the time devoted to such other business activities  does
                                    not  interfere  with the  performance  of his  duties to
                                    CRIIMI MAE and its  affiliated entities. The  employment
                                    agreements  define the phrase  "the substantial portion"
                                    to mean all of the time required to perform the services
                                    necessary  and  appropriate  for  the  conduct  of   the
                                    business of CRIIMI MAE and its affiliated entities.

                                    CRI,  through the Adviser,  will continue to  act as the
                                    adviser   to   CRI   Liquidating   REIT,   Inc.    ("CRI
                                    Liquidating"),  which is expected to be fully liquidated
                                    by 1997 in accordance  with its business plan.  Pursuant
                                    to  the Merger Proposal, the  Adviser will enter into an

                                    arrangement with CRIIMI Management whereby employees  of
                                    CRIIMI Management will perform such advisory function on
                                    behalf of the Adviser and CRIIMI MAE will be reimbursed,
                                    at  cost, for the  services of such  employees. CRI will
                                    continue  to  receive   all  advisory   fees  from   CRI
                                    Liquidating  pursuant to an  existing advisory agreement
                                    between the Adviser and CRI Liquidating. See "The Merger
                                    Proposal --  Certain  Relationships  and  Related  Party
                                    Transactions  -- CRI Liquidating Advisory Agreement" and
                                    "The Merger Proposal -- Risks of the Merger Proposal  to
                                    Stockholders of CRIIMI MAE."

                                    The   Executive  Officers  will  enter  into  three-year
                                    employment agreements and receive options for a total of
                                    180,000 Common  Shares.  See  "The  Merger  Proposal  --
                                    Certain  Relationships and Related Party Transactions --
                                    Employment and Non-Competition Agreements; Options."
RISKS OF THE MERGER PROPOSAL TO     The Merger  Proposal will  result  in certain  risks  to
STOCKHOLDERS OF CRIIMI MAE          CRIIMI  MAE's  stockholders, including  the  exposure of
                                    CRIIMI MAE to risks  associated with mortgage  advisory,
                                    servicing   and  origination  businesses,  the  lack  of
                                    independent appraisals of  the CRI Mortgage  Businesses,
                                    the  influence  of  the Principals  as  senior executive
                                    officers,  directors  and  significant  stockholders  of
                                    CRIIMI  MAE, the potential impact on the price of Common
                                    Shares, certain aspects of the Merger Proposal which may
                                    impose  additional  risks  on  CRIIMI  MAE's   continued
                                    qualification  as  a  REIT  and  conflicts  of  interest
                                    arising in connection  with the  businesses retained  by
                                    the Principals. See "The Merger Proposal -- Risks of the
                                    Merger  Proposal  to  CRIIMI  MAE  and  Stockholders  of
                                    CRIIMI MAE."
BENEFITS OF THE MERGER PROPOSAL TO  The Merger Proposal, if consummated, will result in  the
THE PRINCIPALS                      following benefits to the Principals:
                                    -    ISSUANCE  OF  COMMON  SHARES.  The  Principals will
                                    receive 2,650,838 Common  Shares, subject  to a  maximum
                                       aggregate   market  value  on  the  Closing  Date  of
                                       $21,984,000.
                                    -   LIABILITY FOR  DEBT. CRIIMI  Management will  become
                                    liable pursuant to the Merger for aggregate indebtedness
                                       of  approximately  $9,100,000  of  the  CRI  Mortgage
                                       Businesses,  and   the   Principals,  CRI   and   its
                                       affiliated  entities  will  be  released  from  their
                                       obligations with  respect  to  that  debt.  See  "The
                                       Merger   Proposal  --  Benefits   to  the  Principals
                                       Resulting from the Merger Proposal -- Liabilities for
                                       Debt; Release from Obligation."
                                    -  EMPLOYMENT  AND   NON-COMPETITION   AGREEMENTS;   OP-
                                       TIONS.CRIIMI  Management  will  enter  into five-year
                                       employment agreements  with each  of the  Principals,
                                       with   non-competition   provisions.   Each   of  the
                                       Principals' agreements  will  provide for  a  minimum
                                       annual   salary  of  $125,000.  Each  Principal  will
                                       receive options, which vest in equal installments  on
                                       the  first five anniversaries of the Closing Date, to
                                       purchase 1,500,000 Common Shares. The options  expire
                                       on the eighth anniversary of the Closing Date.

                                    -     SHARES  IN  SERVICES   CORPORATION.  Each  of  the
                                    Principals will  purchase  at  the Closing  25%  of  the
                                       voting  common stock of the Services Corporation. See
                                       "The Merger Proposal  -- Benefits  to the  Principals
                                       Resulting   from  the  Merger  Proposal  --  Services
                                       Corporation  Shares."  (The  balance  of  the  voting
                                       common  stock  of  the Services  Corporation  will be
                                       purchased by  the  Executive Officers.)  All  of  the
                                       shares of voting common stock are entitled to a total
                                       of 5% of the dividends of the Services Corporation.
                                    -  DEFERRED COMPENSATION. The Principals will enter into
                                    deferred  compensation agreements,  and receive payments
                                       thereunder, at no cost to CRIIMI MAE. See "The Merger
                                       Proposal -- Benefits to the Principals Resulting from
                                       the Merger Proposal -- Deferred Compensation."
                                    -    AVOIDANCE  OF   RISK  OF  NONRENEWAL  OF   ADVISORY
                                    AGREEMENT. The Principals will not have to bear the risk
                                       that  the Advisory Agreement will  not be renewed and
                                       the resulting loss  of substantial  income. See  "The
                                       Merger   Proposal  --  Benefits   to  the  Principals
                                       Resulting from the  Merger Proposal  -- Avoidance  of
                                       Risk of Nonrenewal of Advisory Agreement."
                                    See  "The Merger Proposal --  Benefits to the Principals
                                    Resulting from the Merger Proposal."
CONFLICTS OF INTEREST OF CERTAIN    The Principals are the  sole stockholders and  directors
PERSONS IN THE MERGER PROPOSAL      of CRI and the CRI Mortgage Businesses and are directors
                                    and   senior   executive   officers   of   CRIIMI   MAE.
                                    Substantially  all  of  CRIIMI  MAE's  other   executive
                                    officers  are  executive  officers of  CRI  and  the CRI
                                    Mortgage  Businesses.  See   "The  Merger  Proposal   --
                                    Conflicts  of Interest of Certain Persons in the Merger"
                                    and  "--   Certain  Relationships   and  Related   Party
                                    Transactions."
CLOSING DATE OF THE MERGER          If the Merger Proposal is approved by the requisite vote
                                    of  stockholders of CRIIMI MAE  and the other conditions
                                    to the Merger  are satisfied or  waived, it is  expected
                                    that  the Merger will be consummated on or prior to June
                                    30, 1995.
CONDITIONS OF THE MERGER;           The consummation of the  Merger is conditioned upon  the
TERMINATION                         fulfillment or waiver of certain conditions set forth in
                                    the  Merger  Agreement. See  "Description of  the Merger
                                    Agreement  --  Principal  Features  of  the  Merger   --
                                    Conditions  to  Closing."  The Merger  Agreement  may be
                                    terminated by  either CRIIMI  MAE  or the  CRI  Mortgage
                                    Businesses  if the Closing does not occur on or prior to
                                    September  15,  1995.  See  "The  Merger  Agreement   --
                                    Principal  Features  of  the Merger  --  Termination and
                                    Amendment."
CERTAIN FEDERAL INCOME TAX          Consummation of  the  Merger  Proposal  will  not  be  a
CONSEQUENCES                        taxable  event for  federal income tax  purposes for the
                                    stockholders of CRIIMI MAE. See "The Merger Proposal  --
                                    Certain Federal Income Tax Consequences."
ACCOUNTING TREATMENT                The  Merger will be treated as a purchase for accounting
                                    purposes.
NO APPRAISAL RIGHTS                 Under the  Maryland General  Corporation Law  ("Maryland
                                    Law"),  holders of Common Shares will not be entitled to
                                    rights of appraisal in connection with the Merger.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, the stockholders of CRIIMI MAE will be asked: (1) to consider and vote upon the Merger Proposal and (2) to transact such other business relating to the purposes for which the Special Meeting was called, or ancillary to the conduct thereof, as may properly come before the Special Meeting.

    The Board unanimously (with the Principals abstaining) approved the Merger Proposal and recommends a vote FOR approval of the Merger Proposal by the stockholders of CRIIMI MAE. See "The Merger Proposal -- Recommendation of the Board and Reasons for the Merger."

RECORD DATE; VOTING AT THE MEETING


    On the Record Date, April 24, 1995, there were 26,888,456 Common Shares outstanding. Each holder of record of Common Shares on the Record Date is entitled to cast one vote per Common Share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of the stockholders at the Special Meeting.


    The Merger Proposal is conditioned on, among other things, the affirmative vote of the holders of a majority of the Common Shares voted at a meeting where a quorum is present. The presence, in person or by properly executed proxy, of the holders of a majority of the Common Shares outstanding is necessary to constitute a quorum at the Special Meeting. Abstentions will be treated as Common Shares that are present and entitled to vote for the purpose of determining a quorum. Common Shares not voted by brokers but represented at the Special Meeting will also be counted for the purpose of determining a quorum. See "The Merger Proposal -- Conflicts of Interest of Certain Persons in the Merger."


    As of the Record Date, the Principals beneficially owned 318,594 Common Shares (representing approximately 1.2% of the Common Shares outstanding on the Record Date). Pursuant to the Merger Agreement, the Principals have agreed to vote the Common Shares which they beneficially own in favor of the Merger
Proposal at the Special Meeting. It is anticipated that the Common Shares beneficially owned and entitled to be voted by the officers and directors of CRIIMI MAE (other than the Principals) also will be voted in favor of the Merger Proposal. As of the Record Date, the officers and directors of CRIIMI MAE (other than the Principals) beneficially owned 48,801 Common Shares (representing approximately 0.2% of the Common Shares outstanding on the Record Date). See "The Merger Proposal -- Conflicts of Interest of Certain Persons in the Merger" and "Description of the Merger Agreement -- Principal Features of the Merger -- Additional Agreements."


PROXIES

    This Proxy Statement is being furnished to stockholders of CRIIMI MAE in connection with the solicitation of proxies by and on behalf of the Board for use at the Special Meeting. All Common Shares that are entitled to vote and are represented at the Special Meeting by properly executed proxies received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. IN THE ABSENCE OF CONTRARY INSTRUCTIONS, SUCH COMMON SHARES WILL BE VOTED FOR THE APPROVAL OF THE MERGER PROPOSAL.

    Any proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by the execution of a proxy card signed at a later date or by the giving of written notice of revocation to the Secretary of CRIIMI MAE. Furthermore, a stockholder giving a proxy may revoke such proxy by attending the Special Meeting and voting his or her Common Shares in person. However, a revocation during the Special Meeting will not affect any vote previously taken.

    All expenses of this solicitation will be borne by CRIIMI MAE. CRIIMI MAE will request banks, brokers and other persons holding Common Shares beneficially owned by others to send proxy materials to the beneficial owners and to secure their voting instructions, if any. CRIIMI MAE will reimburse such persons for their expenses in so doing. In addition to solicitation by mail, officers and regular employees of CRIIMI MAE may, without extra remuneration, solicit proxies personally, by telephone or by telegram from some stockholders, if such proxies are not promptly received. CRIIMI MAE also expects to retain MacKenzie Partners, Inc., a proxy soliciting firm, to assist in the solicitation of such proxies at a cost which will not exceed $7,500 plus reasonable expenses.

                                DIVIDEND POLICY

    CRIIMI MAE has paid consecutive quarterly dividends since its inception. In order to retain its status as a REIT, CRIIMI MAE is generally required to distribute to its stockholders at least 95% of its taxable income. Quarterly dividends for 1993 and 1994 were as follows:

                                                              DIVIDENDS PAID
                                                           --------------------
QUARTER ENDED:                                               1993       1994
- ---------------------------------------------------------  ---------  ---------
March 31.................................................  $    0.28  $    0.29
June 30..................................................       0.28       0.29
September 30.............................................       0.28       0.29
December 31..............................................       0.28       0.29
                                                           ---------  ---------
    Total................................................  $    1.12  $    1.16

    For each of the years 1990 through 1994, CRIIMI MAE's dividend setting policy was to pay quarterly dividends to stockholders, primarily based on each year's projected tax basis earnings. Total dividends per share as a percentage of tax basis income per share was approximately 98%, 99%, 101%, 98%, and 99%, respectively, for 1990, 1991, 1992, 1993 and 1994. CRIIMI MAE does not expect to change its dividend setting policy as a result of the Merger Proposal.


    CRIIMI MAE's current dividend policy, like its past policy, is to pay quarterly dividends to its stockholders, based on projected tax basis earnings. On March 31, 1995, CRIIMI MAE paid a first quarter 1995 dividend of 22.5 cents per share, which was primarily based on total projected tax basis earnings for 1995 and on CRIIMI MAE's intention to distribute substantially all of such earnings in 1995. This anticipated dividend level for 1995 of 90 cents per share includes assumptions regarding interest rates, the amount and timing of additional investments in subordinated securities, and other factors.


    CRIIMI MAE believes that its estimate of pro forma tax basis income per share before the Merger and after the Merger, as adjusted, constitutes a reasonable basis for establishing the accretion per share of the Merger Proposal because tax basis income is its primary basis for paying dividends to stockholders. CRIIMI MAE believes the Merger Proposal is not dilutive, except as described below, and should be accretive to its stockholders because the increase in the revenue streams from the CRI Mortgage Businesses and the reduction in CRIIMI MAE's annual expenses, as a result of the termination of the Advisory Agreement, result in additional tax basis income, on a per share, pro forma basis.


    As reflected on page F-4, the reduction in pro forma financial statement net income per share for 1994 of $0.07 as compared to CRIIMI MAE's historical net income per share is primarily the result of non-cash expenses arising from the amortization of acquired assets from the Merger Proposal. The majority of these expenses are not deductible for income tax purposes and are added back to determine tax basis income per share.


    The table below adjusts pro forma tax basis income before the Merger and after the Merger for the year ended December 31, 1994 based on mortgage investments on its balance sheet as of December 31, 1994, as annualized, for the adjustments discussed below. This analysis is not intended to represent pro forma tax basis income per share in accordance with generally accepted accounting principles. Actual results of CRIIMI MAE are impacted by a variety of factors such as economic conditions, interest rate changes and changes to its business, such as acquisitions and dispositions of mortgage investments, and may vary substantially from the analysis below.


ADJUSTED PRO FORMA ACCRETION TO TAX BASIS INCOME PER SHARE


    The following table illustrates a comparison between CRIIMI MAE's pro forma results from operations on a tax basis before the Merger and after the Merger as presented on page F-12 of the unaudited pro forma financial statements to illustrate the impact of annualizing revenues and expenses based on assets and liabilities as of December 31, 1994 to demonstrate the accretion to tax basis income per share from the Merger Proposal.



                                                                                  YEAR ENDED DECEMBER 31, 1994
                                                                               ----------------------------------
                                                                                PRO FORMA TAX     PRO FORMA TAX
                                                                                 BASIS INCOME      BASIS INCOME
                                                                                BEFORE MERGER      AFTER MERGER
                                                                               ----------------  ----------------
Tax Basis Income.............................................................  $  29,606,423(1)   $   33,829,065
Adjustments for impact of annualization:
(2) Increase in mortgage income
   (CRIIMI MAE)..............................................................      4,728,375           4,728,375
(3) Decrease in mortgage income
   (CRI Liquidating).........................................................     (1,797,109)         (1,797,109)
(4) Increase in income from subordinated securities..........................      4,687,904           4,687,904
(5) Increase in interest expense.............................................    (10,682,904)        (10,682,904)
(6) Increase in annual fees..................................................       (426,068)           --
(7) Decrease in servicing fees...............................................         --                (141,091)
                                                                               ----------------  ----------------
    Tax Basis Income, As Adjusted............................................  $  26,116,621      $   30,624,240
                                                                               ----------------  ----------------
                                                                               ----------------  ----------------
(8) Weighted Average Shares Outstanding for Tax Purposes.....................     25,725,979          28,487,269
                                                                               ----------------  ----------------
                                                                               ----------------  ----------------
Tax Basis Income per Share, As Adjusted......................................  $       1.015      $        1.075
                                                                               ----------------  ----------------
                                                                               ----------------  ----------------
ACCRETION ON AN ADJUSTED PRO FORMA BASIS, PER SHARE FOR THE YEAR ENDED
 12/31/94....................................................................                     $         .060
                                                                                                 ----------------

- ------------------------
(1) Based on actual tax basis income for the year ended December 31, 1994 as shown in CRIIMI MAE's Form 10-K for the related period.
(2) Represents the adjustment to mortgage income to reflect the interest income that would be earned for a year from CRIIMI MAE's mortgage investments, with an original purchase price of approximately $709 million as of December 31, 1994, as if those investments were made as of January 1, 1994, as compared to the actual mortgage income for the year ended December 31, 1994.
(3) Represents the adjustment to mortgage income to reflect the interest income that would be earned for a year from CRI Liquidating's mortgage investments, with an original purchase price of approximately $167 million as of December 31, 1994, as if those investments were made as of January 1, 1994, as compared to the actual mortgage income for the year ended December 31, 1994. The amounts shown represent CRIIMI MAE's interest in CRI Liquidating's mortgage income, net of minority interest.
(4) Represents the adjustment to reflect the income from investments in subordinated securities that would be earned for a year from CRIIMI MAE's investment in subordinated securities with an original purchase price of approximately $39 million as of December 31, 1994, as if those investments were made as of January 1, 1994 as compared to the actual income from subordinated securities, for the year ended December 31, 1994.
(5) Represents the interest expense that would have been incurred to fund the mortgage investments referred to in (2) and (4) above for a year based on actual debt outstanding as of December 31, 1994 as compared to the actual interest expense for the year ended December 31, 1994. The calculation assumes a weighted average cost of borrowing of 7.00%, reset at current (April 20, 1995) rates.
(6) Represents the additional annual fees that CRIIMI MAE would have incurred had the existing mortgage investments referred to in (2) and (4) above been in place for the full year as compared to the actual annual fee incurred for the year ended December 31, 1994. The fee is assumed at 40 basis points per annum of the average investment balance. This is not an adjustment in the pro forma after Merger column since the annual fee would not be paid if CRIIMI MAE was self-administered.
(7) Reflects the decrease in servicing fee income that would be earned for a year from contracts in place as of December 31, 1994 as compared to the actual servicing fee income for the year ended December 31, 1994.
(8) Reflects all shares issued and outstanding as of December 31, 1994, as if the shares were outstanding all year. The shares after the Merger include an assumed 2,761,290 shares issued in connection with the Merger.

                            SELECTED FINANCIAL DATA

    The following historical selected financial data have been derived from and should be read in conjunction with the consolidated historical financial statements of CRIIMI MAE incorporated by reference in this Proxy Statement.

    The selected balance sheet data at December 31, 1994 and the selected income statement data for the year ended December 31, 1994 have been adjusted to reflect the impact of the Merger Proposal, as if all transactions had occurred, for purposes of the balance sheet data, on December 31, 1994 and, for purposes of the income statement data, on January 1, 1994 and, accordingly, are included from the beginning of all periods shown. This data should be read in conjunction with the "Unaudited Pro Forma Financial Information" and the related notes thereto. This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Merger had been effected on the dates indicated or of the results which may be obtained in the future.

            SELECTED PRO FORMA AND HISTORICAL FINANCIAL INFORMATION

                                                                                   FOR THE YEAR ENDED DECEMBER
                                                                                            31, 1994
                                                                                   ---------------------------
                                                                                    CRIIMI MAE     CRIIMI MAE
                                                                                    HISTORICAL     PRO FORMA
                                                                                   ------------   ------------
                                                                                                  (UNAUDITED)
TAX BASIS ACCOUNTING
Tax basis income................................................................   $ 29,606,423   $ 33,829,065
                                                                                   ------------   ------------
                                                                                   ------------   ------------
Tax basis income per share......................................................      $1.17          $1.21
                                                                                   ------------   ------------
                                                                                   ------------   ------------
Weighted average shares outstanding.............................................     25,309,560     28,070,850
                                                                                   ------------   ------------
                                                                                   ------------   ------------
ACCOUNTING UNDER GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
Total revenue...................................................................   $ 71,441,800   $ 73,199,268
Total expenses..................................................................     46,727,888     47,506,325
                                                                                   ------------   ------------
Income before mortgage dispositions and minority interest.......................     24,713,912     25,692,943
Net gain on mortgage dispositions...............................................     12,999,308     12,999,308
Minority interest...............................................................    (11,703,101)   (11,703,101)
                                                                                   ------------   ------------
Net income......................................................................   $ 26,010,119   $ 26,989,150
                                                                                   ------------   ------------
                                                                                   ------------   ------------
Net income per share............................................................      $1.07          $1.00
                                                                                   ------------   ------------
                                                                                   ------------   ------------
Weighted average shares outstanding.............................................     24,249,403     27,010,693
                                                                                   ------------   ------------


                                                                                     AS OF DECEMBER 31, 1994
                                                                                   ---------------------------
                                                                                    HISTORICAL     PRO FORMA
                                                                                   ------------   ------------
                                                                                                  (UNAUDITED)
BALANCE SHEET DATA
Investment in mortgages.........................................................   $857,589,329   $857,589,329
Total assets....................................................................    955,050,001    990,309,808
Total liabilities...............................................................    635,390,896    649,493,079
Minority interest...............................................................     69,617,184     69,617,184
Net book value..................................................................   $250,041,921   $271,199,545
Net book value per share........................................................      $9.72          $9.52
Tangible net book value.........................................................   $235,603,089   $223,439,889
Tangible net book value per share...............................................      $9.16          $7.84

                              THE MERGER PROPOSAL

RECOMMENDATION OF THE BOARD

    THE BOARD (WITH THE PRINCIPALS ABSTAINING) HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL HAVING DETERMINED THAT THE MERGER PROPOSAL IS FAIR TO AND IN THE BEST INTERESTS OF CRIIMI MAE AND THE PUBLIC STOCKHOLDERS. THE BOARD (WITH THE PRINCIPALS ABSTAINING) UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE MERGER PROPOSAL.

BENEFITS FROM THE MERGER PROPOSAL

    As a result of the consummation of the Merger Proposal, CRIIMI MAE will become a fully integrated, self-administered and self-managed mortgage company, engaging in not only its current activities but also in mortgage advisory, servicing and origination activities.

    The Board believes that the Merger Proposal, if consummated, should result in the following specific benefits to CRIIMI MAE and the Public Stockholders:

    - Existing conflicts of interest between CRIIMI MAE and CRI and its affiliates will be substantially eliminated.

    - CRIIMI MAE will be more attractive to institutional and other investors, improving CRIIMI MAE's ability to raise capital.

    - CRIIMI MAE will acquire the CRI Mortgage Businesses, including investment advisory, servicing and origination capabilities and the Advisory Agreement, other existing advisory and servicing agreements, and certain other assets. As a result, CRIIMI MAE will expand its lines of business and increase its revenues over what they would be without the Merger.

    - CRIIMI MAE will have within its organization the proven expertise and substantial experience of the Principals and the Executive Officers, enhancing CRIIMI MAE's ability to manage its assets, including pursuit of its strategy of increasing holdings of higher yielding investments, and to expand its lines of business.

    There can be no assurance, however, that these benefits, each of which is discussed in the paragraphs that follow, will be realized.

    As an externally-managed REIT, CRIIMI MAE may have interests that are different from those of the Adviser, an affiliate of CRI. Though at the time CRIIMI MAE was formed external management of REITs was common, external management is no longer prevalent because of perceived conflicts. Some persons in the investment community involved with REITs believe that, notwithstanding an adviser's fiduciary obligations, an adviser which is paid primarily on the basis of assets invested would seek to increase those assets without emphasizing the profitability of the client. Thus, there is a belief that it is preferable to more closely align the interests of advisers and their REIT clients. Under the Merger Proposal, fees formerly based in part on assets invested will be replaced by the Principals' interests as stockholders of CRIIMI MAE, aligned with the interests of the Public Stockholders. The Board and the Special Committee believe that the Merger Proposal is the preferable alternative for reducing conflicts of interest. See "-- Considerations and Events Leading to the Merger" and "-- Alternatives to the Merger Proposal."


    Merrill Lynch, CRIIMI MAE's financial adviser with respect to the Merger Proposal, advised CRIIMI MAE that self-administered and self-managed REITs are generally more attractive to institutional and other investors than externally advised REITs and have recently traded at higher multiples than have externally advised REITs. Merrill Lynch and Duff & Phelps suggested that self-administered and self-managed REITs generally have had greater access to sources of equity capital than other REITs. Though it is not possible to quantify the benefit, the Board and the Special Committee believe that the consummation of the Merger Proposal will improve CRIIMI MAE's ability to raise capital. See "-- Considerations and Events Leading to the Merger."

    The CRI Mortgage Businesses have been involved in mortgage origination, underwriting, investment and related activities for 20 years. CRIIMI MAE does not now have any ownership interest in the CRI Mortgage Businesses. If the Merger Proposal is consummated, CRIIMI MAE and its affiliates will obtain contracts for rendering mortgage investment advice and providing loan servicing, business activities in which it did not previously engage. Also, CRIIMI MAE and its affiliates will employ the 33 people who were employees of the CRI Mortgage Businesses, thus providing the necessary expertise for CRIIMI MAE and its affiliates to perform and expand these activities. See "-- Considerations and Events Leading to the Merger" and "-- Opinion of Duff & Phelps -- Description of Analyses -- Pro Forma Merger Analysis."

    Under the Merger Proposal, CRIIMI MAE will have employment and non-competition agreements with the Principals and the Executive Officers. See "-- Benefits to the Principals Resulting from the Merger Proposal -- Employment and Non-Competition Agreements; Options" and "-- Certain Relationships and Related Party Transactions -- Employment and Non-Competition Agreements; Options." The Principals and Executive Officers are not currently subject to employment agreements with CRIIMI MAE. The Board believes that retaining the services of the Principals and the Executive Officers, who have expertise in management of both insured and uninsured mortgage investments, as well as in servicing, origination and related activities, will enhance CRIIMI MAE's ability to achieve its business objectives. The Special Committee considered and rejected alternatives to the Merger Proposal as discussed under "-- Alternatives to the Merger Proposal." See "-- Considerations and Events Leading to the Merger."

    Stockholders should carefully consider each of these factors and should also carefully consider the pro forma financial information presented under "Unaudited Pro Forma Financial Information" and "Dividend Policy" and the potential risks of the Merger Proposal to the stockholders discussed under " -- Risks of the Merger Proposal to Stockholders of CRIIMI MAE." The Merger Proposal will also result in certain benefits that will inure primarily to the Principals. See "-- Benefits of the Merger Proposal to the Principals." For background to the Merger Proposal, see "-- Considerations and Events Leading to the Merger."

INCOME EARNED BY CRI MORTGAGE BUSINESSES


    Since CRIIMI MAE's formation in 1989, CRIIMI MAE's portfolio and day-to-day operations have been managed by the Adviser, which is an affiliate of CRI, pursuant to the Advisory Agreement, which has been periodically amended and renewed. The current Advisory Agreement between CRIIMI MAE and the Adviser expires on November 21, 1995. The Advisory Agreement, absent a notice of termination or non-renewal, is automatically renewed for successive three-year terms, and may be terminated solely for cause (as defined in the Advisory Agreement) by CRIIMI MAE or the Adviser. If CRIIMI MAE terminates the Advisory Agreement other than for cause, or if the Adviser terminates the Advisory Agreement for cause, in addition to compensation otherwise due, CRIIMI MAE would be required to pay the Adviser a sum equal to the annual fee payable for the previous fiscal year. If the Advisory Agreement is not renewed, no termination fee is payable. After the Merger, CRIIMI MAE will no longer be obligated to make payments under the Advisory Agreement. See "The Merger Proposal -- Opinion of Duff & Phelps -- The Opinion -- Description of Analyses."


    The CRI Mortgage Businesses receive annual fees for managing CRIIMI MAE's portfolio, including a base component equal to a percentage of average invested assets. In addition, CRIIMI MAE pays incentive fees, if certain performance goals are met, and mortgage selection fees. For the year ended December 31, 1993, CRIIMI MAE paid the Adviser annual fees, incentive fees and mortgage selection fees of $1,266,494, $213,972 and $2,416,253, respectively. For the year ended December 31, 1994, CRIIMI MAE paid the Adviser annual fees, incentive fees and mortgage selection fees of $2,567,101, $497,675 and $1,570,415, respectively. In addition, for the fiscal years ended December 31, 1993 and 1994, CRIIMI MAE reimbursed the Adviser $707,110 and $1,524,440, respectively, for general and administrative expenses incurred. These general and administrative expenses, after the Merger, will be incurred directly by CRIIMI MAE.

    Payments earned by the CRI Mortgage Businesses for performing substantially all of the management activities for the AIM Funds will be earned, after the Merger, by CRIIMI MAE and its affiliates. The AIM Funds own mortgage investments which are substantially similar to those owned by CRIIMI MAE. For the years ended December 31, 1993 and 1994, such payments to the CRI Mortgage Businesses amounted to $2,063,476 and $2,008,316, respectively, before deduction of guaranty payments. See "-- Benefits to the Principals Resulting from the Merger Proposal -- Liability for Debt; Release from Obligation."


    In addition, servicing fees, consulting fees and other income earned by CRICO Mortgage from third parties and affiliates will be earned after the Merger by the Services Partnership. For the years ended December 31, 1993 and 1994, such payments amounted to $761,190 and $978,590, respectively.


CONSIDERATIONS AND EVENTS LEADING TO THE MERGER

    In recent years the number of REITs formed and the average size of REITs have grown dramatically. Institutional investors, including mutual funds and pension funds, have contributed to this growth. These investors often prefer
REITs that are self-administered and self-managed, with an experienced management team. The Board believes that self-administered and self-managed REITs are preferred by institutional and other investors to externally-advised REITs having otherwise similar characteristics and that therefore self-administered and self-managed REITs have greater access to equity capital. In reaching this conclusion, the Board considered, among other things, statistical analyses compiled by CRIIMI MAE's financial adviser, Merrill Lynch, which compared the trading patterns of self-administered and self-managed REITs and suggested that self-administered and self-managed REITs have had greater access to sources of equity capital than externally-advised REITs, and demonstrated that shares of self-administered and self-managed REITs have traded at a higher multiple to funds from operations than have externally-advised REITs. The Board was also aware that CRIIMI MAE had received similar input from institutional investors and other equity market participants to the same effect, in connection with CRIIMI MAE's public underwritten offering of Common Shares in March 1994 and subsequent shelf-offerings of Common Shares.

    The Board believes that CRIIMI MAE's best opportunities for growth are in expansion of its lines of business and diversification of its investments. Accordingly, the Board decided not only to consider becoming a self-managed and self-administered REIT, but also to consider acquiring the CRI Mortgage Businesses. Investments in government insured multifamily mortgages and government insured or guaranteed multifamily construction loans will continue to constitute the majority of CRIIMI MAE's total consolidated asset base. However, the Board previously adopted a policy which permits CRIIMI MAE to invest up to 20% of its total consolidated assets in uninsured investments, such as investments in higher yielding, higher risk subordinated securities. CRIIMI MAE expects that investments in subordinated securities will represent a major component of CRIIMI MAE's new business activity during the foreseeable future because, in the current investment climate, such subordinated securities represent an attractive investment opportunity. As of December 31, 1994, CRIIMI MAE owned five tranches of subordinated securities (two BB-rated tranches, two B-rated tranches and one unrated tranche), which were purchased for a total of approximately $38,800,000 and have an aggregate face value of approximately $54,000,000.

    The subordinated securities are generally issued by REMICs and are collateralized by multifamily and other commercial mortgages. While the risk of investments in subordinated securities is greater than in insured mortgage investments, thorough due diligence and close monitoring of the performance of the underlying mortgages can help reduce this risk. In addition, the risk of substantial yield fluctuations resulting from unpredictable interest rate changes can be reduced by investing in subordinated securities where the underlying mortgages have substantial lockout periods and prepayment penalties. CRIIMI MAE also believes that the ability to understand and deal with the performance of the properties which secure the underlying mortgages is necessary to effectively manage these investments, and believes that the CRI Mortgage Businesses have such capability as a result of their experience in loan underwriting, origination and servicing. The Board believes that the acquisition of the CRI Mortgage Businesses will enable CRIIMI MAE to internalize these capabilities, which CRIIMI MAE believes will become increasingly important to the achievement of its investment objectives. Also, as a result of this acquisition, CRIIMI MAE anticipates that the mortgage servicing business, and the fees associated with such business, will increase as its investments in subordinated securities increase. Thus, the Merger Proposal is consistent with the Board's previously adopted change in CRIIMI MAE's investment policies.

    In June 1994, Mr. Dockser consulted with Merrill Lynch about the possibility of CRIIMI MAE's becoming a self-administered and self-managed REIT. On September 29, 1994, the Board met and heard a presentation from the Principals concerning CRIIMI MAE's becoming self-administered and self-managed through the acquisition of the mortgage investment, advisory, servicing and originating businesses of the CRI Mortgage Businesses in exchange for Common Shares and other consideration (the "September 29 Proposal"). Merrill Lynch participated in such presentation. The Board at that meeting authorized the formation of the Special Committee, consisting of the three unaffiliated members of the Board, Messrs. Carlson, Dunnells and Tardio, to consider whether, and on what basis, CRIIMI MAE should become self-administered and self-managed, including consideration of the September 29 Proposal. The Board engaged Merrill Lynch to act as CRIIMI MAE's financial adviser in connection with the proposed transactions, and authorized the Special Committee to retain a separate financial institution to be selected by the Special Committee to advise it with respect to the September 29 Proposal and to render an opinion concerning the fairness of any proposed transaction to CRIIMI MAE and the Public Stockholders from a financial point of view.

    Under the September 29 Proposal, CRIIMI MAE would acquire the CRI Mortgage Businesses in exchange for the issuance to the Principals of a maximum of 3,200,000 Common Shares with a maximum aggregate market value at the time of issuance of $32,000,000 and contingent shares having an aggregate market value at the time of issuance of $8,500,000. In addition, CRIIMI Management would have assumed debt of the CRI Mortgage Businesses in the aggregate amount of approximately $8,000,000. The Special Committee agreed to consider the Principals' proposal and engaged Duff & Phelps to act as its financial adviser with a view to expressing an opinion as to whether the proposal was fair, from a financial point of view, to CRIIMI MAE and the Public Stockholders. The Special Committee also engaged separate counsel, Shaw, Pittman, Potts & Trowbridge, to advise the Special Committee with respect to its deliberations.


    The Special Committee was free to consider the September 29 Proposal and any alternatives without limitation. In this regard, with the assistance of Duff & Phelps and the participation of Merrill Lynch on behalf of CRIIMI MAE, the Special Committee considered (1) the continued operation of CRIIMI MAE with the services of the Adviser being provided under the existing Advisory Agreement (and renewals thereof), (2) the replacement of CRI and its affiliates with an alternative external advisory company, (3) the employment by CRIIMI MAE of persons other than the Principals and the Executive Officers, (4) the September 29 Proposal, and (5) whether CRIIMI MAE should acquire all of the assets of and types of businesses operated by the CRI Mortgage Businesses. As discussed more fully below, after considering all of the factors it deemed relevant and after discussions with Duff & Phelps and Merrill Lynch, the Special Committee concluded that consummation of the Merger Proposal will better serve the interests of CRIIMI MAE and the Public Stockholders than any of these alternatives. See "The Merger Proposal -- Alternatives to the Merger Proposal." The Special Committee believes that the Merger Proposal, which, if consummated, will result in CRIIMI MAE becoming self-administered and self-managed, should substantially eliminate existing conflicts between CRIIMI MAE and CRI and its affiliates and make CRIIMI MAE more attractive to institutional and other investors, improving CRIIMI MAE's ability to raise capital. The Special Committee also believes that it is important to retain the expertise and experience of the Principals and Executive Officers in connection with CRIIMI MAE's becoming self-administered and self-managed, whose services have been principally responsible for the success of CRIIMI MAE. Moreover, the Special Committee believes that these individuals are particularly important to CRIIMI MAE pursuing its strategy of increasing its holdings of higher-yielding investments. After discussions with Duff & Phelps and Merrill Lynch, the Special Committee also concluded that all of the assets and businesses of the CRI Mortgage Businesses proposed to be acquired pursuant to the Merger Proposal were appropriate and advisable for CRIIMI MAE and that their acquisition by CRIIMI MAE would reduce the existing conflicts between CRIIMI MAE and CRI and its affiliates.


    From October 1994 through January 1995, the terms of the proposed transactions, including the number of Common Shares to be issued and the maximum aggregate value of the Common Shares, were negotiated by the Principals and the Special Committee, with the assistance of Merrill Lynch, Duff & Phelps and counsel. On January 3, 1995, the Special Committee and the Principals agreed in principle on the terms of the Merger Proposal. Under the agreement in principle, the number of Common Shares to be issued in the Merger Proposal is $21,400,000 divided by the aggregate average of the high and low sale prices of the Common Shares during the ten trading days preceding the execution of the Merger Agreement; provided that in no event shall (1) the aggregate market value of the Common Shares issued at the Closing exceed $22,900,000 and (2) the number of the Common Shares to be issued at the Closing exceed 2,761,290 ($21,400,000 divided by $7.75 per share). As part of the negotiations, the Principals requested, and the Special Committee agreed, that CRIIMI Management would assume debt of the CRI Mortgage Businesses in the aggregate amount of $9,100,000. The Merger Proposal also provides for options to purchase an aggregate of 3,000,000 Common Shares to be issued to the Principals, which the Special Committee believes better align the interests of the Principals and CRIIMI MAE than the contingent share feature of the September 29 Proposal. To enhance CRIIMI MAE's ability to retain the services of the Executive Officers, at the request of the Special Committee, the Merger Proposal provides for a total of 110,452 Common Shares and options to purchase 180,000 Common Shares to be issued directly to the Executive Officers for services rendered in connection with the Merger. Relying on consultations with Duff & Phelps, the Special Committee believes that the stock options to be issued to the Principals and the Executive Officers will have, at the time of issuance, an aggregate value not in excess of $1,500,000.


    Thus, under the Merger Proposal the total consideration to be paid by CRIIMI MAE (measured on the day the Merger Agreement was executed) is believed by the Board and the Special Committee to total approximately $30,300,000 (2,761,290 Common Shares with a value of $19,700,000 based on a closing price of $7.125 per share, $9,100,000 of debt assumption, and options which the Board and the Special Committee believe will have, at the time of issuance, a value of approximately $1,500,000). Moreover, as of the date the Merger Proposal is consummated, the value of the Common Shares issued on such date cannot exceed $22,900,000, thereby capping the total value of the consideration paid on such date by CRIIMI MAE at approximately $33,500,000. Based on consultations with Duff & Phelps, the Special Committee believes that the value of the CRI Mortgage Businesses is $34,000,000. See "The Merger Proposal -- Analyses of Duff & Phelps."


    On January 12, 1995 the Special Committee received the preliminary oral opinion of Duff & Phelps that, subject to certain assumptions, the Merger Proposal was fair to CRIIMI MAE and the Public Stockholders from a financial point of view. The Special Committee and the Principals instructed counsel to prepare a draft proxy statement and merger agreement that reflected the terms of the parties' agreement in principle. On February 3, 1995, Duff & Phelps made a presentation to the Special Committee, including certain written materials and its form of Opinion, and gave its view that, subject to final documentation and certain other matters, the Merger Proposal, as set forth in the draft proxy statement and merger agreement, was fair to CRIIMI MAE and the Public Stockholders from a financial point of view. After this presentation, and considering all of the factors it deemed relevant, the Special Committee recommended to the Board, and the Board (with the Principals abstaining) approved, the filing of the draft proxy statement and merger agreement with the Securities and Exchange Commission (the "SEC").

    In connection with its consideration of the Merger Proposal and alternatives to the Merger Proposal, the Special Committee did not seek an independent appraisal of the assets and liabilities of the CRI Mortgage Businesses because the Special Committee believes that it received sufficient financial advice and consultation from Duff & Phelps and had taken into account the views of Merrill Lynch on behalf of CRIIMI MAE, and that, as a result, such an appraisal was not necessary. As discussed more fully below, the Special Committee believes that the value of the CRI Mortgage Businesses to CRIIMI MAE will exceed the value of the Common Shares and other consideration to be paid by CRIIMI MAE pursuant to the Merger Proposal at the time of the consummation of the Merger based on consultations with Duff & Phelps, a review of Duff & Phelps' Opinion and the supporting materials and the limits in the Merger Proposal on the Common Shares to be paid by CRIIMI MAE at the time of the consummation of the Merger in the event of changes in the price of such Common Shares prior to such consummation. As noted below, Duff & Phelps has provided the Special Committee with its Opinion that the Merger Proposal is fair to CRIIMI MAE and the Public Stockholders from a financial point of view. See "-- Opinion of Duff & Phelps." Duff & Phelps also provided the Special Committee with its view as to the values of the principal lines of business and assets of the CRI Mortgage Businesses, which were used by the Special Committee in assessing alternatives to the Merger Proposal and in determining whether CRIIMI MAE should acquire all of the assets of and businesses operated by the CRI Mortgage Businesses. See "-- Alternatives to the Merger Proposal." Finally, to ensure that changes in the price of Common Shares before the consummation of the Merger would not result in too many Common Shares, or Common Shares with too great a value, being issued by CRIIMI MAE, the Merger Proposal is structured to limit the Common Shares issued by CRIIMI MAE at the time the Merger is consummated to a value of not more than $22,900,000 and a number not to exceed 2,761,290.

    As discussed below, although other persons could operate CRIIMI MAE, the Special Committee believes that CRIIMI MAE should retain the expertise and experience of the Principals to build and expand CRIIMI MAE's business. See "-- Alternatives to the Merger Proposal" and "-- Value of Principals to CRIIMI MAE." The services of the Principals will be secured for CRIIMI MAE and its affiliates primarily by virtue of the employment and non-competition agreements that each Principal will execute in connection with the Merger Proposal. See "Benefits to Principals Resulting from the Merger Proposal -- Employment and Non-Competition Agreements; Options." The Principals' services to CRIIMI MAE were not valued separately from the overall valuation of the CRI Mortgage Businesses by Duff & Phelps or the Special Committee, nor was special consideration given to the possibility that CRIIMI MAE could lose the services of a Principal due to death or disability. However, if the Merger Proposal is consummated, the Principals will have a significant ownership interest in CRIIMI MAE, in the form of Common Shares and options to acquire Common Shares that vest over a five year period and may be exercised over an eight year period. The Special Committee believes that the restrictions on the Principals' dispositions of the Common Shares to be received in the Merger, as well as the terms of the employment and non-competition agreements and the vesting schedule for the options, are substantial evidence of, and incentives for, the Principals' long-term commitment to CRIIMI MAE. However, see "-- Risks of the Merger Proposal to CRIIMI MAE and Stockholders of CRIIMI MAE -- Expenses of Obtaining Additional Management" and "-- Dependence on the Principals."

ALTERNATIVES TO THE MERGER PROPOSAL

    The Special Committee was free to consider the Merger Proposal and variations thereof and alternatives thereto without limitation. In this regard, with the assistance of Duff & Phelps and the participation of Merrill Lynch, the Special Committee considered at various times (1) the continued operation of CRIIMI MAE with the services of the Adviser being provided under the existing Advisory Agreement (and renewals thereof), (2) the replacement of CRI and its affiliates with an alternative external advisory company, (3) the employment by CRIIMI MAE of persons other than the Principals, (4) the September 29 Proposal, and (5) whether CRIIMI MAE should acquire all of the assets of and types of businesses operated by the CRI Mortgage Businesses. As discussed more fully below, after considering all of the factors it deemed relevant, including the views of Merrill Lynch, and after consultation with Duff & Phelps, the Special Committee concluded that consummation of the Merger Proposal will better serve the interests of CRIIMI MAE and the Public Stockholders than any of these alternatives.


    The Special Committee believes that continuing to operate CRIIMI MAE with the services of the Adviser under the existing Advisory Agreement (and renewals thereof), which would not result in CRIIMI MAE becoming a self-administered and self-managed REIT, would not resolve the existing conflicts of interest between CRIIMI MAE and CRI and its affiliates. As indicated under "-- Benefits from the Merger Proposal," some persons in the investment community involved with REITs believe that an adviser paid primarily on the basis of assets invested would seek to increase those assets without emphasizing the profitability of the client. This perception would apply to the Adviser (an affiliate of CRI) and CRIIMI MAE. In addition, this approach would not make CRIIMI MAE more attractive to institutional and other investors, or improve CRIIMI MAE's ability to raise capital. Furthermore, the Special Committee believes that as CRIIMI MAE continues to increase its holdings of subordinated securities the costs of purchasing the services required thereby would likely increase. Based on all of the above, on consultation with Duff & Phelps and the views of Merrill Lynch, the Special Committee did not believe that continuing to operate CRIIMI MAE under the existing Advisory Agreement (and renewals thereof) was better for CRIIMI MAE and the Public Stockholders than the Merger Proposal.

    The Special Committee also considered the option of replacing CRI and its affiliates with an alternative external advisory company. The Special Committee believes that this alternative, which would not result in CRIIMI MAE becoming a self-administered and self-managed REIT, would likely result in new conflicts of interest between CRIIMI MAE and the new outside adviser, and would not enhance CRIIMI MAE's access to capital markets. Moreover, this alternative would not result in CRIIMI MAE retaining the expertise and experience of the Principals and Executive Officers, who the Special Committee believes have been principally responsible for the success of CRIIMI MAE and are particularly important to its business objectives, including becoming a fully-integrated mortgage company and diversifying its investments. In addition, the Special Committee considered the possible financial impact and other costs of a transition to another external advisory company and the view of Duff & Phelps that, because the terms of the existing Advisory Agreement were comparable to the contract terms of other third-party mortgage advisory contracts, no significant cost savings would inure to CRIIMI MAE through nonrenewal of the Advisory Agreement and the engagement of a new adviser. Based on the above, on consultation with Duff & Phelps, and taking into account the views of Merrill Lynch, the Special Committee did not pursue this alternative.


    The Special Committee also considered the option of CRIIMI MAE not renewing the Advisory Agreement and directly employing persons other than the Principals to manage CRIIMI MAE. This approach, like the engagement of a new outside advisory company, would not retain the expertise and experience of the Principals. Although other persons could operate CRIIMI MAE, the Special Committee believes that CRIIMI MAE should retain the expertise and experience of the Principals to build and expand CRIIMI MAE's business. In addition, the Special Committee considered the financial costs and other risks of attempting to assemble and develop an in-house management team, including whether such an approach would be viewed credibly by institutional and other investors. Based on all of the above, the terms of the Merger Proposal, consultation with Duff & Phelps, and taking into account the views of Merrill Lynch, the Special
Committee believes that the Merger Proposal better serves the interests of CRIIMI MAE and the Public Stockholders than this approach.

    The Special Committee also considered the terms of the September 29 Proposal. Based on consultations with Duff & Phelps, the Special Committee believes that the terms of the Merger Proposal better align the interests of the Principals and the Executive Officers with CRIIMI MAE's interests and that the Merger Proposal is, from a financial standpoint, more advantageous to CRIIMI MAE and the Public Stockholders than the September 29 Proposal.

    The Special Committee also considered whether CRIIMI MAE should acquire all of the assets of and types of businesses operated by the CRI Mortgage Businesses. In this regard, Duff & Phelps provided the Special Committee with its view as to the values of the principal lines of business and assets of the CRI Mortgage Businesses, and the Special Committee took into account the views expressed by Merrill Lynch that these types of assets and lines of business were appropriate for CRIIMI MAE to acquire and would enhance CRIIMI MAE's ability to generate fee income, and that their acquisition by CRIIMI MAE through the Merger Proposal would substantially reduce the existing conflicts between CRIIMI MAE and CRI and its affiliates. After consultation with Duff & Phelps and taking into consideration the views of Merrill Lynch, the Special Committee considered the option of acquiring a portion of these assets and businesses and concluded that acquiring all of them pursuant to the Merger Proposal would better serve the interests of CRIIMI MAE and the Public Stockholders than acquiring only some of them.

OPINION OF DUFF & PHELPS

    BACKGROUND. The Special Committee retained Duff & Phelps to serve as independent financial adviser to the Special Committee (the "Engagement"). Specifically, Duff & Phelps was retained to advise the Special Committee during negotiations with the Principals regarding the terms of any proposed transaction pursuant to which CRIIMI MAE would become a self-administered and self-managed REIT and to provide the Opinion as to the fairness of any proposed transaction to CRIIMI MAE and the Public Stockholders from a financial point of view. On October 4, 1994, Duff & Phelps was orally advised that it had been selected by the Special Committee to undertake the Engagement. Duff & Phelps then commenced performing its services under the Engagement, which was confirmed by a letter dated October 24, 1994.

    Before Duff & Phelps was retained, there had been no prior relationship between CRIIMI MAE, CRI or its affiliates and Duff & Phelps, except as described below. Arent Fox Kintner Plotkin & Kahn ("Special Counsel"), on behalf of CRIIMI MAE, in connection with a shareholder class action that was settled in September 1993, retained Duff & Phelps to provide an analysis and expert witness testimony relating to the fairness of the merger of the entities in the transaction that resulted in the creation of CRIIMI MAE. In addition, a former affiliate of Duff & Phelps has had discussions with CRICO Mortgage concerning a possible rating of CRICO Mortgage as a qualified mortgage servicer. The Special Committee was aware of these relationships when it retained Duff & Phelps.

    Duff & Phelps, as a part of its business, regularly engages in providing financial advisory services in connection with mergers and acquisitions, leveraged buy-outs, restructurings, private placements, employee benefit plans, and valuations for estate, corporate and other purposes. The Special Committee selected Duff & Phelps as its financial adviser for the Engagement based upon Duff & Phelps' knowledge of the businesses in which CRIIMI MAE and CRI and its affiliates operate, in addition to Duff & Phelps' experience, ability and reputation for providing fairness opinions for a wide variety of corporate transactions.

    Under the terms of the Engagement, CRIIMI MAE is obligated to pay a fee of $175,000 (increased from $100,000 pursuant to a letter dated January 25, 1995) to Duff & Phelps for its services in connection with the Engagement. CRIIMI MAE paid $50,000 of such fee upon execution of the written confirmation of the Engagement, and the $125,000 balance was paid upon delivery of the Opinion. No portion of Duff & Phelps' fee was contingent upon consummation of the Merger Proposal or on the conclusions reached by Duff & Phelps in the Opinion. CRIIMI MAE is also obligated to reimburse Duff & Phelps for out-of- pocket expenses, not to exceed $15,000, and to indemnify Duff & Phelps against certain liabilities relating to services performed by Duff & Phelps.


    THE OPINION. Duff & Phelps met with the Special Committee several times during November and December of 1994 to discuss its preliminary findings. On January 12, 1995, Duff & Phelps expressed to the Special Committee its preliminary oral opinion that, based on the information provided as of that date, and subject to any subsequent changes in the terms of the Merger Proposal and assuming no material changes in the financial condition and outlook for CRIIMI MAE and the CRI Mortgage Businesses prior to the issuance of the Opinion, the Merger Proposal is fair to CRIIMI MAE and the Public Stockholders from a financial point of view. On February 3, 1995, Duff & Phelps made a presentation of its analysis and report to the Special Committee, and subsequently delivered to the Special Committee and the Board the Opinion dated April 20, 1995, to the effect that, as of the date of the Opinion, and based on and subject to certain matters as stated therein, the Merger Proposal is fair to CRIIMI MAE and the Public Stockholders from a financial point of view. The Opinion states that unless Duff & Phelps has withdrawn its Opinion due to subsequent material adverse changes in either market, economic, financial and other conditions or in the business of the CRI Mortgage Businesses, the Opinion will remain effective at the Closing, which is expected to occur on or prior to June 30, 1995.


    The full text of the Opinion, which sets forth the assumptions made and matters considered, is attached hereto as APPENDIX B. CRIIMI MAE stockholders are urged to read the Opinion in its entirety. The Opinion is directed only to the fairness from a financial point of view of the terms of the Merger Proposal with respect to CRIIMI MAE and the Public Stockholders and does not constitute a recommendation to any stockholder of CRIIMI MAE as to how such stockholder should vote his or her Common Shares. Duff & Phelps reviewed the terms of the Merger Proposal, which were determined by negotiation among the Special Committee, Merrill Lynch and the Principals. The summary of the Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Opinion.

    Duff & Phelps was authorized to undertake studies to enable it to render the Opinion, whether favorable or not. No limitations were imposed by CRIIMI MAE or any other party with respect to the scope of the investigation made or procedures followed by Duff & Phelps in rendering the Opinion. In performing its evaluation and rendering the Opinion, Duff & Phelps relied upon the accuracy and completeness of all information provided to it, whether obtained from public or private sources and it did not attempt to independently verify any such information. Duff & Phelps also took into account its assessment of general economic, market and financial conditions as they existed and could be evaluated as of the date of the Opinion, as well as its experience in similar transactions and securities valuation generally. Duff & Phelps did not make any independent appraisals of the assets or liabilities of CRIIMI MAE or the CRI Mortgage Businesses. The analysis was prepared with information available as of the date of the Opinion. In general, historical financial information was analyzed for periods ended no later than December 31, 1994.

    ANALYSES CONDUCTED BY DUFF & PHELPS. In conducting its analysis and preparing the Opinion that the Merger Proposal is fair from a financial point of view to CRIIMI MAE and the Public Stockholders, Duff & Phelps, among other things, (1) reviewed and analyzed the terms of the Merger Proposal, as described in this Proxy Statement, as filed with the SEC, and the Merger Agreement; (2) analyzed certain historical, business and financial information relating to CRIIMI MAE (including its predecessor company CRI Insured Mortgage Association, Inc.) and the CRI Mortgage Businesses, including CRIIMI MAE's Annual Reports to Shareholders and Form 10-Ks filed with the SEC for the fiscal years ended December 31, 1989 through 1994, and combined financial statements for the CRI Mortgage Businesses for the fiscal years 1992 (unaudited) and 1993 and 1994 (audited); (3) reviewed certain internal financial analyses and forecasts for CRIIMI MAE on a stand alone basis; (4) reviewed certain internal financial analyses and forecasts for CRIIMI MAE and the CRI Mortgage Businesses on a combined basis (the "Combined Entity") based upon the terms of the Merger Proposal; (5) reviewed the advisory agreements by and among CRIIMI MAE, CRI, the AIM Funds and their respective affiliates; (6) reviewed internal operational and financial information relating to the CRI Mortgage Businesses; (7) considered the pro forma effect of the Merger Proposal on CRIIMI MAE's capitalization, earnings (tax basis and under generally accepted accounting principles), cash flow, funds from operations, dividends, book value and financial prospects; (8) reviewed current conditions and trends with respect to the real estate industry and REITs in general and the market for government insured and other mortgage investments, including mortgage REITs, in particular, including interest rates and general business and economic conditions in the markets where CRIIMI MAE operates; (9) reviewed the reported market prices and trading volumes of the Common Shares for recent periods; (10) reviewed publicly available information concerning other companies deemed comparable, in whole or in part, to CRIIMI MAE, to the CRI Mortgage Businesses and to the Combined Entity; and (11) conducted such other financial studies, analyses and investigations as Duff & Phelps deemed appropriate.

    As background for its analyses, Duff & Phelps held extensive discussions with the Board, the Special Committee and members of the senior management of CRIIMI MAE and the CRI Mortgage Businesses regarding the history, current business operations, financial condition, future prospects and strategic objectives of CRIIMI MAE, both in its present form and on a Combined Entity basis.

    DESCRIPTION OF ANALYSES. The following is a summary of certain financial and comparative analyses performed by Duff & Phelps in support of the Opinion. Duff & Phelps analyzed the CRI Mortgage Businesses as a stand alone entity (the "Stand Alone Analysis") using operating and financial information prepared by management of the CRI Mortgage Businesses and taking into account the historical and prospective income, operating expenses, capital requirements and resulting cash flows of the CRI Mortgage Businesses. Duff & Phelps also analyzed the financial impact of the Merger Proposal (with respect to, among other things, dividends, funds from operations and aggregate and per share equity valuations) on CRIIMI MAE on a pro forma basis after giving effect to the Merger Proposal (the "Pro Forma Merger Analysis"). The Stand Alone Analysis and Pro Forma Merger Analysis employed standard valuation and other analytical methodologies generally accepted by the professional financial community, including cash flow analysis, comparative company analysis and pro forma income analysis. It should be noted that the summary set forth below does not purport to be a complete description of the analyses conducted by Duff & Phelps in connection with the preparation of the Opinion. The preparation of a fairness opinion is a complex process and does not necessarily lend itself to partial analysis or summary description. Duff & Phelps incorporated into its analyses numerous assumptions regarding the future performance of the national real estate industry as well as assumptions regarding interest rates and general business and economic conditions and other matters, many of which are beyond CRIIMI MAE's control. Such estimates are inherently subject to uncertainty, and neither Duff & Phelps, CRIIMI MAE, nor any other entity or individual assumes responsibility for their accuracy. With respect to the Pro Forma Merger Analysis, it was assumed that the Merger would be completed on terms substantially in accordance with the terms contemplated by the Merger Agreement.

    In Duff & Phelps' judgment, the Stand Alone Analysis and Pro Forma Merger Analysis, and the quantitative and qualitative methodologies employed therein, represent the most appropriate and relevant framework for analyzing the fairness of the Merger to CRIIMI MAE and the Public Stockholders from a financial point of view. This judgment is based on a careful review of the facts and circumstances of the Merger and Duff & Phelps' previous experience in situations of a similar type.

    STAND ALONE ANALYSIS. Based on the qualitative and quantitative information referenced above, Duff & Phelps evaluated the CRI Mortgage Businesses as a stand alone entity using the following principal methodologies: (1) cash flow analysis using detailed financial and operational information and forecasts prepared by management for each of the combined businesses, including the respective contributions of CRI Acquisition, CRI/AIM Management and CRICO Mortgage; and (2) comparative company analysis, analyzing the operating performance and pricing multiples of the CRI Mortgage Businesses with those of comparable publicly traded real estate and investment management companies.

    Based upon the Stand Alone Analysis, Duff & Phelps concluded that the aggregate fair market value of the CRI Mortgage Businesses as a stand alone entity was approximately $34,000,000. Of this combined value, approximately $21,000,000 was attributed to services performed under the Advisory Agreement, $5,000,000 to the CRI/AIM Management submanagement contract and $8,000,000 to the other mortgage businesses.

    In performing the Stand Alone Analysis, Duff & Phelps used the cash flow analysis to separately evaluate the services performed under the Advisory Agreement, the CRI/AIM submanagement contracts with respect to the AIM Funds, and the other mortgage businesses, including servicing, origination and consulting activities. As discussed below, under the cash flow analysis, projections of the revenues, expenses and capital requirements of each line of business were developed for the ten-year period ending December 31, 2004 based on historical performance and future prospects. The annual cash flows for each line of business were then discounted back to present value at the discount rate that, in the judgment of Duff & Phelps, was appropriate for the risk inherent in such business. In addition, a terminal value (i.e., the estimated total value at December 31, 2004 of all post-2004 cash flow) for each line of business was established by applying a multiple to the final year projected cash flow that, in the judgment of Duff & Phelps, was appropriate for the risks and growth prospects of such business. This terminal value was then discounted back to present value at the appropriate discount rate. The sum of the present values of the projected annual cash flows and the terminal value is equal to the total value of each line of business under the cash flow analysis. See the cash flow analyses set forth in APPENDIX C.

    In applying the cash flow analysis to the services performed under the Advisory Agreement, the revenues from the annual, mortgage selection and incentive fees were determined based on the existing fee arrangements and historical trends. The existing fee arrangements were used because of Duff & Phelps' conclusion that the terms of the Advisory Agreement were comparable to other asset management agreements and reflected a commercially reasonable basis for obtaining the services provided under the Advisory Agreement. For purposes of calculating these revenues, CRIIMI MAE's total assets subject to management fees were projected to grow at 5% per year for the next three years to reflect the current plans of management, and at a more moderate rate of 2.5% per year in periods thereafter. Duff & Phelps allocated 50% of the total projected expenses of the CRI Mortgage Businesses (excluding reimbursed expenses) to this line of business, which included 5% annual expense increases through 1998, a 38% increase for 1999 (reflecting renewals of employment contracts at an anticipated higher cost), and 5% annual increases thereafter. The annual cash flows resulting from these revenue and expense projections were discounted back to present value using a 17% discount rate, reflecting Duff & Phelps' assessment of equity investments, in general, and the specific risks of the business, in particular, including the material dependence on the Advisory Agreement as well as the possibility that the Advisory Agreement might not be renewed. The terminal value was established by applying a multiple of 5 to the final year projected cash flow, which was then discounted back to present value at the 17% rate. In Duff & Phelps' judgment, on the basis of this analysis, the total present value of this line of business under the cash flow analysis is approximately $21 million.


    The cash flow analysis of the CRI/AIM submanagement of the AIM Funds was based on projections developed by the management of the CRI Mortgage Businesses, as adjusted by Duff & Phelps to reflect the CRI Mortgage Businesses' release of their obligation under certain financial guaranties and the additional risk resulting from any perceived conflict of interest on the part of CRIIMI MAE as the general partner of the AIM Fund partnerships receiving fees for managing the assets of such partnerships. Due to the substantial overlap of the administration of CRIIMI MAE and the AIM Funds, none of the expenses of the CRI Mortgage Businesses were allocated to this line of business. The annual cash flows resulting from these projections were discounted back to present value using a 17% discount rate, reflecting Duff & Phelps' assessment of the risks of the business, including the material dependence on the AIM contracts. The terminal value was established by applying a multiple of 4 to the final year projected cash flow, and the result was then discounted back to present value at the 17% rate. In Duff & Phelps' judgment, on the basis of this analysis, the total present value of this line of business under the cash flow analysis is approximately $5 million.


    The cash flow analysis of the other mortgage businesses, including consulting, origination and servicing activities, was based on projections and supporting schedules prepared by the management of the CRI Mortgage Businesses. Duff & Phelps, while viewing the other mortgage businesses as an opportunity for CRIIMI MAE to diversify and increase its earnings base, adjusted management's overall projections downward to reflect Duff & Phelps' independent assessment of the prospects for these businesses. Revenues from mortgage servicing, consulting and origination were projected to increase at 5% per year. Fees for the servicing of assets underlying the subordinated securities were calculated based on the estimated mortgage asset base and the terms of actual contractual arrangements in place. Such assets were projected to grow to $675 million over the next three years, with growth moderating to a 5% annual rate thereafter. Due to the staffing required to engage in the current mortgage business and to pursue new mortgage opportunities, Duff & Phelps allocated the remaining 50% of the total projected expenses of the CRI Mortgage Businesses (excluding reimbursed expenses) to this line of business. The annual cash flows resulting from these projections were discounted back to present value using a 20% discount rate, reflecting the greater risk and uncertainty of the cash flows of the other mortgage businesses relative to those subject to the Advisory Agreement. The terminal value was established by applying a multiple of 5 to the final year projected cash flow, and the result was discounted back to present value at the 20% rate. In Duff & Phelps' judgment, on the basis of this analysis, the total present value of this line of business under the cash flow analysis is approximately $8 million.

    Thus, under the cash flow analysis the total value of the CRI Mortgage Businesses is approximately $34 million.

    In determining the value of the CRI Mortgage Businesses under the Stand Alone Analysis, Duff & Phelps also used the comparative company analysis method to compare the operating performance and pricing multiples of the CRI Mortgage Businesses (based on the $34 million value under the cash flow analysis) with the operating performance and pricing multiples of comparable publicly traded real estate and investment management companies. These two types of companies were selected by Duff & Phelps because the CRI Mortgage Businesses have elements common to both. Duff & Phelps also analyzed the significant differences between these comparable companies and the CRI Mortgage Businesses, including that the comparable companies (i) generally are larger and more diversified, (ii) typically have substantial real assets resulting in significant tangible book value, and (iii) generally are less dependent on key managers. As a result of these differences, Duff & Phelps believes that the value of the CRI Mortgage Businesses should generally reflect lower valuation multiples than those of the otherwise comparable companies. The $34 million value of the CRI Mortgage Businesses is a 5.4 multiple of their earnings before interest, taxes, depreciation and amortization ("EBITDA") for the 12-month period ending September 30, 1994. This is slightly higher than the 5.0 median multiple of the comparable real estate companies and considerably lower than the 7.5 median multiple for the comparable asset management companies reviewed by Duff & Phelps. A similar result was obtained in comparing the multiple for the 3-year average of the CRI Mortgage Businesses' EBITDA to the multiples of the 3-year average of EBITDA for the comparable companies. On the basis of these and other comparisons, Duff & Phelps believes that the multiples implied by the cash flow analysis of the CRI Mortgage Businesses reflect the higher risks associated with these businesses, and therefore are consistent with the multiples exhibited by these comparable companies.

    Thus, under the Stand Alone Analysis, including both the cash flow analysis and the comparable company analysis, Duff & Phelps concluded that the value of the CRI Mortgage Businesses is $34 million.

    PRO FORMA MERGER ANALYSIS. Based on the qualitative and quantitative information referenced above, Duff & Phelps evaluated CRIIMI MAE on a pro forma basis using the following principal methodologies: (1) an evaluation of the anticipated effects of the Merger Proposal on historical and prospective future financial reporting income, tax basis income and funds from operations, using information provided by management; and (2) analyzing the operating performance and pricing multiples of CRIIMI MAE with those of comparable publicly traded REITs, including both outside-advised and self-administered and self-managed REITs. In the process of conducting the Pro Forma Merger Analysis, Duff & Phelps considered various factors that would influence CRIIMI MAE's operating characteristics and its prospects following the Merger, including, but not limited to: (a) CRIIMI MAE's status as a self-administered and self-managed REIT; (b) the potential additional income arising from the CRI Mortgage Businesses, including but not limited to mortgage servicing income, mortgage origination income and outside advisory income; (c) the additional business opportunities available to CRIIMI MAE as a result of its participation in a variety of mortgage activities; (d) the quality and experience of management, in addition to management's significant equity interest in CRIIMI MAE; and (e) the state of the capital markets and the availability of equity capital to REITs such as CRIIMI MAE.


    In Duff & Phelps' judgment, the most important factors affecting shareholder value are the cash flow generating ability of a company and the risks associated with those cash flows, and measurements of earnings are important only to the degree to which they measure cash generating ability. Although CRIIMI MAE's earnings per share, prepared in accordance with generally accepted accounting principles ("GAAP"), on a historical pro forma basis, are reduced from $1.07 to $1.00 per share for the year ended December 31, 1994 as a result of the Merger Proposal, this is due primarily to amortization of the acquired assets resulting from the Merger Proposal. Because this amortization does not affect cash flow, in Duff & Phelps' view, GAAP earnings per share are a relatively poor measure of CRIIMI MAE's cash generating ability. In the case of the Merger Proposal, Duff & Phelps concluded that tax basis earnings per share are a better measure of cash generating ability than GAAP earnings and, on a pro forma historical basis, tax basis income per share assuming the Merger Proposal has been consummated is comparable to the actual tax basis earnings per share before giving effect to the Merger Proposal. Moreover, after considering the growth opportunities of the CRI Mortgage Businesses, Duff & Phelps concluded that the cash flow generating capability, earning power, and dividend paying ability of CRIIMI MAE would likely be enhanced by the Merger. Further, Duff & Phelps concluded that CRIIMI MAE would benefit from becoming a self-administered and self-managed REIT, based on evidence that self-administered and self-managed REITs trade at higher market valuation multiples and have greater access to equity than comparable externally-advised REITs.


    In conducting its analyses, Duff & Phelps carefully evaluated the material dependence of the CRI Mortgage Businesses on the Advisory Agreement. This dependence contrasts with other publicly traded investment management companies, which generally have many such contracts. Due to this lack of diversification, the value of the CRI Mortgage Businesses as multiples of their cash flow and income would be expected to be considerably lower than that of the publicly traded companies. The consideration to be paid for the CRI Mortgage Businesses as described in the Merger Proposal, representing multiples of cash flow and income considerably lower than those of the publicly traded companies, is consistent with this conclusion. Further, in evaluating CRIIMI MAE's option as to whether to renew the Advisory Agreement, Duff & Phelps surveyed the terms of the contracts of several other third-party mortgage advisers. Based on this evaluation, it was the judgment of Duff & Phelps that the terms of the Advisory Agreement were comparable to those contracts. Therefore, it was the judgment of Duff & Phelps that no significant cost savings would inure to CRIIMI MAE through nonrenewal of the Advisory Agreement. Such judgment does not take into account the specialized capabilities of the Principals or the Executive Officers, nor does it include any of the costs that would likely be part of a transition to another adviser. Based upon the foregoing, as well as a review of the costs and risks of developing an in-house advisory capability, it is the view of Duff & Phelps that the Merger Proposal will better serve the interests of CRIIMI MAE and the Public Stockholders than not renewing the Advisory Agreement.

    In addition, Duff & Phelps analyzed the consideration to be paid by CRIIMI MAE to the Principals and Executive Officers of CRIIMI MAE in connection with the Merger and pursuant to the stock options and employment agreements included in the Merger Proposal, as described in this Proxy Statement.

    CONCLUSION. Duff & Phelps, based upon, among other things, the fair market value of the CRI Mortgage Businesses exceeding the consideration to be paid for such businesses, the potential for growth in the earnings and dividends of CRIIMI MAE following the Merger, and the benefits afforded to self-administered and self-managed REITs in the market, concluded that the Merger Proposal is fair to CRIIMI MAE and the Public Stockholders from a financial point of view.

FINANCIAL ADVISER

    Merrill Lynch was retained by CRIIMI MAE to act as its financial adviser in connection with the Merger Proposal. Merrill Lynch is an internationally recognized investment banking firm which in the past has provided a variety of investment banking services for CRIIMI MAE and its affiliates and for CRI and certain of its affiliates. Merrill Lynch was not retained to advise the Special Committee regarding the terms of the Merger Proposal nor to provide an opinion as to the fairness of the Merger Proposal. CRIIMI MAE has agreed to pay Merrill Lynch a retainer of $150,000 and quarterly fees of $100,000 during the term of its engagement. In addition, CRIIMI MAE will become obligated to pay Merrill Lynch $1,500,000 upon the consummation of the Merger with the retainer fee and all quarterly fees to be credited against such amount. CRIIMI MAE has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel not to exceed $20,000, and to indemnify Merrill Lynch and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

RISKS OF THE MERGER PROPOSAL TO CRIIMI MAE AND STOCKHOLDERS OF CRIIMI MAE

    RISKS ASSOCIATED WITH THE MORTGAGE ADVISORY BUSINESSES. The Merger will expose CRIIMI MAE to risks to which it has not historically been exposed, such as the risks associated with mortgage advisory, servicing and origination operations to which CRIIMI MAE will succeed in connection with the Merger. In particular, CRIIMI MAE and its affiliated entities will be exposed to the risk of litigation by third parties for claims, arising prior to and after the Merger, based on alleged failures to perform their obligations under mortgage advisory, servicing and origination contracts. CRIIMI MAE will also be subject to the risk that its advisory and servicing contracts will not be renewed upon expiration or will not be renewed on terms as favorable as the current terms, that its existing clients will be lost to competitors, and that the demand for mortgage advisory, servicing and origination activities generally may decline. Adverse developments could limit CRIIMI MAE's ability to realize certain expected benefits of the Merger Proposal and impair the ability of CRIIMI MAE to make distributions to stockholders. For historical financial information with respect to the CRI Mortgage Businesses, see the combined financial statements of the CRI Mortgage Businesses (including the related notes thereto) in this Proxy Statement.

    LACK OF APPRAISALS OF THE CRI MORTGAGE BUSINESSES. No independent appraisals of the CRI Mortgage Businesses were obtained. There can be no assurance that the value of the Common Shares and other consideration received by the Principals in connection with the Merger will accurately reflect the value of the CRI Mortgage Businesses to CRIIMI MAE.


    INFLUENCE OF OFFICERS, DIRECTORS AND SIGNIFICANT STOCKHOLDERS. Following the Merger, the Principals will continue to be the Chairman of the Board and the President and Secretary of CRIIMI MAE and will continue to constitute two of CRIIMI MAE's five directors. Upon consummation of the Merger, assuming the issuance of 2,761,290 Common Shares pursuant to the Merger Proposal, the Principals and the Executive Officers together will beneficially own in the aggregate approximately 10.6% of the outstanding Common Shares. In addition, the Principals will have options to acquire a total of 3,000,000 Common Shares and the Executive Officers will have options to acquire a total of 180,000 Common Shares.


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
    DEPENDENCE ON THE PRINCIPALS. The success of CRIIMI MAE has been particularly dependent on the support, services and contributions of the Principals. The loss of the services of either of the Principals through death, disability or otherwise, after the consummation of the Merger, could have a material adverse effect on CRIIMI MAE.

    EXPENSES OF OBTAINING ADDITIONAL MANAGEMENT. In connection with the Merger, the Principals and Executive Officers will enter into employment and non-competition agreements with CRIIMI Management. See "-- Benefits to the Principals Resulting from the Merger Proposal" and "-- Certain Relationships and Related Party Transactions -- Employment and Non-Competition Agreements; Options." If one or both of the Principals or an Executive Officer ceases to perform management services for CRIIMI MAE or its affiliated entities, either during the original term or upon expiration of their respective employment agreements, or their performance is deemed by CRIIMI MAE to be unsatisfactory, CRIIMI MAE will be required to secure management services from other personnel or advisory companies. There can be no assurance in such instance that CRIIMI MAE would be able to obtain qualified management or advisory services or that such services could be obtained on terms favorable to CRIIMI MAE.

    EFFECT OF THE MERGER ON PRICE OF COMMON SHARES AND COMMON SHARES AVAILABLE FOR FUTURE SALE. Although the recent and historical trading prices of the Common Shares were given substantial consideration in determining the terms of the Merger Proposal, there can be no assurance that the market price of the Common Shares following the Merger will not be less than the current market price of the Common Shares. Sales of a substantial number of Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for Common Shares. On the Closing Date, CRIIMI MAE will issue up to 2,761,290 Common Shares to the Principals and the Executive Officers and may issue on the exercise of options up to 3,000,000 Common Shares to the Principals and 180,000 Common Shares to the Executive Officers. The Principals and the Executive Officers will not be permitted to offer, sell, contract to sell or otherwise dispose of any Common Shares received at the Closing for a period of three years after the Closing Date, except for gifts to relatives and charitable contributions. Each Principal is limited to gifts and charitable contributions of 662,709 Common Shares acquired pursuant to the Merger Proposal during such three years. On the Closing Date, the Principals, the Executive Officers and CRIIMI MAE will enter into a Registration Rights and Lock-Up Agreement, pursuant to which the Principals and the Executive Officers will have certain rights after the expiration of the restrictive period to require CRIIMI MAE to register their Common Shares for public resale. See "-- Certain Relationships and Related Transactions -- Registration Rights and Lock-Up Agreement." No prediction can be made about the effect that future sales of Common Shares, or the perception that such sales could occur, will have on the market prices of Common Shares.

    MODIFICATION OF FINAL TERMS OF THE MERGER PROPOSAL. If the Merger Proposal is approved by CRIIMI MAE stockholders, CRIIMI MAE will have the authority to consummate the Merger Proposal upon the terms generally described in this Proxy Statement subject to such modifications as the Board (with the Principals abstaining) determines to be fair and in the best interest of CRIIMI MAE and the Public Stockholders. If the terms of the Merger Proposal change in any material respect from those described in this Proxy Statement, CRIIMI MAE will be required to resolicit stockholder approval of the Merger Proposal upon such revised terms.

    CONSENTS. The Closing is conditioned, among other things, on the receipt of consents from the United States Department of Housing and Urban Development ("HUD"), certain lenders (including a group of banks), partners (including partners in AIM Acquisition Partners, L.P.) of CRIIMI MAE, CRI or its affiliates, and other parties (for which the CRI Mortgage Businesses act as servicers). CRIIMI MAE has submitted its application to HUD. CRIIMI MAE has initiated discussions concerning the other consents, which do not require formal applications. Although CRIIMI MAE anticipates receiving all necessary consents, there can be no assurance that such consents will be obtained. See "-- Regulatory Matters."

    ADDITIONAL RISKS OF FAILING TO QUALIFY AS A REIT FOLLOWING THE MERGER. As a result of the Merger Proposal certain changes to the structure and nature of CRIIMI MAE's operations will expose CRIIMI MAE to the additional risk that it may fail to maintain its qualification as a REIT under Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code"). As of the end of any quarter of its fiscal year, a REIT may not own more than 10% of any one issuer's outstanding voting securities and the value of any one issuer's securities may not exceed 5% of the value of the REIT's gross assets. If either the debt of the Services Corporation to CRIIMI Management or the non-voting stock of the Services Corporation was re-characterized as voting stock or if the voting stock of the Services Corporation was attributed to CRIIMI MAE, CRIIMI MAE might violate this rule. In the opinion of Special Counsel, neither the non-voting stock of the Services Corporation owned by CRIIMI MAE nor the debt from the Services Corporation to CRIIMI Management will cause CRIIMI MAE to violate these requirements, nor will the voting stock of the Services Corporation otherwise be attributed to CRIIMI MAE or cause CRIIMI MAE to violate these requirements. Another REIT requirement is that not more than 5% of its income be from various sources including the servicing of mortgages held by third parties. The income of the Services Partnership would constitute such disqualified income but, in the opinion of Special Counsel, only 8% of such income will be attributed to CRIIMI MAE as an 8% partner in the Services Partnership via CRIIMI Management, a qualified REIT subsidiary. Although CRIIMI MAE believes that it will be organized and will continue to operate so as to maintain its status as a REIT, no assurance can be given that CRIIMI MAE will be organized or will be able to continue to operate in a manner so as to remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within CRIIMI MAE's control.


    If CRIIMI MAE were to fail to qualify as a REIT in any taxable year, CRIIMI MAE would be subject to federal and state income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, CRIIMI MAE also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would reduce the net earnings of CRIIMI MAE available for investment or distribution to stockholders because of the additional tax liability of CRIIMI MAE for the years involved. In addition, CRIIMI MAE would no longer be required to make distributions to stockholders.

    Even if CRIIMI MAE maintains its qualification as a REIT, it will be subject to certain federal, state and local taxes on its income and assets. In addition, the Services Corporation's share of the income from the Services Partnership's management, servicing and advisory operations generally will be subject to federal income tax at regular corporate rates. See "-- Certain Federal Income Tax Consequences."


    DILUTION UNDER GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. CRIIMI MAE's pro forma net income per share for the year ended December 31, 1994, was $1.00, compared to $1.07 on a historical basis. Thus, under generally accepted accounting principles the Merger Proposal will involve dilution of $0.07 per share. See, however, "Dividend Policy -- Adjusted Pro Forma Accretion to Tax Basis Income per Share," indicating that under certain specified assumptions the Merger Proposal's effect on tax basis income per share is anti-dilutive. CRIIMI MAE's pro forma tangible net book value per share as of December 31, 1994, was $7.84, compared to $9.16 on a historical basis. Thus, under generally accepted accounting principles the Merger Proposal will involve dilution in tangible net book value of $1.32 per share.


    CONFLICTS OF INTEREST. While the Merger Proposal will eliminate many conflicts of interest between CRIIMI MAE and the Principals, after the Merger certain conflicts of interest between CRIIMI MAE and the Principals will remain:

    THE CRI RETAINED OPERATIONS. Although CRIIMI MAE is succeeding to substantially all of the business activities of the CRI Mortgage Businesses, CRI will retain certain operations and assets, including: (1) CRI's existing general partnership and minority economic interests in certain partnerships which, directly or indirectly, own equity or debt investments in multifamily and commercial properties; (2) CRI's mortgage trading operations; and (3) the advisory agreement (the "CRI Liquidating Advisory Agreement") between CRI Liquidating and the Adviser, which will be the only advisory agreement of the Adviser after the Merger (collectively, the "CRI Retained Operations"). CRIIMI MAE will receive no advisory fees pursuant to the CRI Liquidating Advisory Agreement, which fees will continue to be paid to the Adviser, an affiliate of CRI; however, CRIIMI MAE will be reimbursed, at cost, for employees' time and expenses related to services provided to the Adviser in connection with the CRI Liquidating Advisory Agreement. CRIIMI MAE believes that to some extent the CRI Retained Operations may compete with CRIIMI MAE, in connection with the activities referred to in the first sentence of this paragraph. For a discussion of certain related businesses of CRI not being acquired in the Merger, see "-- Certain Relationship and Related Party Transactions."


    CAPITAL STRUCTURE OF SERVICES CORPORATION. The Principals and Executive Officers will own 100% of the voting common stock of the Services Corporation; these shares are entitled to receive 5% of the dividends paid by the Services Corporation. See "-- Benefits to the Principals Resulting from the Merger Proposal -- Services Corporation Shares."



    NON-ARM'S-LENGTH TRANSACTIONS. The terms of the Merger Proposal (including the Merger Agreement) were determined by negotiations between the Principals and other representatives of CRI, and representatives of CRIIMI MAE, including the Special Committee and Merrill Lynch. See "-- Considerations and Events Leading to the Merger." Nevertheless, there can be no assurance that the terms of such agreements represent the best terms that could have been obtained or that actions to enforce such agreements will be timely or effectively taken. Any such failure could result in loss to CRIIMI MAE. In connection with the structuring of the Merger Proposal, CRIIMI MAE will engage in certain transactions with certain of its stockholders, officers, directors and their affiliates, which have not, or may be considered as having not, occurred at arm's-length. See "-- Conflicts of Interest of Certain Persons in the Merger."


    RESOLUTION OF FUTURE CONFLICTS. The directors of CRIIMI MAE, other than the Principals, will act on behalf of CRIIMI MAE in connection with the resolution of conflicts of interest that may arise in the future between CRIIMI MAE and the Principals. Such directors and the Principals believe that such directors will act appropriately in connection with such resolution. Although Messrs. Tardio and Carlson have been directors of CRIIMI MAE since 1989 and Mr. Dunnells has been a director of CRIIMI MAE since 1991, serving with the Principals, they are not affiliates of CRI or the Principals.

CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGER

    The Common Shares are listed on the New York Stock Exchange. Under a New York Stock Exchange policy, the approval of the stockholders of CRIIMI MAE is required in connection with the acquisition of businesses from directors and officers of CRIIMI MAE for the continued listing of the Common Shares. The Principals have been directors and senior executive officers of CRIIMI MAE since its formation in 1989. Accordingly, the stockholders of CRIIMI MAE are being requested by the Board to approve the Merger Proposal. The Principals are all of the stockholders and directors of CRI and the CRI Mortgage Businesses.

    The Principals are two of the five members of the Board. The following table lists each executive officer and director of CRIIMI MAE and their respective positions with CRI and the CRI Mortgage Businesses:

                                                                                POSITION WITH CRI AND
                                                                                        EACH
                                               POSITION WITH                       OF THE MORTGAGE
             NAME                                CRIIMI MAE                          BUSINESSES
- ------------------------------  --------------------------------------------  -------------------------
William B. Dockser              Chairman of the Board                         Chairman
H. William Willoughby           Director, President and Secretary             Director, President* and
                                                                              Secretary
Jay R. Cohen                    Executive Vice President and Treasurer        Senior Vice President**
Frederick J. Burchill           Executive Vice President                      Senior Vice President
Deborah A. Linn                 General Counsel                               Senior Vice President and
                                                                              General Counsel
Cynthia O. Azzara               Senior Vice President and Chief Financial     Vice President
                                 Officer
Garrett G. Carlson, Sr.         Director                                                 --
G. Richard Dunnells             Director                                                 --
Robert F. Tardio                Director                                                 --

- ------------------------
 * Except for CRICO Mortgage, of which he is Senior Executive Vice President. ** Except for CRICO Mortgage, of which he is President.


    The Merger Proposal is conditioned, among other things, on the affirmative vote of the holders of a majority of the outstanding Common Shares voted at a meeting where a quorum is present. As of the Record Date, there were 26,888,456 Common Shares outstanding. The 367,395 Common Shares beneficially owned by the Principals, the Executive Officers and the directors of CRIIMI MAE will be counted for purposes of determining this majority vote, as well as the presence of a quorum. Therefore, it is possible for the Merger Proposal to be approved with the votes of less than a majority of the Common Shares voted by persons who are not officers or directors of CRIIMI MAE.


    Pursuant to the Merger Agreement, the Principals have agreed to vote the Common Shares which they beneficially own in favor of the Merger Proposal. See "The Merger Agreement -- Principal Features of the Merger -- Additional Agreements." It is anticipated that the Common Shares beneficially owned and entitled to be voted by the other officers and directors of CRIIMI MAE also will be voted in favor of the Merger Proposal.

VALUE OF PRINCIPALS TO CRIIMI MAE

    BACKGROUND AND EXPERIENCE OF PRINCIPALS. For more than twenty years, the Principals have been successfully involved in all phases of the development, construction, financing, refinancing, improvement and management of multifamily residential properties across the United States.

    Previously, Mr. Dockser served in various positions at HUD culminating in the post of Deputy FHA Commissioner and Deputy Assistant Secretary for Housing Production and Mortgage Credit, where he was responsible for all federally insured housing production programs. Mr. Dockser's experience also includes serving as President of Kaufman and Broad Asset Management, Inc., which managed publicly held limited partnerships created to invest in low- and moderate-income multifamily apartment complexes. Mr. Dockser formed CRI in 1974 and has been Chairman of the CRI Board and a Director of CRI since that time.

    Mr. Willoughby was Vice President of Shelter Corporation of America and a number of its subsidiaries dealing principally with real estate development and equity financing. Mr. Willoughby joined CRI as Senior Executive Vice President, Secretary and a Director in 1974, and has been President of CRI since 1990.

    Since 1974, Messrs. Dockser and Willoughby built the businesses that are owned by CRI and its affiliates, including the CRI Mortgage Businesses. For more than 20 years, CRI and its affiliates, under the direction and control of Messrs. Dockser and Willoughby, have been involved in mortgage origination,
underwriting,   investment   and  related   activities,  and   the  acquisition,
development, financing and management of multifamily properties. See "Introduction" and "Information Concerning the CRI Mortgage Businesses" with respect to the activities of CRICO Mortgage, CRI/AIM Management and the Adviser.

    CRI is a general partner for approximately 200 limited partnerships that have invested in partnerships which own multifamily housing and office, hotel and retail properties.

    CRIIMI MAE and CRI Liquidating were formed in 1989 to effect the merger into CRI Liquidating of three federally insured mortgage funds sponsored by CRI.

    VALUE TO CRIIMI MAE. As noted above, CRIIMI MAE believes that its best opportunities for growth are (i) the expansion of its lines of business to include mortgage origination and servicing activities, and (ii) the diversification of its investments, including investments in higher-yielding, higher-risk subordinated securities. See "The Merger Proposal -- Considerations and Events Leading to the Merger." Due to the Principals' extensive background and experience concerning multifamily properties, and their successes in building CRI and its affiliates, including the CRI Mortgage Businesses and CRIIMI MAE, the Special Committee and the Board believe that, although other individuals or entities could manage CRIIMI MAE, the Principals are the best individuals to manage CRIIMI MAE's assets and growth strategies. This belief was supported by the analysis of, and consultations with, Duff & Phelps and the views of Merrill Lynch as financial adviser to CRIIMI MAE with respect to the Merger Proposal. The Principals' personal experience in developing and building mortgage origination and servicing businesses should allow CRIIMI MAE to capitalize on available opportunities while limiting its risk in these new areas. Moreover, although investments in subordinated securities generally can carry greater risks than CRIIMI MAE's historic investments in insured mortgages, careful due diligence and close monitoring of the underlying mortgages can help reduce this risk. See "The Merger Proposal -- Considerations and Events Leading to the Merger." CRIIMI MAE believes that the Principals' experience in dealing with the performance and management of multifamily properties of a type that secure the mortgages underlying these subordinated securities will enable CRIIMI MAE to reduce the risks associated with these investments.

    ALIGNMENT OF INCENTIVES. If the Merger Proposal is consummated, the Principals will have a significant ownership interest in CRIIMI MAE, in the form of Common Shares and options to acquire Common Shares, thereby aligning their incentives with the Public Stockholders. Moreover, the restrictions on the Principals' dispositions of the Common Shares received in the Merger, as well as the terms of the employment and non-competition agreements and the vesting schedule for the options, are substantial evidence of, and incentives for, the Principals' long-term commitment to CRIIMI MAE.

BENEFITS TO THE PRINCIPALS RESULTING FROM THE MERGER PROPOSAL

    The Merger Proposal, if consummated, will result in the following benefits to the Principals:


    ISSUANCE OF COMMON SHARES. The Principals will receive up to 2,650,838 Common Shares, subject to a maximum aggregate market value at the consummation of the Merger of $21,984,000. On the Closing Date, the Principals will beneficially own a total of 10.0% of the issued and outstanding Common Shares (assuming the issuance of a total of 2,761,290 Common Shares and no other issuances by CRIIMI MAE).


    LIABILITY FOR DEBT; RELEASE FROM OBLIGATION. CRIIMI Management will become liable for aggregate indebtedness of approximately $9,100,000 of the CRI Mortgage Businesses. The $9,100,000 of indebtedness consists of two borrowings, a working capital loan (the "WCL") and a loan to CRI/AIM Management ("CRI/ AIM Loan"), under one credit facility with a commercial bank, with outstanding balances of $4,097,817 and $5,002,183, respectively, at December 31, 1994. The WCL originated in June 1989, and has been repaid in varying amounts. The proceeds of the WCL have been used over the past several years for financing various working capital and investment needs of CRI's businesses, including its mortgage businesses. The CRI/AIM Loan arose when CRI/AIM Management borrowed $7,000,000 in September, 1993, in the form of a repurchase obligation with an unrelated party. The proceeds of the CRI/AIM Loan were used principally to retire subordinated debt of CRI in 1993. The WCL and CRI/AIM Loan were guaranteed by CRICO Mortgage and other CRI affiliates. The Principals, CRI and its affiliated entities will be released from their obligations with respect to the $9,100,000 of debt.

    CRIIMI MAE has agreed in principle with the lender to modify both the WCL and CRI/AIM Loan to provide for aggregate quarterly principal payments of $650,000 and interest at CRIIMI MAE's choice of one, two or three-month LIBOR plus a spread of 125 basis points. An upfront fee will be paid based on 25 basis points on the initial principal balance. The anticipated maturity date of the loan is expected to be December 31, 1998.

    CRI will be released from its obligations as a guarantor of the difference between $700,000 and any lesser amount received annually from cash flow distributions received by CRIIMI MAE with respect to its 50% limited partnership interest in CRI/AIM Investment Limited Partnership. These guaranty payments totalled $301,664 and $312,222 in 1993 and 1994, respectively, and could grow in future periods. Although the benefit to the Principals of terminating this guaranty obligation was not separately valued by Duff & Phelps, the obligation of the CRI Mortgage Businesses to make payments pursuant to the guaranty was taken into account by Duff & Phelps in its assessment of the value of the CRI Mortgage Businesses and reduced such value.

    EMPLOYMENT AND NON-COMPETITION AGREEMENTS; OPTIONS. In connection with the Merger Proposal, CRIIMI Management will enter into employment and non-competition agreements with each of the Principals. Each Principal's employment agreement will provide for minimum annual compensation of $125,000 and a term expiring on the fifth anniversary of the Closing Date. The agreements will require each Principal to devote the substantial portion of his time to the affairs of CRIIMI MAE and its affiliated entities, except that each of them may devote time to his other existing business activities; provided that the time devoted to such other existing business activities does not interfere with the performance of his duties to CRIIMI MAE and its affiliated entities. The agreements define the phrase "the substantial portion" to mean all of the time required to perform the services necessary and appropriate for the conduct of the businesses of CRIIMI MAE and its affiliated entities.

    Each of the Principals will receive options to purchase (1) 1,000,000 Common Shares at an exercise price of $1.50 per share more than the Trading Price, and
(2) 500,000 Common Shares at an exercise price of $4.00 per share more than the Trading Price. In no event may the exercise price be less than the market value on the date the option is granted. Such options vest in equal installments on the first five anniversaries of the Closing Date and expire on the eighth anniversary of the Closing Date. If a Principal voluntarily terminates his employment with CRIIMI Management or is terminated for cause, in general (1) all of his vested options must be exercised within 180 days following such termination or such options will expire, and (2) his unvested options will expire immediately. Upon the death of a Principal, any unvested options will vest immediately.

    Each of the employment agreements will include provisions prohibiting the Principal from competing with CRIIMI Management, CRIIMI MAE or CRIIMI MAE's affiliated entities for at least six years after the Closing Date, unless the Principal's employment is terminated other than for "cause" or pursuant to an "involuntary resignation" (as such terms are defined in the employment agreements). Following the Merger, the Principals will have a substantial economic interest in, and control over, CRI and its affiliates, which will continue to (1) be a general partner in, and have minority economic interests in, certain existing partnerships which, directly or indirectly, own equity or debt investments in multifamily and commercial properties, (2) engage in and manage trading operations in multifamily and related mortgages, and (3) through the Adviser, which is an affiliate of CRI, serve as the adviser to CRI Liquidating. See "-- Certain Relationships and Related Party Transactions."

    SERVICES CORPORATION SHARES. The Services Corporation will have both voting and non-voting common stock. The shares of non-voting common stock will be entitled to 95% of the dividends paid by the Services Corporation on its outstanding common stock and will be owned by CRIIMI MAE. The shares of voting common stock will be entitled to 5% of the dividends paid by the Services Corporation on its outstanding common stock and will be purchased by the Principals and the Executive Officers. The total consideration received by the Services Corporation for its common stock will be $300,000, to provide adequate capital. Each of the Principals will pay $3,750 for one-quarter of the voting common stock of the Services Corporation. Mr. Cohen, Mr. Burchill, Ms. Linn and Ms. Azzara will pay $2,190, $2,190, $1,560 and $1,560, respectively, for 14.6%, 14.6%, 10.4% and 10.4% of the voting common stock of the Services Corporation. CRIIMI MAE will pay $285,000 for all the outstanding non-voting common stock of the Services Corporation.


    DEFERRED COMPENSATION. Pursuant to the Merger Proposal, CRIIMI Management will acquire a note in the principal amount of $5,002,183 payable by CRI to CRI/AIM Management (the "CRI Receivable"). Under the CRI Receivable, interest is payable at the Applicable Federal Rate (as defined in the Code) as of the Closing Date and level payments of principal and interest are payable quarterly until maturity in 2005. The Applicable Federal Rate is approximately 7.5% as of April 1995. CRIIMI Management will concurrently enter into a deferred compensation arrangement with each of the Principals for services rendered in connection with the Merger pursuant to which CRIIMI Management will agree to pay, to the extent received with respect to the CRI Receivable, approximately $2,500,000 to each of the Principals as deferred compensation. CRIIMI Management's obligation to pay the deferred compensation is generally limited to the creation, upon the Closing, of an irrevocable grantor trust for the benefit of the Principals, and to the transfer to such trust of the CRI Receivable. The deferred compensation will be paid only to the extent CRI makes principal payments on the CRI Receivable. Interest payments received by CRIIMI Management on the CRI Receivable will be paid to each of the Principals as additional compensation so long as the Principal continues to be employed by CRIIMI Management.


    AVOIDANCE OF RISK OF NONRENEWAL OF ADVISORY AGREEMENT. Of the 1994 fee revenues of the CRI Mortgage Businesses, approximately 61% was from CRIIMI MAE. Additionally, approximately 62% of the CRI Mortgage Businesses' net income and operating cash flow for the year ended December 31, 1994 was generated from services provided under the Advisory Agreement. Under the Merger Proposal, one of the assets being transferred is the Adviser's interest under the Advisory Agreement. Thus, if the Merger Proposal is consummated the Principals will eliminate the risk of loss of a contract that accounted for a substantial portion of the revenues of the CRI Mortgage Businesses and would be difficult to replace. See "-- Opinion of Duff & Phelps -- Description of Analyses."


    CRITEF FUNDS -- NONPAYMENT OF SERVICING FEES. The three CRITEF funds (the "CRITEF Funds"), which invest in tax-exempt mortgage revenue loans secured by multifamily residential properties, have as their general partner an affiliate of CRI. Such loans are serviced by the CRI Mortgage Businesses. The majority of the properties at December 31, 1994 and 1993 were unable to make their full debt service payments and were therefore restricted from paying servicing fees to the CRI Mortgage Businesses. To the extent that the CRITEF Funds, after the consummation of the Merger Proposal, receive services from CRIIMI MAE and its affiliates for which payment is not made, a benefit will be received by the Principals.



    The total unpaid principal balance of the 18 CRITEF loans which are serviced by the CRI Mortgage Businesses is approximately $207 million, and the servicing fee on each loan ranges from 0.625% to 0.75% of the unpaid principal balance.



    A summary of the uncollected and collected CRITEF servicing fees from 1989 (the first year fees were not fully collected) through December 31, 1994, is as follows:



                                                              UNCOLLECTED      COLLECTED
                                                                 FEES            FEES
                                                            ---------------  -------------
1989......................................................   $      78,624    $   346,720
1990......................................................         144,237        996,217
1991......................................................         624,935        693,078
1992......................................................         915,256        428,465
1993......................................................       1,037,553        260,858
1994......................................................       1,098,640        154,175
                                                            ---------------  -------------
Total.....................................................   $   3,899,245    $ 2,879,513
                                                            ---------------  -------------
                                                            ---------------  -------------

    The CRI Mortgage Businesses expect to receive servicing fees of approximately $96,000 from 2 of these 18 loans during 1995. The costs to service the 18 loans approximate $30,000 per year, resulting in an estimated net profit in 1995 of $66,000. CRIIMI MAE believes the average market rate to service loans similar to the CRITEF loans ranges from 0.11% to 0.15% of the unpaid principal balance. The estimated servicing fees of the CRITEF loans, based on these average market rates, range from $227,700 to $310,500 per year. After estimated costs to service the 18 loans of $30,000 per year, the net profit, assuming payment at these market rates, would range from $197,700 to $280,500, or $131,700 to $214,500 greater than the $66,000 estimated for 1995. Therefore, the payment of below-market servicing fees for the aggregate portfolio is an additional benefit to the Principals, ranging from $131,700 to $214,500 per year. See Note 2e to the CRI Mortgage Businesses' Combined Financial Statements. See also "Information Concerning the CRI Mortgage Businesses -- CRICO Mortgage
- -- CRITEF Servicing."



    As is generally true of servicing agreements, CRIIMI MAE will be exposed to the risk of claims against it based an alleged negligence or other failure to perform its obligations to the CRITEF Funds, which obligations are primarily to collect and disburse funds from borrowers. The nonpayment of fees by the CRITEF Funds will not relieve CRIIMI MAE of its obligations as servicer. See " -- Risks of the Merger Proposal to CRIIMI MAE and Stockholders of CRIIMI MAE -- Risks Associated with the Mortgage Advisory Business."



    In view of the experience of the CRI Mortgage Businesses with servicing for the CRITEF Funds, CRIIMI MAE is unlikely to increase the collectibility of servicing fees from the CRITEF Funds without substantial improvements in the performances of the underlying properties or restructuring of the loans involved. From time to time, the CRITEF Funds have considered, and now continue to explore, the possibility of refunding the tax-exempt bonds issued in connection with the loans or otherwise restructuring the CRITEF Funds, which could include a reduction in the interest rates. Such a transaction could provide cash flow or other funds for the payment of future servicing fees, as well as earned but unpaid fees. There can be no assurance that any such transaction can be achieved. Since the rights to the fees earned prior to the consummation of the Merger will not be transferred to CRIIMI Management, any future payment of such fees would be a benefit to the Principals.

    SUMMARY.  The foregoing benefits are summarized in the following table:


                                                              AGGREGATE
DESCRIPTION OF BENEFITS                                         VALUE
- -----------------------------------------------------------  -----------
Issuance of Common Shares -- Maximum.......................  $21,984,000  Note 1
Assumption of Debt.........................................    9,100,000  Note 2
Release from Obligation....................................           --  Note 3
Employment & Non-Competition Agreements....................      250,000  Note 4
Options to Purchase Common Shares..........................    1,500,000  Note 5
Services Corporation Shares................................        7,500  Note 6
Deferred Compensation......................................            0  Note 7
Avoidance of Risk of Nonrenewal of Advisory Agreement......           --  Note 8
CRITEF Funds -- Nonpayment of Servicing Fees...............           --  Note 9
                                                             -----------
    Total Aggregate Value to Principals....................  $32,841,500
                                                             -----------
                                                             -----------



Note 1: Value based on maximum number of shares issued of 2,650,838, subject to a maximum market value of $21,984,000. The value on the date the Merger Agreement was executed was approximately $18,900,000 based on a value of $7.125 per share, representing the closing price of the Common Shares on the day the Merger Agreement was executed.
Note 2: Value based on the actual amount of debt outstanding that will be assumed in the Merger.
Note 3: This value was not separately determined but was a factor considered in arriving at the number of Common Shares to be issued, the amount of debt to be assumed and the options to be granted. See table in
          APPENDIX C entitled "Estimated Projected Cash Flows -- AIM Fund Submanagement."
Note 4: Value based on total of Principals' minimum annual compensation pursuant to their Employment Agreements.
Note 5: Value based on estimate (includes options to be issued to the Executive Officers).
Note 6: Value based on aggregate amount paid by the Principals for their 50% interest in the shares of voting common stock of the Services
          Corporation. The estimated value is limited to the Principals' contributions because after debt service is made on the 15-year installment note (as discussed in Note 4(C) to the "Unaudited Pro Forma Financial Information") the Services Corporation does not expect to pay dividends to its shareholders in the foreseeable future.
Note 7: Any value of deferred compensation is offset by the CRI Receivable, in a like amount, for which CRIIMI MAE paid no consideration.
Note 8: This value was not separately determined but was a factor considered in arriving at the number of Common Shares to be issued, the amount of debt to be assumed and the options to be granted. See the table in APPENDIX C entitled "Estimated Projected Cash Flows -- Fees Under the CRIIMI MAE Advisory Agreement."
Note 9: This value was not separately determined but was a factor considered in arriving at the number of Common Shares to be issued, the amount of debt to be assumed and the options to be granted. See "The Merger Proposal -- Benefits to the Principals Resulting from the Merger Proposal -- CRITEF Funds -- Nonpayment of Servicing Fees" and the table in APPENDIX C entitled "Estimated Projected Cash Flows -- Other Mortgage Businesses."

COMMON SHARE OWNERSHIP AFTER THE MERGER


    The following table presents certain information regarding the beneficial ownership of Common Shares by the directors and executive officers of CRIIMI MAE, including the Principals, as of the Record Date, and on a pro forma basis after the Merger. On the Record Date there were 26,888,456 Common Shares outstanding. After the Merger there are assumed to be 29,649,746 Common Shares outstanding.



                                                                    AT APRIL 24, 1995(1)                 AFTER MERGER(2)
                                                               -------------------------------    ------------------------------
                                                                                PERCENTAGE OF                      PERCENTAGE OF
                                                                 NUMBER OF       OUTSTANDING        NUMBER OF       OUTSTANDING
                                                               COMMON SHARES    COMMON SHARES     COMMON SHARES    COMMON SHARES
                                                               -------------    --------------    -------------    -------------
William B. Dockser (2)......................................      231,680             *             1,557,099           5.3
H. William Willoughby (2)...................................       89,681             *             1,415,100           4.8
Garrett G. Carlson, Sr......................................        2,000             *                 2,000            *
G. Richard Dunnells.........................................        1,533             *                 1,533            *
Robert F. Tardio............................................          349             *                   349            *
Jay R. Cohen................................................       41,435             *                81,599            *
Frederick J. Burchill.......................................        2,968             *                43,132            *
Deborah A. Linn.............................................          516             *                15,578            *
Cynthia O. Azzara...........................................       --                 *                15,062            *
All directors and executive officers as a group (9
 persons)...................................................      367,395            1.4            3,128,685          10.6

- ------------------------
 *   Less than 1%.

(1)  For  additional information  concerning the beneficial  ownership of Common
     Shares,  see  "Security   Ownership  of  Certain   Beneficial  Owners   and
     Management."

(2) Assumes the issuance of 1,325,419 Common Shares to each of the Principals in the Merger.


    The above table does not include Common Shares issuable pursuant to options for an aggregate of 3,000,000 Common Shares to be granted in connection with the Merger Proposal to the Principals and options for an aggregate of 230,000 Common Shares to be granted in connection with the Merger to other officers and employees of CRIIMI MAE. None of the options is exercisable within 60 days after the Closing Date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    CRI LIQUIDATING ADVISORY AGREEMENT. Under the CRI Liquidating Advisory Agreement the Adviser is obligated to evaluate and negotiate voluntary mortgage dispositions, provide administrative services and conduct day-to-day affairs for CRI Liquidating. Pursuant to the CRI Liquidating Advisory Agreement, the Adviser receives annual fees for managing the portfolio of CRI Liquidating. These fees include a base component equal to a percentage of average invested assets. In addition, fees paid to the Adviser by CRI Liquidating may include a performance-based component referred to as the deferred component. The deferred component, also calculated as a percentage of average invested assets, is computed each quarter but paid (and expensed) only upon meeting certain cumulative performance goals. If these goals are not met, the deferred component accumulates, and may be paid in the future if cumulative goals are met. In addition, incentive fees are paid by CRI Liquidating on a current basis if certain performance goals are met. For the year ended December 31, 1993, CRI Liquidating paid the Adviser annual fees of $1,234,291, of which $990,599 was the base component and $243,692 was the deferred component, and incentive fees of $256,290. For the year ended December 31, 1994, CRI Liquidating paid the Adviser annual fees of $696,342, of which $577,683 was the base component and $118,659 was the deferred component, and incentive fees of $394,812. In addition, for the years ended December 31, 1993 and 1994, CRI Liquidating reimbursed the Adviser $254,039 and $285,423, respectively, for expenses incurred.

    The annual fee is calculated separately for each of the remaining mortgage pools from the former funds that were merged into CRI Liquidating in 1989 (the "CRIIMI Merger"). The deferred component of the annual fee is subject to certain cumulative performance goals, as described below.

    With respect to CRI Insured Mortgage Investment Limited Partnership ("CRIIMI I"), the annual fee equals 0.75% of average invested assets invested in mortgage investments transferred by CRIIMI I in the CRIIMI Merger, one-third of which is deferred and paid on a cumulative basis only during such quarters as the carryover CRIIMI I target yield, as discussed below, is achieved on a cumulative basis. Any such deferred amounts are paid only out of proceeds or mortgage dispositions attributable to CRIIMI I mortgage investments.

    With respect to CRI Insured Mortgage Investments II, Inc. ("CRIIMI II"), the annual fee equals 0.75% of average invested assets invested in existing mortgage investments transferred by CRIIMI II in the CRIIMI Merger, one-fourth of which is deferred and paid on a cumulative basis only during such quarters as the carryover CRIIMI II target yield, as discussed below, is achieved on a cumulative basis. Any such deferred amounts are paid only out of operating income attributable to CRIIMI II mortgage investments.

    With respect to CRI Insured Mortgage Investments III Limited Partnership ("CRIIMI III"), the annual fee equals 0.25% of average invested assets invested in mortgage investments transferred by CRIIMI III in the CRIIMI Merger. As of December 31, 1993, this fee was reduced to 0.125% for any quarter in which the carryover CRIIMI III cumulative annual fee yield, as discussed below, is not achieved.

    The carryover CRIIMI I target yield is achieved during any quarter that the former CRIIMI I mortgage investments transferred in the CRIIMI Merger generate a cumulative yield (including gains or losses on mortgage dispositions) on amounts invested in such assets of 13.33% per annum based on financial statement income. The carryover CRIIMI II target yield is achieved during any quarter that the former CRIIMI II mortgage investments transferred in the CRIIMI Merger generate a cumulative yield (including gains or losses on mortgage dispositions) on amounts invested in such assets of 11.66% per annum based on financial statement income. The carryover CRIIMI III cumulative annual fee yield is achieved during any quarter, commencing after December 31, 1993, in which the former CRIIMI III mortgage investments transferred in the CRIIMI Merger generate a cumulative yield (including gains or losses on mortgage dispositions) on amounts invested in such assets of 10.89% per annum based on financial statement income.

    CRI is the general partner of the Adviser. The Principals own the majority of the limited partnership interests in the Adviser. An interest of 0.001% in the Adviser is owned by Martin C. Schwartzberg as a limited partner.

    After the Merger, the Adviser will continue to perform advisory services under the CRI Liquidating Advisory Agreement. Pursuant to the CRI Liquidating Reimbursement Agreement to be entered into between the Adviser and CRIIMI Management in connection with the Merger Proposal, the employees of CRIIMI Management will perform certain functions on behalf of the Adviser under the CRI Liquidating Advisory Agreement. Neither CRIIMI Management nor CRIIMI MAE, which owns approximately 57% of CRI Liquidating, will receive advisory fees under the CRI Liquidating Advisory Agreement. However, CRIIMI Management will be reimbursed, at cost, for its employees' time and expenses pursuant to the CRI Liquidating Reimbursement Agreement. During 1994, CRI Liquidating reimbursed CRI $285,423 for services provided on its behalf in connection with the CRI Liquidating Advisory Agreement. It is anticipated that the reimbursement that will be paid to CRIIMI Management from CRI Liquidating subsequent to the Merger will not vary significantly from the amount paid to CRI during 1994.

    CRI SUBLEASE. CRIIMI MAE will continue to maintain its headquarters office at The CRI Building in Rockville, Maryland. CRIIMI MAE will sublease approximately 11,800 square feet of office space leased by CRI in The CRI Building for headquarters purposes, at a total annual rent of approximately $237,000 for 1995. All increases in lease occupancy charges, including inflation adjustments and expense reimbursements, will be passed through on a per square foot basis. This amount reflects prevailing market rates and is below CRI's rental cost. The term of this sublease will run concurrently with CRI's lease, which expires on October 31, 1997.

    ADMINISTRATIVE SERVICES AGREEMENT. Pursuant to the CRI Administrative Services Agreement, CRI will provide CRIIMI MAE and its subsidiaries with certain administrative and office facility services and other services, at cost, with respect to certain aspects of CRIIMI MAE's business. CRIIMI MAE intends to use the services provided under the CRI Administrative Services Agreement to the extent such services are not performed by CRIIMI MAE or provided by another service provider. The CRI Administrative Services Agreement is terminable on 30 days' notice at any time by CRIIMI MAE. CRIIMI MAE and its subsidiaries expect the annual charges under the CRI Administrative Services Agreement to approximate $190,000 during 1995.

    REGISTRATION RIGHTS AND LOCK-UP AGREEMENT. The Common Shares received by the Principals and the Executive Officers pursuant to the Merger Proposal (the "Restricted Shares") will be "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and may be sold only pursuant to an effective registration statement under the Securities Act or an applicable exemption, including an exemption under Rule
144. The Principals and the Executive Officers will be required to enter into a Registration Rights and Lock-Up Agreement with CRIIMI MAE pursuant to which those persons will not be permitted to offer, sell, contract to sell or otherwise dispose of any Restricted Shares for 36 months after the Closing Date, except for gifts to relatives and charitable contributions. Each Principal is prohibited from making such gifts in excess of 662,709 Common Shares during such period. After expiration of the lock-up period, the holders of the Restricted Shares, after notifying CRIIMI MAE of their intention, will be permitted, subject to meeting certain procedural requirements, to sell Restricted Shares. If an exemption from the registration requirements is not available, the Principals and Executive Officers may exercise piggyback registration rights, may utilize any available shelf-registration and, if the aggregate number of Common Shares to be registered exceeds 50,000 Common Shares, exercise demand registration rights; provided that a maximum of two demand registration statements may be required and a second notice demanding registration must be at least a year after the first. Under the agreements providing for such registration rights, CRIIMI MAE will pay all expenses, other than underwriting discounts, in connection with any registration.

    EMPLOYMENT AND NON-COMPETITION AGREEMENTS; OPTIONS. In connection with the Merger Proposal, CRIIMI Management will enter into employment agreements with each of the Principals (see "-- Benefits to the Principals Resulting from the Merger Proposal -- Employment and Non-Competition Agreements; Options") and each of the Executive Officers, namely Jay R. Cohen, Frederick J. Burchill, Deborah
A. Linn and Cynthia O. Azzara. The Executive Officers' agreements have three-year terms and provide for minimum annual salaries of $175,000, $175,000, $125,000 and $120,000, ($130,000 beginning on September 1, 1995 for Ms. Linn and Ms. Azzara), respectively. Each of the agreements with the Executive Officers will include provisions prohibiting the Executive Officer from competing with CRIIMI Management, CRIIMI MAE or CRIIMI MAE's affiliated entities while employed by CRIIMI Management. In certain circumstances, the Executive Officer's unvested Common Shares acquired at the Closing will be forfeited to CRIIMI Management. At the Closing, Mr. Cohen and Mr. Burchill will each receive a stock option for 65,000 Common Shares and Ms. Linn and Ms. Azzara will each receive a stock option for 25,000 Common Shares. Nine other employees of CRIIMI MAE will receive, at the Closing, stock options for a total of 50,000 Common Shares. The stock options will have an exercise price of $1.50 per share more than the Trading Price. In no event may the exercise price be less than the market value on the date the option is granted. The Executive Officers' options vest in equal installments on the first three anniversaries of the Closing Date and expire on the eighth anniversary of the Closing Date.

CONSEQUENCES OF FAILURE TO APPROVE THE MERGER

    If the Merger is not approved, CRIIMI MAE intends to continue to conduct its business generally in a manner consistent with past practices. CRIIMI MAE is unable to predict the exact consequences any rejection of the Merger Proposal will have. The Principals and their affiliates currently provide certain mortgage advisory, asset management and administrative services to CRIIMI MAE. If the Merger is not completed, there is no assurance that CRIIMI MAE will be able to continue to obtain such services from the Principals or their affiliates or from other third parties on favorable terms, after the expiration of the Advisory Agreement in November 1995. Even if the Merger Proposal is approved there is no assurance that the Merger Proposal will be consummated. However, to the knowledge of CRIIMI MAE and the Principals, if the Merger Proposal is approved and the conditions set forth in the Merger Agreement are satisfied, the Merger Proposal will be consummated as indicated herein. See "Description of the Merger Agreement -- Principal Features of the Merger -- Conditions to Closing."

EXPENSES

    CRIIMI MAE has agreed to pay the expenses of the solicitation, including the fees and expenses of the Special Committee, Duff & Phelps and Merrill Lynch, together with the fees and expenses of CRIIMI MAE's counsel and independent public accountants. CRI has agreed to pay the fees and expenses of its counsel and independent public accountants, and the costs of the employees of CRI and its affiliates in connection with the Merger, except to the extent such costs are attributable to services performed on CRIIMI MAE's behalf. CRIIMI MAE estimates that its share of such expenses will total approximately $3,010,000.

    For services on the Special Committee each member was paid $25,000 plus $1,500 for each meeting attended and $750 for each telephone conference call involving two or more members.

ACCOUNTING TREATMENT

    The Merger will be treated as a purchase for accounting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences in connection with the Merger Proposal to a holder of Common Shares who is a U.S. citizen or resident or which is a tax exempt organization (including individual retirement accounts). Special Counsel in connection with the Merger has reviewed the following discussion and is of the opinion that it fairly summarizes the federal income tax considerations that are likely to be material to such holders of Common Shares. Such discussion and opinion are based on current law. The discussion is not exhaustive of all possible tax considerations, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. This discussion does not describe all of the aspects of federal income taxation that may be relevant to a stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

    EACH STOCKHOLDER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE OWNERSHIP OF COMMON SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF SUCH OWNERSHIP AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

    GENERAL. CRIIMI MAE expects to continue to be taxed as a REIT for federal income tax purposes. Management believes that CRIIMI MAE was organized, has operated and, assuming consummation of the Merger, will continue to operate after the Merger in such a manner as to meet the requirements for qualification and taxation as a REIT under the Code, and intends to continue to operate CRIIMI MAE in such a manner. No assurance, however, can be given that CRIIMI MAE will continue to operate in a manner so as to remain qualified as a REIT.

    In the opinion of Special Counsel, assuming CRIIMI MAE was organized in conformity with and has satisfied, prior to the Merger, the requirements for qualification and taxation as a REIT under the Code for each of its taxable years from and including the first year for which CRIIMI MAE made the election to be taxed as a REIT and the assumptions and representations referred to below are true upon and following the Merger, the Merger will be consummated in conformity with the requirements for continued qualification and taxation of CRIIMI MAE as a REIT, and the proposed methods of operation of CRIIMI MAE, CRIIMI Management, the Services Partnership and the Services Corporation following the Merger, and the ownership of assets contemplated in the Merger Proposal, will permit CRIIMI MAE to continue to so qualify for its current and subsequent taxable years. This opinion is based on certain assumptions relating to the organization and operation of the Services Corporation, CRIIMI Management and the Services Partnership and is conditioned upon certain representations made by CRIIMI MAE and the CRI Mortgage Businesses' personnel and affiliates as to certain factual matters relating to the Merger, CRIIMI MAE's operations prior to the Merger and the intended manner of operation after the Merger of CRIIMI MAE, CRIIMI Management, the Services Partnership and the Services Corporation. The opinion is further conditioned upon CRIIMI MAE and the Services Corporation not otherwise being allocated more non-qualifying income than is consistent with the 95% gross income test. See "-- Income Tests." Special Counsel is not aware of any facts or circumstances that are inconsistent with these assumptions and representations. Unlike a tax ruling, an opinion of counsel is not binding on the Internal Revenue Service ("IRS"), and no assurance can be given that the IRS will not challenge the status of CRIIMI MAE as a REIT for federal income tax purposes. CRIIMI MAE's qualification and taxation as a REIT has depended and will depend upon, among other things, CRIIMI MAE's ability to meet on a continuing basis, through ownership of assets, actual annual operating results, receipt of qualifying real estate income, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Special Counsel has not reviewed compliance with these tests prior to the Merger and will not review compliance with these tests on a periodic or continuing basis after the Merger. Special Counsel can give no assurance respecting the satisfaction of such tests. See "-- Failure to Qualify."


    The following is a general summary of certain of the Code sections that affect the Merger. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof as currently in effect. There is no assurance that there will not be future changes in the Code, Treasury Regulations or administrative or judicial interpretation thereof which could adversely affect CRIIMI MAE's ability to continue to qualify as a REIT or adversely affect the taxation of holders of Common Shares or which could further limit the amount of income CRIIMI MAE may derive from the mortgage advisory and servicing activities to be performed after the Merger.

    THE CONSUMMATION OF THE MERGER WILL NOT BE A TAXABLE EVENT FOR FEDERAL INCOME TAX PURPOSES FOR THE STOCKHOLDERS OF CRIIMI MAE.

    A REIT is permitted to have a wholly-owned subsidiary (also referred to as a "qualified REIT subsidiary") provided that such subsidiary satisfies certain conditions. A qualified REIT subsidiary is not treated as a separate entity for federal income tax purposes. Rather, all of the assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as if they were those of the REIT. CRIIMI Management will be a "qualified REIT subsidiary" of CRIIMI MAE, and the assets, liabilities and items of income of CRIIMI Management will be treated as assets, liabilities and items of income of CRIIMI MAE.

    A REIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner and is deemed to receive its proportionate share of the income of the partnership. Thus, CRIIMI Management's share of the assets, liabilities and items of income of the Services Partnership will be treated as assets, liabilities and items of income of CRIIMI MAE for purposes of applying the requirements described herein, provided that the Services Partnership is treated as a partnership for federal income tax purposes.

    INCOME TESTS. In order for CRIIMI MAE to maintain its qualification as a REIT, there are three gross income tests that must be satisfied annually.

        (1) At least 75% of CRIIMI MAE's gross income (excluding gross income from prohibited transactions) for each taxable year must be rents from real property and interest and certain other income earned from mortgages on real property, gain from the sale of real property or mortgages (other than in prohibited transactions) or income from qualified types of temporary investments.

        (2) At least 95% of CRIIMI MAE's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

        (3) Less than 30% of CRIIMI MAE's gross income (including gross income from prohibited transactions) must be derived from gain in connection with the sale or other disposition of stock or securities held for less than one year, property in a prohibited transaction, and real property held for less than four years (other than involuntary conversions and foreclosure property).

    CRIIMI MAE will derive a portion of its income from CRIIMI Management's interest as an 8% general partner in the Services Partnership and CRIIMI MAE's ownership of non-voting common stock of the Services Corporation, which is the 92% limited partner in the Services Partnership. The income derived via its 8% general partnership interest will have the same character as it does in the hands of the Services Partnership. Such income will generally not qualify under the 95% and 75% gross income tests. The income derived by the Services
Corporation will be subject to corporate income tax when received by the Services Corporation. To the extent the Services Corporation pays dividends to CRIIMI Management, such dividends will be qualified income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Payments of interest on certain installment notes payable by the Services Corporation to CRIIMI Management will reduce the taxable income of the Services Corporation and will be qualified REIT income for CRIIMI MAE for the purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

    Pursuant  to  Treasury  Regulations,  a  partner's  capital  interest  in  a partnership determines its proportionate interest in the partnership's gross income from partnership assets for purposes of the 75% and 95% gross income tests. CRIIMI Management's capital interest in the Services Partnership is 8% and the Services Corporation's capital interest in the Services Partnership is 92%. CRIIMI MAE believes that the amount of non-qualifying gross income estimated to be allocated to CRIIMI MAE in the years following the Merger will be less than 5% of CRIIMI MAE's aggregate gross income.

    If CRIIMI MAE fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if CRIIMI MAE's failure to meet such tests was due to reasonable cause and not due to willful neglect, CRIIMI MAE attaches a schedule of the sources of its income to its return, and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances CRIIMI MAE would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

    ASSET TESTS. In order for CRIIMI MAE to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must also satisfy three tests relating to the nature of its assets.

        (1) At least 75% of the value of CRIIMI MAE's total assets must be represented by cash, cash items, government securities and real estate assets. Real estate assets include stock and debt instruments held for not more than the one-year period from the date new cash is received by CRIIMI MAE from a stock offering or a public offering of long-term debt (debt with a maturity of at least five years) of CRIIMI MAE.

        (2) Not more than 25% of CRIIMI MAE's total assets may be represented by securities other than those in the 75% asset class.

        (3) Of the assets held in securities other than those in the 75% asset class, the value of any one issuer's securities owned by CRIIMI MAE may not exceed 5% of the value of CRIIMI MAE's gross assets, and CRIIMI MAE may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT). The 25% test is only triggered in a quarter in which a security or other personal property is purchased but is not triggered by the acquisition of only real estate assets. The 5% test must generally only be met for any quarter in which a REIT acquires securities of a particular issuer.

    CRIIMI MAE will be deemed to directly hold all real estate and other assets of CRIIMI Management including assets deemed owned by CRIIMI Management through its ownership of partnership interests in the Services Partnership and other partnerships. As a result, management anticipates that more than 75% of

CRIIMI MAE's assets will be real estate assets. In addition, management does not expect CRIIMI MAE to hold (1) any securities representing more than 10% of any one issuer's voting securities other than CRIIMI Management and CRIIMI Inc., which are qualified REIT subsidiaries, and CRI Liquidating, which is a REIT, nor
(2) securities of any one issuer exceeding 5% of the value of CRIIMI MAE's gross assets (determined in accordance with generally accepted accounting principles). In particular, the value of CRIIMI MAE's proportionate share of the CRI Receivable, the notes payable by the Services Corporation to CRIIMI Management and the stock of the Services Corporation, all of which may constitute securities for this purpose, together constitute less than 5% of the value of CRIIMI MAE's gross assets. CRIIMI MAE would not lose its qualifying status as a REIT under the asset tests merely by reason of changes in asset values in a subsequent quarter. However, this requirement must be satisfied not only upon the initial acquisition of such securities, but also each time CRIIMI MAE increases its ownership of securities. If the failure to satisfy the asset tests results wholly or partly from an acquisition of securities or other property during the quarter, the failure could be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. CRIIMI MAE expects to maintain accurate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such steps will always be successful. Similarly, CRIIMI MAE's ownership of (1) the non-voting common stock of the Services Corporation, and (2) certain installment notes payable by the Services Corporation should not cause it to be deemed to own more than 10% of the outstanding voting securities of the Services Corporation.

    One of the requirements for qualification as a REIT in any year is that at the end of the year the REIT has no accumulated earnings and profits from a prior non-REIT year. As a result of the Merger, CRIIMI MAE would succeed to any earnings and profits of CRI Acquisition, CRICO Mortgage and CRI/AIM Management existing at the time of the Merger. Because each of CRI Acquisition, CRICO Mortgage and CRI/AIM Management is currently, and always has been, an "S corporation" under the Code (meaning that the current income of each is taxable to its stockholders such that each should have no earnings and profits), there will be no earnings and profits of any of CRI Acquisition, CRICO Mortgage and CRI/AIM Management which could be deemed to be earnings and profits of CRIIMI MAE as a result of the Merger.


    The CRI Receivable has a basis in the hands of CRI/AIM Management equal to its principal amount. This basis will carryover to CRIIMI Management. Principal payments on the CRI Receivable will therefore be non-taxable return of capital. Interest payments on the CRI Receivable will be income to CRIIMI MAE which will be qualified income under the 95% gross income test but not under the 75% gross income test. Payments to the Principals will not be deductible by CRIIMI MAE to the extent that they are based on payments of principal on the CRI Receivable because such payments will be for services in connection with the Merger. Payments to a Principal will be deductible by CRIIMI MAE to the extent that they are based on payments of interest on the CRI Receivable because they will be contingent upon the Principal continuing to render services to CRIIMI MAE.


    The options held by the Principals may be incentive stock options and non-qualified stock options. The Principals will realize ordinary income upon the exercise of the non-qualified stock options. Such income will be equal to the spread, if any, between the value of the Common Shares at such time and the exercise price. CRIIMI MAE should be entitled to an equal compensation deduction at such time. The Principals will not realize income with respect to any incentive stock options until the disposition of the Common Shares purchased upon the exercise of such options. If such a disposition was a "disqualified disposition" as defined in the Code, any gain realized by the Principals would be ordinary income and CRIIMI MAE would be entitled to an equal compensation deduction. If such disposition was not a "disqualified disposition", the Principals would realize capital gain and CRIIMI MAE would not be entitled to any compensation deduction.

    FAILURE TO QUALIFY. If CRIIMI MAE fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, CRIIMI MAE will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which CRIIMI MAE fails to qualify will not be deductible by CRIIMI MAE, nor will they be

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
required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to them as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, CRIIMI MAE also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances CRIIMI MAE would be entitled to such statutory relief.

REGULATORY MATTERS

    HUD approves mortgagees for participation in the mortgage insurance programs authorized by HUD and recertifies such designation annually. A mortgagee must be approved by HUD in order to originate, purchase, hold, service or sell HUD insured multifamily mortgages. Such approval is contingent upon an undertaking of the mortgagee to comply at all times with the general approval requirements and the special requirements for the class of mortgagee for which approval is granted.


    A partial list of requirements for such approval follows: (1) maintenance of net worth equal to at least $250,000; (2) maintenance of liquid assets of 20% of net worth; (3) maintenance of fidelity bond and errors and omissions coverage;
(4) employment of trained personnel and a staff deemed competent to perform their assigned responsibilities; (5) maintenance of facilities which satisfy certain physical requirements; (6) adoption of a written quality control plan for the origination and servicing of mortgages; and (7) satisfaction and maintenance of eligibility standards to participate in government programs by all officers, directors, partners, principals and employees. CRIIMI MAE believes that no material requirement is omitted from this list. The Services Partnership has sought such approval and management believes that HUD's approval will be obtained, as management believes that at the Closing all the HUD requirements will be satisfied by the Services Partnership. CRICO Mortgage currently is a HUD approved mortgagee.


NO APPRAISAL RIGHTS

    Under Maryland Law, holders of Common Shares will not be entitled to rights of appraisal in connection with the Merger.

               INFORMATION CONCERNING THE CRI MORTGAGE BUSINESSES

    The CRI Mortgage Businesses consist of three separate corporations, CRICO Mortgage, CRI/AIM Management and CRI Acquisition, which together provide mortgage investment, advisory, servicing, origination and other mortgage related services to third parties and affiliates.

CRICO MORTGAGE

    CRICO Mortgage, formed in 1975 to assist CRI and its affiliates with mortgage-related activities, currently engages in providing mortgage servicing, origination and other mortgage related services for third parties and affiliates and assists the Adviser in performing its mortgage investment and other advisory services. During 1994, CRICO Mortgage recognized $736,012 in mortgage servicing fees, consulting fees and other mortgage related income from third parties and $242,578 in mortgage servicing fees from affiliates. Additionally, CRICO Mortgage received $3,064,776 in annual and incentive management fees and $1,570,415 in mortgage selection fees for its services to the Adviser. These fees are paid in accordance with contracts, the most significant of which are described below.

    POOLING AND SERVICING AGREEMENT/SUBSERVICING AGREEMENT (MORTGAGE PASS-THROUGH CERTIFICATES SERIES 1993-C1). CRICO Mortgage is the special servicer for the mortgages underlying the Mortgage Capital Funding, Inc. Series 1993-C1 Certificates (the "Underlying Loans") pursuant to a Pooling and Servicing Agreement ("PSA"). As special servicer, CRICO Mortgage is responsible for the servicing of defaulted Underlying Loans, including without limitation, negotiation of workouts and supervision of collection activities including foreclosure. For its services as special servicer, CRICO Mortgage receives 0.225% per annum of the outstanding principal balance of each specially serviced Underlying Loan, a workout fee ranging from 1 1/2% to 2% of the outstanding principal balance of each restructured Underlying Loan, and a liquidation fee for each liquidated Underlying Loan in the amount of 2% of the unpaid principal balance of each liquidated Underlying Loan. The rights and obligations of CRICO Mortgage as special servicer terminate upon the final payment or other resolution of the last Underlying Loan, unless sooner terminated for a default under the terms of the PSA or upon 120 days prior notice, without cause. If the PSA is terminated without cause, CRICO Mortgage may sell the special servicing rights and retain the proceeds. The last maturity date of an Underlying Loan is April 1, 2002 and the weighted average maturity is September 29, 1997. There is currently one specially serviced Underlying Loan with an outstanding principal balance of $2,683,709.

    CRICO Mortgage also acts as subservicer of the Underlying Loans under a subservicing agreement with the master servicer. CRICO Mortgage's duties as subservicer are to service the Underlying Loans in accordance with customary servicing practices for commercial loans. For its services, CRICO Mortgage receives a fee of 0.175% per annum of the outstanding principal balance of the Underlying Loans serviced (currently $102,010,963) as well as various fees, including but not limited to, penalty charges, assumption fees, extension fees, and late fees on the Underlying Loans. The subservicing agreement is coterminous with the PSA; however, it may be terminated without cause upon 120 days prior notice, in which event CRICO Mortgage may sell the subservicing rights and retain the proceeds thereof.

    POOLING AND SERVICING AGREEMENT/SUBSERVICING AGREEMENT (MULTIFAMILY/COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES
1994-MC1). CRICO Mortgage acts as special servicer with respect to the mortgages underlying the Series 1994-MC1 Certificates pursuant to a pooling and servicing agreement substantially identical to the Series 1993-C1 PSA described above. The special servicing fee is 0.40% per annum for each specially serviced loan and the workout fee ranges from 0.75% to 1.25%. In addition, CRICO Mortgage is entitled to all assumption and modification fees and any penalty charges received with respect to specially serviced loans as well as a standby fee in those months where there are no specially serviced loans of 0.02% per annum of the outstanding principal balances of the underlying loans. Termination of the agreement is substantially identical to that under the Series 1993-C1 PSA. There are currently no specially serviced loans. The last maturity date of an underlying loan is September 1, 2003 and the weighted average maturity is October 16, 2000.

    CRICO Mortgage also acts as subservicer pursuant to a subservicing agreement with the master servicer substantially identical to that for the Series 1993-C1 Underlying Loans as described above. For its services, CRICO Mortgage receives a fee of 0.125% per annum of the outstanding principal balance of the serviced loans (currently $120,552,425) and various fees including, but not limited to, penalty charges, assumption and late fees with respect thereto.


    CRITEF SERVICING. Two limited partnerships (one of which contains two series of securities), the CRITEF Funds, were formed by CRI primarily to purchase and hold tax exempt bonds ("Bonds") issued in connection with the financing of 18 multifamily apartment complexes (the "CRITEF Properties"). CRICO Mortgage is the servicer with respect to the mortgages underlying the Bonds (the "Loans") pursuant to the loan agreements among the issuers of the Bonds, the owners of the CRITEF Properties (the "Owners") and the CRITEF Funds. The aggregate principal amount of such mortgages is approximately $207 million. CRICO Mortgage also acts as escrow agent with respect to 15 of the CRITEF Properties. As escrow agent, CRICO Mortgage holds and disburses certain reserve funds established under the terms of the loan documents pursuant to which the proceeds of the Bonds were loaned to the Owners. As servicer, CRICO Mortgage's primary obligations are to collect funds from the borrowers and disburse them to pay debt service, taxes and insurance and into reserves for replacement and other purposes.



    These loan and escrow agreements commenced at various dates from December 1986 through January 1, 1990 with agreements for half of the loans commencing in the period from July 1988 to February 1989 and mature (on average) in the year 1999 with the last Loan maturing in the year 2000.



    The documents provide that CRICO Mortgage can be replaced as servicer by the CRITEF Funds, and that it can be replaced as escrow agent with respect to certain of the CRITEF Properties by the issuer of the Bonds, but only with the consent of the Owner and the CRITEF Funds. There is no specific provision in the loan agreements for CRICO Mortgage to resign as servicer; however, the management of CRIIMI MAE believes that CRICO Mortgage could resign if a successor servicer were approved by the CRITEF Funds. Under the escrow agreements, CRICO Mortgage can generally resign as escrow agent upon 60 days' notice so long as a successor has been appointed. There is no prohibition against CRICO Mortgage retaining a subservicer to assist it in performing its duties; however, assignment of the servicing rights and obligations would require, generally consent of the CRITEF Fund, the issuer of the Bonds and the Owner.



    For its services, CRICO Mortgage receives annual fees ranging from 0.625% to 0.75% of the outstanding loan amounts. These fees are payable on a current basis if there is sufficient cash flow available pursuant to the terms of the underlying loan agreements. In 1994, a majority of the CRITEF Loans serviced by CRICO Mortgage were unable to make their debt service payments and therefore did not pay servicing fees. No additional fees accrue on deferred servicing fees. Earned but unpaid fees are due upon the pay-off of the mortgages. The obligation to pay deferred servicing fees is a recourse obligation of the borrower but is not secured by a lien on the property. See Financial Statements of the CRI Mortgage Businesses and "The Merger Proposal -- Benefits to the Principals Resulting From the Merger Proposal -- CRITEF Funds -- Nonpayment of Servicing Fees."


    DELEGATION AGREEMENT. The AIM Funds are the beneficial owners of certain mortgage loans which HUD has coinsured under the National Housing Act. The coinsurer of record is Integrated Funding, Inc. ("IFI"), an affiliate of CRIIMI MAE. IFI has entered into an agreement with CRICO Mortgage for CRICO Mortgage to provide servicing for 10 coinsured loans with an aggregate current outstanding principal balance of $86,891,618 at a fee of 0.10% per annum of the outstanding principal balance of each coinsured loan. The agreement was for an initial term of one year (expiring on January 11, 1994) and is automatically renewable for one-year terms absent notice of nonrenewal given not less than 180 days prior to the expiration of any one year term. However, the agreement may be terminated with respect to any loan upon 180 days notice. The agreement expires with respect to each loan when it is paid in full or otherwise sold or transferred. The last maturity date is November 1, 2030, with a weighted average maturity of November 15, 2029.

CRI/AIM MANAGEMENT


    CRI/AIM Management was formed in 1991 to act as subadviser to the AIM Funds, which hold federally insured mortgage investments. CRI/AIM Management acts as subadviser pursuant to four identical submanagement agreements -- one for each of the AIM Funds. Under the submanagement agreements, CRI/AIM Management provides services at the request of the AIM adviser, AAP. Services include assistance in acquisition of mortgages, acting as liaison with mortgagors, GNMA and HUD, cash management, servicing of cash flow participation, disposition of mortgages and daily management of the AIM Funds. The fee for services is 0.28% of total invested assets (currently approximately $583 million in the aggregate for all four AIM Funds). The submanagement agreements are coterminous with AAP's advisory agreements which currently expire on August 16, 1996 and are automatically renewable for successive one-year terms unless terminated by a vote of a majority of the unitholders in the AIM Funds or for cause. During 1994, CRI/AIM Management earned $1,620,537 in subadvisory fees.


TRANSACTIONS WITH SERVICES CORPORATION AND SERVICES PARTNERSHIP


    Immediately prior to the Merger, CRI/AIM Management and CRICO Mortgage will sell substantially all of their contracts to the Services Corporation and receive, as consideration, interest- bearing installment notes. The contracts will then be contributed by the Services Corporation to the Services Partnership, which will, after the Merger, provide loan servicing, advisory and origination services and will receive the fees therefor. The Merger Proposal was structured in this manner because the income generated from servicing, advisory and contracts for similar services is considered non-qualifying for REIT purposes at the CRIIMI MAE level. The contracts were therefore placed in the
Services Corporation and the Services Partnership to avoid adverse tax consequences. See also "The Merger Proposal -- Certain Federal Income Tax Consequences."


CRI ACQUISITION


    Also, immediately prior to the Merger, the Advisory Agreement will be transferred to CRI Acquisition, a newly formed entity owned by the Principals which will be merged into CRIIMI Management. The Advisory Agreement currently expires on November 21, 1995 and is automatically renewable for a three-year term if notice of termination or nonrenewal is not given prior to August 1, 1995. The Advisory


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
Agreement will be terminated upon completion of the Merger. The fees generated by the Advisory Agreement constitute approximately 61% of the fee revenues of the CRI Mortgage Businesses. See "The Merger Proposal -- Income Earned by CRI Mortgage Businesses" and Financial Statements of the CRI Mortgage Businesses.

    In addition, in connection with the AIM Funds, CRI and CRIIMI MAE each purchased a 50% interest in CRI/AIM Investment Limited Partnership, which holds a 20% limited partnership interest in AAP. Immediately before the Merger, CRI will transfer its 50% general partnership interest in CRI/AIM Investment Limited Partnership to CRI Acquisition. During 1994, CRI's general partnership interest generated $387,779. This amount was offset by net guaranty payments of $312,222 from the CRI Mortgage Businesses to CRIIMI MAE. See "The Merger Proposal -- Benefits to the Principals Resulting from the Merger Proposal -- Liability for Debt; Release from Obligation."

GENERAL

    Upon the consummation of the Merger, the CRI Mortgage Businesses will be merged into CRIIMI Management and will cease to exist. The activities related to subadvisory, mortgage servicing and consulting will be performed by, and the related fee streams and net income from those activities will belong to, the Services Partnership. The fees formerly payable by CRIIMI MAE to its Adviser pursuant to the Advisory Agreement will cease upon the consummation of the Merger. However, the 33 people, including the Principals, employed by the CRI Mortgage Businesses to perform the services under the agreements described herein and other agreements will, after the Merger, be employed by CRIIMI Management. In addition, the Merger will provide CRIIMI MAE with the ability to expand the CRI Mortgage Businesses and actively compete in the commercial mortgage market, including the ability to originate, underwrite or purchase loans or commercial mortgage backed securities, to provide loan servicing and special servicing to an expanding commercial mortgage backed security market, and to explore additional opportunities in the asset management and advisory services businesses. See "The Merger Proposal -- Risks of the Merger Proposal to CRIIMI MAE and Stockholders of CRIIMI MAE" and "-- Benefits to the Principals Resulting from the Merger Proposal."

    CRIIMI  Management,   itself,  will   manage  the   fully-insured   mortgage
investments, higher-yielding subordinated investments and other assets owned by CRIIMI MAE and its subsidiaries.


    Assets acquired (purchase price) and costs incurred in connection with the Merger (for a total of approximately $35.2 million) are recorded using the purchase method of accounting. As part of the Merger, CRIIMI MAE's financial condition and liquidity will be impacted by the increase in total assets, which increase has been allocated on the Pro Forma Balance Sheet to the acquired assets. The acquired assets include the AIM subadvisory contracts and loan servicing contracts (approximately $7.4 million), which assets are contained in the Services Corporation or Services Partnership, as discussed above, the terminated contract, work force and intellectual property of the CRI Mortgage Businesses (approximately $23.9 million) and other assets totalling approximately $7.2 million. The increase in assets is partially offset by a reduction in cash and cash equivalents of approximately $3.3 million, such reduction resulting from the payment of costs incurred in connection with the Merger, as well as a capital contribution to the Services Corporation. See "CRIIMI MAE Pro Forma Balance Sheet and Notes and Management's Assumptions to Unaudited Pro Forma Financial Statements."



    Also as a part of the Merger, CRIIMI MAE's total liabilities and shareholders' equity are expected to increase by approximately $35.2 million. Shareholders' equity is expected to increase by approximately $21.1 million as a result of the issuance of 2,761,290 Common Shares and the issuance of options to purchase 3,000,000 Common Shares. Additionally, total liabilities are expected to increase by $14.1 million as a result of indebtedness of $9.1 million assumed in the Merger and deferred compensation of $5 million. See "CRIIMI MAE Pro Forma Balance Sheet and Notes and Management's Assumptions to Unaudited Pro Forma Financial Statements."


    CRI is not a party to the Merger and will continue to conduct those real estate activities which are not being transferred as part of the CRI Mortgage Businesses. See "The Merger -- Risks of the Merger Proposal to Stockholders of CRIIMI MAE -- Conflicts of Interest -- The CRI Retained Operations."

                            CRI MORTGAGE BUSINESSES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Management's discussion and analysis of financial condition and results of operations consists of comparisons of the operating results of the CRI Mortgage Businesses for the years ended December 31, 1994, 1993 and 1992. CRIIMI MAE's historical management's discussion and analysis for the same periods is incorporated herein by reference.

RESULTS OF OPERATIONS -- CRI MORTGAGE BUSINESSES


YEAR ENDED DECEMBER 31, 1994 VERSUS THE YEAR ENDED DECEMBER 31, 1993

    The CRI Mortgage Businesses' combined financial statements include the accounts of CRICO Mortgage, CRI/AIM Management and certain assets and liabilities and income and expenses of CRI which will be assumed by CRI Acquisition, which are affiliates of CRI and through which CRI provides substantially all of its mortgage investment advisory, servicing and origination services to REITs, publicly traded limited partnerships and third parties. Each combined company is wholly owned by the Principals.

    The CRI Mortgage Businesses' total revenue increased by approximately $1.2 million to approximately $8.6 million for 1994 from $7.4 million for 1993. The increase is primarily attributable to significant increases in annual and incentive management fees from its affiliate, CRIIMI MAE, mortgage servicing, consulting and other mortgage related income and interest income, as discussed below. Partially offsetting these increases was a significant decrease in mortgage selection fees from its affiliate, CRIIMI MAE, as discussed below.

    Annual  and  incentive  management  fees   from  CRIIMI  MAE  increased   by
approximately $1.6 million to approximately $3.1 million for 1994 from $1.5 million for 1993 principally due to a significant increase in CRIIMI MAE's mortgage base in 1994 and 1993 and the related fee payment during 1994.

    Mortgage selection fees from CRIIMI MAE decreased by approximately $846,000 to approximately $1.6 million for 1994 from $2.4 million for 1993. The mortgage selection fee is paid by CRIIMI MAE at the time it purchases a mortgage investment. This significant decrease resulted from a decrease in CRIIMI MAE's mortgage acquisition activity during 1994, when CRIIMI MAE's mortgage acquisitions totalled $235.8 million as compared to $312.7 million in 1993.

    Mortgage servicing, consulting and other mortgage related income increased by approximately $259,000 to approximately $736,000 for 1994 from approximately $477,000 for 1993 primarily due to the commencement of two additional mortgage servicing contracts with unrelated third parties, effective July 1994 and October 1993.

    Interest income increased by approximately $244,000 to approximately $932,000 for 1994 from $688,000 for 1993. This increase resulted from interest income recognized on a loan receivable (effective September 1993) from CRI (an affiliate of the CRI Mortgage Businesses) in the amount of $7.0 million. The terms of the loan were identical to the terms of the $7.0 million third party debt the CRI Mortgage Businesses incurred in September 1993, as described below.

    Interest expense increased by approximately $293,000 to approximately $1.3 million for 1994 from $970,000 for 1993. This increase was primarily due to an increase in the CRI Mortgage Businesses' incurrence of debt ($7.0 million) in September 1993, to an unaffiliated lender, at an interest rate of approximately 25% per annum. The debt was incurred in connection with the sale by the CRI Mortgage Businesses of their investment in the AIM subadvisory contracts pursuant to a repurchase agreement. The CRI Mortgage Businesses were obligated to repurchase such investment on June 1, 1994 for $7.0 million. This debt was refinanced with a third party lender in April 1994 to a rate of approximately 8.25%. As such, interest expense for 1994 includes twelve months of interest related to these obligations as compared to 1993

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
which includes four months of interest. The additional interest expense incurred with respect to this debt during 1994 and 1993 was offset by interest income related to a note receivable from CRI, as discussed above. All other expenses remained relatively constant during these two periods.

    Net income for 1994 increased by approximately $1.0 million to approximately $6.0 million for 1994 from $5.0 million for 1993 as a result of the above-mentioned factors.

YEAR ENDED DECEMBER 31, 1993 VERSUS THE YEAR ENDED DECEMBER 31, 1992

    The CRI Mortgage Businesses' total revenue increased by approximately $3.1 million to approximately $7.4 million for 1993 from approximately $4.3 million for 1992. The increase was primarily attributable to significant increases in mortgage selection fees from its affiliate, CRIIMI MAE, annual and incentive fees from its affiliate, CRIIMI MAE, and interest income, as discussed below.

    Annual  and  incentive  management  fees   from  CRIIMI  MAE  increased   by
approximately $457,000 to approximately $1.5 million for 1993 as compared to $1.0 million in 1992 principally due to a significant increase in CRIIMI MAE's mortgage base in 1993 and the related fee payment during 1993.

    Mortgage selection fees from CRIIMI MAE increased by approximately $2.3 million to approximately $2.4 million for 1993 from approximately $100,000 in 1992. This increase was attributable to a significant increase in CRIIMI MAE's mortgage acquisitions during 1993.

    Mortgage servicing, consulting and other mortgage related income decreased by approximately $185,000 to approximately $477,000 for 1993 from approximately $662,000 for 1992 primarily due to a reduction in consulting fee income. Consulting fee income recognized in 1992 included the non-recurring sale of a third party mortgage of approximately $481,000. Partially offsetting this decrease was an increase in mortgage servicing fees as a result of the commencement of an additional mortgage servicing contract with an unrelated third party, effective October 1993.

    Mortgage servicing fees from affiliates are earned in connection with the servicing of mortgage investments owned by the AIM Funds and the CRITEF Funds, which are affiliates of CRI. Mortgage servicing fees from affiliates decreased approximately $144,000 to approximately $284,000 in 1993 from approximately $428,000 in 1992. This decrease was primarily due to a decrease in servicing fee revenue earned in connection with the CRITEF portfolio during 1993, as a result of an increase in the number of non-performing loans in this portfolio.

    Interest income increased by approximately $683,000 for 1993 to approximately $688,000 from $5,000 for the corresponding period in 1992. This significant increase resulted from interest income recognized on a loan receivable from CRI, an affiliate, in the amount of $7.0 million as previously discussed.

    Interest expense increased by approximately $673,000 to approximately $970,000 in 1993 from $297,000 for 1992. This significant increase was primarily due to the incurrence of $7.0 million in debt in September 1993 at an interest rate of 25% per annum, as previously discussed.

    Other expenses increased approximately $135,000 to $1.4 million for 1993 from $1.3 million for 1992. This increase was primarily due to an increase in salaries and employee benefits, resulting from additional staffing and employee incentives during this period.

LIQUIDITY

    The CRI Mortgage Businesses closely monitor their cash flow and liquidity positions in an effort to ensure that sufficient cash is available for operations. The CRI Mortgage Businesses' cash receipts, which are derived from subadvisory fees earned with respect to the AIM Funds, annual and incentive management fees and mortgage selection fees earned with respect to services provided to CRIIMI MAE and mortgage servicing, consulting and origination activities, were sufficient for the years ended December 31, 1994 and 1993 to meet operating, investing and financing cash requirements. Cash flow was also sufficient to provide for the payment of distributions to affiliates of $6.1 million and $4.8 million during the years ended December 31, 1994 and 1993, respectively. As of December 31, 1994, there were no material commitments for capital expenditures.

FINANCIAL CONDITION

    Total assets decreased by $1.9 million to approximately $5.7 million as of December 31, 1994 from $7.6 million as of December 31, 1993. This significant decrease was primarily attributable to a decrease in loan receivable from CRI, an affiliate, partially offset by an increase in fees receivable, as discussed below.

    Loan receivable from CRI, an affiliate, decreased by approximately $2.0 million to $5.0 million as of December 31, 1994, from $7.0 million as of December 31, 1993. This significant decrease is attributable to principal payments received from CRI during the year ended December 31, 1994.

    Total liabilities decreased $1.9 million to $9.3 million as of December 31, 1994 from $11.2 million as of December 31, 1993. This significant decrease was primarily attributable to a decrease in commitment under repurchase agreement arising from the repurchase of the investment in the AIM Funds, partially offset by an increase in bank term notes payable, also arising from the repurchase of the investment in AIM Funds, as discussed below. Also contributing to this decrease were payments of principal made under the terms of the note payable during 1994.

    Notes payable increased $5.0 million to $9.1 million as of December 31, 1994 from $4.1 million as of December 31, 1993. This increase is attributable to an additional bank term note in the amount of $6.0 million executed during 1994, in connection with the repurchase of the investment in the AIM Funds. Partially offsetting this increase was a reduction in the outstanding balance on the notes payable in connection with principal paydowns during 1994.

    Commitment under repurchase agreement decreased by $7.0 million in 1994 from $7.0 million as of December 31, 1993. This decrease is attributable to the repurchase of the investment in the AIM Funds, which was financed with the proceeds of a bank term note payable during 1994, as discussed above.

                      DESCRIPTION OF THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF PROVISIONS OF THE MERGER AGREEMENT NOT DESCRIBED ELSEWHERE IN THIS PROXY STATEMENT. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN IN ITS ENTIRETY BY REFERENCE THERETO. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

GENERAL

    The Merger Agreement provides that, subject to the approval thereof by the holders of Common Shares, and subject to the satisfaction of certain other conditions, the CRI Mortgage Businesses will merge with and into CRIIMI Management, with CRIIMI Management as the surviving corporation (the "Surviving Corporation").

    The Articles of Incorporation and Bylaws of CRIIMI Management in effect prior to the Closing Date will be the Articles of Incorporation and Bylaws of the Surviving Corporation until later amended as provided therein and pursuant to Maryland Law. Moreover, the officers and directors of CRIIMI Management will be the officers and directors of the Surviving Corporation, in each case, until their respective successors have been duly elected and qualified.

    Subject to the terms and conditions set forth in the Merger Agreement, upon consummation of the Merger, the issued and outstanding shares of the CRI Mortgage Businesses will be converted into the right to receive newly issued Common Shares.

PRINCIPAL FEATURES OF THE MERGER

    GENERAL. The Merger will involve the transactions described in "Summary -- The Merger -- Principal Features of the Merger Proposal."

    CLOSING. The Merger Agreement provides that the Closing will occur after all of the conditions set forth in the Merger Agreement have been satisfied or waived. It is contemplated that the Closing will occur on or prior to June 30, 1995. See "-- Conditions to Closing."

    CONDUCT OF BUSINESS PRIOR TO THE CLOSING. Each of the CRI Mortgage Businesses and the Principals have agreed, among other things, that prior to the Closing Date, unless otherwise agreed in writing, or except as otherwise may be necessary to effectuate the Merger Proposal, each of the CRI Mortgage Businesses will not conduct its respective business, or take any actions, other than in the ordinary course of business and consistent with past practices. Except as set forth in the Merger Agreement, each of the CRI Mortgage Businesses has agreed, among other things, not to (1) whether or not in the ordinary course of business or consistent with past practice, pledge, encumber, sell or dispose of any assets unless, in the case of assets sold or disposed of, such assets are replaced with assets of equivalent or greater value; (2) amend its charter or by-laws or similar organizational documents; (3) split, combine or reclassify any shares of its capital stock or declare any dividend (except a cash dividend) or distribution (except the distribution by any CRI Mortgage Business to its stockholders or their designees of its rights to moneys earned prior to the Closing Date); (4) redeem, purchase or otherwise acquire any of its capital stock; (5) issue or sell shares of its capital stock of any class or any options, warrants or rights to purchase capital stock; (6) adopt a plan of complete or partial liquidation or resolutions providing for complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (7) acquire (by merger, consolidation or acquisition of stock or assets) any corporation or other business organization, or make any investment in any entity, other than in cash management transactions in the ordinary course of business and consistent with past practice; (8) except in the ordinary course of business and consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual or entity, or make any loans or advances; (9) authorize, recommend or propose any change in its capitalization (except the incurrence of indebtedness otherwise permitted); (10) modify in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice; or (11) authorize or propose any of the foregoing, or enter into any contract or commitment to do any of the foregoing. CRI or its designees will be entitled to all net income of the CRI Mortgage Businesses earned but not received by the CRI Mortgage Businesses prior to the consummation of the Merger.

    CONDITIONS TO CLOSING. The obligations of CRIIMI MAE and each of the CRI Mortgage Businesses to effect the Merger are subject to the fulfillment or waiver at or prior to the Closing of certain conditions, including the following: (1) the approval of the Merger Proposal by the stockholders of CRIIMI MAE, as required by the Merger Agreement; (2) the absence of litigation that could reasonably be expected to materially negatively impact the ability of CRIIMI MAE or any of the CRI Mortgage Businesses to consummate the Merger Proposal or the financial condition of CRIIMI MAE or any of the CRI Mortgage Businesses; (3) the treatment of the Merger as a purchase for accounting purposes; (4) the performance and compliance by the CRI Mortgage Businesses and CRIIMI MAE, respectively, in all material respects with all covenants, agreements and obligations to be performed or complied with (including the sale of the Advisory Agreement to CRI Acquisition); (5) the representations and warranties of CRIIMI MAE and the CRI Mortgage Businesses being true and correct in all material respects; (6) the conduct of the CRI Mortgage Businesses and CRIIMI MAE, respectively, of their business in the ordinary course, in compliance, in all material respects, with all applicable laws and regulations; and (7) the receipt of all necessary consents and approvals from HUD, lenders, partners and other parties in connection with the transactions contemplated by the Merger Agreement.

    REPRESENTATIONS, WARRANTIES AND INDEMNITIES. The Merger Agreement contains representations and warranties relating to, among other things (1) the due organization, valid existence, good standing and corporate powers of the obligations of CRIIMI MAE and each of the CRI Mortgage Businesses; (2) the capitalization of CRIIMI MAE and each of the CRI Mortgage Businesses; (3) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (4) the Merger Agreement's noncontravention of any agreement, law or charter or bylaw provision and the absence of the need (except as specified) for governmental or third-party consents to the Merger Proposal; and (5) pending or threatened litigation.

    Each of the CRI Mortgage Businesses and the Principals have made additional representations and warranties relating to, among other things (1) the payment of taxes and filing of tax returns; (2) the validity of title and leasehold interests in assets; (3) labor contracts and employee benefits plans; (4) patents, trademarks, franchises and formulas; (5) insurance; (6) the absence of undisclosed liabilities; (7) the net worth of each of the Principals; and (8) the accuracy of information supplied by each of the CRI Mortgage Businesses to CRIIMI MAE. The representations and warranties of the CRI Mortgage Businesses and the Principals contained in the Merger Agreement will survive the Closing Date for a period of three years except for certain tax representations which will survive the Closing Date for a period of four or five years, as applicable. Accordingly, CRIIMI MAE will be entitled to indemnification by the Principals under the Merger Agreement against losses or costs arising out of or resulting from the inaccuracy of any of such representations and warranties. After the Closing, the Principals will have no right of contribution from CRIIMI Management (as the successor to the CRI Mortgage Businesses) with respect to any claims for indemnification under the Merger Agreement. Except with respect to tax matters, such indemnification obligation does not apply until the aggregate amount for which indemnity would otherwise be payable exceeds $100,000, at which point indemnification would be required with respect to all claims without deduction of such amount.

    CRIIMI MAE has also made additional representations and warranties including, among other things, that the Common Shares to be issued will be validly issued, fully paid and non-assessable, and free of preemptive rights. None of the representations of CRIIMI MAE will survive the Closing.

    ADDITIONAL AGREEMENTS.  Under the Merger Agreement, the Principals agreed to
(1) vote their Common Shares in favor of the Merger Proposal, and (2) enter into their respective Employment and Non-Competition Agreements and the Registration Rights and Lock-up Agreement. The parties agreed to execute or to cause the execution of certain other agreements required under the Merger Agreement. In addition, the Principals and the CRI Mortgage Businesses agreed not to solicit, initiate or encourage the submission of inquiries, proposals or offers from any person relating to any acquisition of stock or assets, exchange offer, merger, consolidation, business combination, sale of substantial securities, liquidation, dissolution or similar transactions involving the CRI Mortgage Businesses, or to discuss, negotiate or furnish information to any person with respect to the foregoing.

    CRIIMI Management will assume the obligation of the CRI Mortgage Businesses to indemnify each of the present and former directors and officers of the CRI Mortgage Businesses to the extent required under the Articles of Incorporation, Bylaws and existing indemnity agreements of the CRI Mortgage Businesses with respect to acts or omissions on or before the Closing Date. See "-- Conditions to Closing."

                               MARKET PRICE DATA

    The Common Shares are listed on the NYSE. The following table sets forth, for the calendar quarters indicated, the high and low closing prices per Common Share as reported on the NYSE Composite Tape.


                                                    HIGH        LOW
                                                   -------    -------
CALENDAR 1993
  First Quarter................................... $11 1/4    $ 9 7/8
  Second Quarter..................................  11 5/8     10 3/4
  Third Quarter...................................  12 3/8     11 1/4
  Fourth Quarter..................................  12 5/8     11
CALENDAR 1994
  First Quarter................................... $12        $ 9 3/8
  Second Quarter..................................  11 1/8      9 3/4
  Third Quarter...................................  11 1/4      9 3/8
  Fourth Quarter..................................   9 1/2      6 5/8
CALENDAR 1995
  First Quarter................................... $ 8 3/8    $ 6 3/4
  Second Quarter (through April 25)...............   7 3/8      7


    On January 3, 1995, the last full trading day preceding the initial public announcement by CRIIMI MAE of the Merger, the high and low sale prices of the Common Shares as reported on the NYSE Composite Tape were $6.875 and $6.75 per share, respectively, and the closing price of the Common Shares was $6.75.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth information as of the Record Date, April 24, 1995, with respect to the Common Shares beneficially owned by all directors and executive officers of CRIIMI MAE and its directors and executive officers as a group:


                                                         NUMBER OF
                                                       COMMON SHARES       PERCENTAGE OF
                                                       AND NATURE OF       COMMON SHARES
NAME                                                BENEFICIAL OWNERSHIP    OUTSTANDING
- --------------------------------------------------  --------------------   -------------
William B. Dockser................................     231,680(a)(b)             *
H. William Willoughby.............................      89,681(a)(c)             *
Garrett G. Carlson, Sr............................       2,000(d)                *
G. Richard Dunnells...............................       1,533                   *
Robert F. Tardio..................................         349                   *
Jay R. Cohen......................................      41,435(e)                *
Frederick J. Burchill.............................       2,968(f)                *
Deborah A. Linn...................................         516                   *
Cynthia O. Azzara.................................      --                      --
All directors and executive officers as a group (9
 persons).........................................     367,395                  1.4

- ------------------------
 *   Less than 1%.

(a) Includes 2,767 Common Shares owned by CRI, of which Messrs. Dockser and Willoughby are the sole stockholders.

(b)  Includes 45,343 Common Shares held by Mr. Dockser's wife.

(c)  Includes 41,700 Common Shares held by Mr. Willoughby's wife.

(d)  Includes 1,000 Common Shares held by Mr. Carlson's wife.

(e) Includes 3,500 Common Shares held by Mr. Cohen's wife, and 31,207 Common Shares held jointly by Mr. Cohen and wife.

(f)  Includes 383 Common Shares held by Mr. Burchill's wife.

    The above table does not include Common Shares issuable pursuant to options for an aggregate of 3,000,000 Common Shares to be granted in connection with the Merger to the Principals and options for an aggregate of 230,000 Common Shares to be granted in connection with the Merger to other officers and employees of CRIIMI MAE. None of the options is exercisable within 60 days after the Record Date.

    To the knowledge of CRIIMI MAE, as of the Record Date, no person beneficially owned more than 5% of the outstanding Common Shares.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, filed with the SEC by CRIIMI MAE pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act") (File No. 1-10360), are incorporated by reference into this Proxy Statement:

        1. CRIIMI MAE's Annual Report on Form 10-K for the year ended December 31, 1994, as filed with the SEC on February 17, 1995, as amended on Form 10-K/A on March 27, 1995 and April 11, 1995.

        2. All documents filed by CRIIMI MAE after the date of this Proxy Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the Special Meeting.

        3. The description of the Common Shares in CRIIMI MAE's Prospectus dated July 13, 1994.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    CRIIMI MAE will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference in this Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Proxy Statement incorporates). Requests for such information should be delivered to: CRIIMI MAE Inc., Investor Services, The CRI Building, 11200 Rockville Pike, Rockville, Maryland 20852, or telephone (301) 468-9200 or toll-free (800) 678-1116.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements of CRIIMI MAE for the year ended December 31, 1994 incorporated by reference in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto. Representatives of Arthur Andersen LLP, are expected to be present at the Special Meeting to respond to questions from stockholders and to make a statement if they so desire.


    The combined financial statements of the CRI Mortgage Businesses included in this Proxy Statement have been audited by Grant Thornton LLP, independent public accountants, as set forth in their report with respect thereto.


                             STOCKHOLDER PROPOSALS

    Any stockholder proposal intended to be included in the proxy materials for presentation at the 1995 Annual Meeting of Stockholders was required to be received by the Secretary of CRIIMI MAE not later than December 1, 1994.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, neither the Board nor management knows of other matters which will be presented for consideration at the Special Meeting. However, if any other business should properly come before the Special Meeting, the persons named in the enclosed proxy (or their substitutes) will have discretionary authority to take such action as shall be in accordance with their best judgment.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
CRIIMI MAE INC. (CRIIMI MAE) PRO FORMA (UNAUDITED)

Balance Sheet, as of December 31, 1994....................................  F-3
Consolidating Statement of Operations for the year ended December 31,
 1994.....................................................................  F-4
Notes and Management's Assumptions to unaudited pro forma condensed consolidating financial statements.......................................  F-5

CRI MORTGAGE BUSINESSES (AUDITED)

Independent Auditors' Report..............................................  F-14
Combined Statements of Assets and Liabilities as of December 31, 1994 and
 1993.....................................................................  F-15
Combined Statements of Income and Expenses, years ended December 31, 1994 and 1993.................................................................  F-16
Combined Statements of Cash Flows, years ended December 31, 1994 and
 1993.....................................................................  F-17
Notes to Combined Financial Statements....................................  F-18

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma financial information with respect to CRIIMI MAE gives effect to the Merger, and is based on estimates and assumptions set forth below in the notes to such information which include pro forma adjustments. This unaudited pro forma financial information has been prepared utilizing the historical financial statements of CRIIMI MAE and the combined historical financial statements of CRI Mortgage Businesses and should be read in conjunction with the historical financial statements and accompanying notes of those companies. The pro forma financial information is based on the purchase method of accounting for the Merger. The pro forma balance sheet assumes that the Merger occurred on December 31, 1994; the pro forma consolidating statement of operations assumes that the Merger occurred on January 1, 1994.

    This unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the Merger had been effected on the dates indicated or of the results which may be obtained in the future. Management of CRIIMI MAE believes that the per share dilution reflected in the pro forma consolidating statement of operations (which is presented in accordance with generally accepted accounting principles) is especially not indicative of the potential savings in costs under the Advisory Agreement, and resulting increases in net income, following significant additions to mortgage related activities that CRIIMI MAE intends to make during each of the next several years and that, but for the Merger, would increase the fees payable under the Advisory Agreement. For a further understanding of the potential impact on dividends, reference is made to Note 5 to the pro forma financial statements ("Reconciliation of Pro Forma Net Income to Pro Forma Tax Basis Income") and to the discussion under "Dividend Policy -- Adjusted Pro Forma Accretion to Tax Basis Earnings Per Share."

                                CRIIMI MAE INC.

                            PRO FORMA BALANCE SHEET

                            AS OF DECEMBER 31, 1994
                                  (UNAUDITED)


                                                                      PRO FORMA
                                                                     ADJUSTMENTS        CRIIMI MAE
                                                     CRIIMI MAE        (NOTE 3)         PRO FORMA
                                                    ------------  ------------------   ------------
                                                        (A)
Investment in mortgages, at amortized cost, net of
 unamortized discount and premium.................  $703,215,753  $   --               $703,215,753
Investment in mortgages, at fair value............   154,373,576      --                154,373,576
Investment in subordinated securities, at
 amortized cost...................................    38,858,349      --                 38,858,349
Investment in insured mortgage funds and advisory
 partnership......................................    29,923,240      --                 29,923,240
Cash and cash equivalents.........................     5,143,171   (3,295,000)(B)(C)      1,848,171
Receivables and other assets......................     9,097,080    5,233,983(D)(F)      14,331,063
Investment in Services Corporation                       --         6,871,000(E)          6,871,000
Investment in Services Partnership................       --           538,000(E)            538,000
Terminated contract and workforce.................       --        23,900,000(E)         23,900,000
Mortgage servicing assets.........................       --           881,000(E)            881,000
Goodwill..........................................       --         1,130,824(E)          1,130,824
Deferred financing costs, net of accumulated
 amortization.....................................     8,632,333      --                  8,632,333
Deferred costs, principally paid to related
 parties, net of accumulated amortization.........     5,806,499      --                  5,806,499
                                                    ------------  ------------------   ------------
    Total assets..................................  $955,050,001  $35,259,807          $990,309,808
                                                    ------------  ------------------   ------------
                                                    ------------  ------------------   ------------
Obligations under financing facilities............  $627,247,930  $ 9,100,000(G)       $636,347,930
Accounts payable and accrued expenses.............     1,497,290      --                  1,497,290
Interest payable..................................     6,645,676      --                  6,645,676
Deferred compensation.............................       --         5,002,183(D)          5,002,183
                                                    ------------  ------------------   ------------
    Total liabilities.............................   635,390,896   14,102,183           649,493,079
                                                    ------------  ------------------   ------------
Minority interests in consolidated subsidiary.....    69,617,184      --                 69,617,184
                                                    ------------  ------------------   ------------
Common stock......................................       262,272       27,613(H)            289,885
Net unrealized gains on mortgage investments of
 subsidiary.......................................    10,316,768      --                 10,316,768
Additional paid-in-capital........................   244,224,984   21,130,011(H)        265,354,995
                                                    ------------  ------------------   ------------
                                                     254,804,024   21,157,624           275,961,648
Less treasury stock, at cost......................    (4,762,103)     --                 (4,762,103)
                                                    ------------  ------------------   ------------
    Total shareholders' equity....................   250,041,921   21,157,624           271,199,545
                                                    ------------  ------------------   ------------
    Total liabilities and shareholders' equity....  $955,050,001  $35,259,807          $990,309,808
                                                    ------------  ------------------   ------------
                                                    ------------  ------------------   ------------


    The accompanying notes and management's assumptions are an integral part of these pro forma financial statements.

                                CRIIMI MAE INC.
                PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)


                                                                                                    PRO FORMA
                                                                   CRI MORTGAGE                    ADJUSTMENTS         CRIIMI MAE
                                                    CRIIMI MAE      BUSINESSES      SUBTOTAL         (NOTE 4)           PRO FORMA
                                                   -------------   ------------   ------------  ------------------   ---------------
                                                        (A)            (B)
Mortgage investment income.......................  $ 67,043,342     $  --         $ 67,043,342  $   --               $ 67,043,342
Income from investment in subordinated
 securities......................................       975,835        --              975,835      --                    975,835
Income from investment in insured mortgage funds
 and advisory partnership........................     2,358,717        --            2,358,717      --                  2,358,717
Interest income..................................       --             932,226         932,226     (559,063)(M)           373,163
Other investment income..........................     1,112,938        --            1,112,938      --                  1,112,938
Loss from investment in limited partnerships.....       (49,032)       --              (49,032)     --                    (49,032)
Earnings from Services Corporation...............       --             --              --         1,106,905(C)(F)       1,106,905
Equity in the earnings of Services Partnership...       --             --              --            95,602(E)             95,602
Annual and incentive fees from affiliate (CRIIMI
 MAE)............................................       --           3,064,776       3,064,776   (3,064,776)(G)           --
Mortgage selection fees from affiliate (CRIIMI
 MAE)............................................       --           1,570,415       1,570,415   (1,570,415)(H)           --
Mortgage servicing fees from affiliates..........       --             242,578         242,578     (242,578)(D)           --
Mortgage servicing fees, consulting fees and
 other mortgage related income...................       --             736,012         736,012     (554,214)(D)           181,798
Subadvisory fees from affiliate..................       --           2,008,316       2,008,316   (2,008,316)(D)           --
                                                   -------------   ------------   ------------  ------------------   ---------------
    Total income.................................    71,441,800      8,554,323      79,996,123   (6,796,855)           73,199,268
                                                   -------------   ------------   ------------  ------------------   ---------------
Interest expense.................................    39,244,621      1,262,663      40,507,284     (315,825)(L)        40,191,459
Annual fee to related party......................     3,263,443        --            3,263,443   (2,567,101)(G)           696,342
Incentive fee to related party...................       497,675        --              497,675     (497,675)(G)           --
General and administrative.......................     3,305,323        881,867       4,187,190     (602,000)(D)         3,585,190
Adjustment to provision for settlement of
 litigation......................................      (557,340)       --             (557,340)     --                   (557,340)
Mortgage servicing fees..........................       641,329        --              641,329      --                    641,329
Guarantee payment to affiliate...................       --             312,222         312,222     (312,222)(D)           --
Depreciation and amortization....................       332,837         77,477         410,314      (52,347)(I)           357,967
Amortization of acquired assets..................       --             --              --         2,591,378(J)          2,591,378
                                                   -------------   ------------   ------------  ------------------   ---------------
    Total expenses...............................    46,727,888      2,534,229      49,262,117   (1,755,792)           47,506,325
                                                   -------------   ------------   ------------  ------------------   ---------------
Income before mortgage dispositions..............    24,713,912      6,020,094      30,734,006   (5,041,063)           25,692,943
Mortgage Dispositions:
  Gains..........................................    13,482,665        --           13,482,665      --                 13,482,665
  Losses.........................................      (483,357)       --             (483,357)     --                   (483,357)
                                                   -------------   ------------   ------------  ------------------   ---------------
Income before minority interest..................    37,713,220      6,020,094      43,733,314   (5,041,063)           38,692,251
Minority interests in net income of consolidated
 subsidiary......................................   (11,703,101)       --          (11,703,101)     --                (11,703,101)
                                                   -------------   ------------   ------------  ------------------   ---------------
Net income.......................................  $ 26,010,119     $6,020,094    $ 32,030,213  $(5,041,063)         $ 26,989,150
                                                   -------------   ------------   ------------  ------------------   ---------------
                                                   -------------   ------------   ------------  ------------------   ---------------
Net income per share.............................  $       1.07                                                      $       1.00
                                                   -------------                                                     ---------------
                                                   -------------                                                     ---------------
Weighted average shares outstanding..............    24,249,403                                                        27,010,692(K)
                                                   -------------                                                     ---------------
                                                   -------------                                                     ---------------


    The accompanying notes and management's assumptions are an integral part of these pro forma financial statements.

                                CRIIMI MAE INC.
           NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA
                              FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION
    The Pro Forma Balance Sheet as of December 31, 1994 and the Pro Forma Consolidating Statement of Operations for the year ended December 31, 1994 have been prepared to reflect the transactions of the Merger Proposal as set forth in this Proxy Statement. The pro forma financial information is based on the historical financial statements of CRIIMI MAE and CRI Mortgage Businesses and should be read in conjunction with the notes and management's assumptions thereto. The Pro Forma Balance Sheet was prepared as if the Merger Proposal occurred on December 31, 1994. The Pro Forma Consolidating Statement of Operations was prepared as if the Merger Proposal occurred as of January 1, 1994. The pro forma information is unaudited and is not necessarily indicative of the consolidated operating results which would have occurred if the Merger Proposal had been consummated at the beginning of the period, nor does it purport to represent the future financial position or results of operations for future periods. In management's opinion, all adjustments necessary to reflect the effects of the Merger Proposal have been made. Capitalized terms have the meanings as defined in this Proxy Statement.

    THE MERGER


    In connection with the Merger, substantially all of the assets of the CRI Mortgage Businesses, with the exception of the AIM subadvisory contracts and certain mortgage servicing contracts, will be transferred to a wholly owned subsidiary of CRIIMI MAE, CRIIMI MAE Management Inc. ("CRIIMI Management"). The AIM subadvisory contracts and certain mortgage servicing contracts will be sold to CRIIMI MAE Services Inc. (the "Services Corporation") in exchange for 15-year interest bearing installment notes (the "Installment Notes") in the aggregate principal amount of $6,586,000. The Services Corporation will then transfer these assets to CRIIMI MAE Services Limited Partnership, a newly formed Maryland limited partnership (the "Services Partnership") in exchange for a 92% sole limited partnership interest. The remaining mortgage servicing contracts originally transferred to CRIIMI Management will be contributed to the Services Partnership in exchange for an 8% general partnership interest. Because CRIIMI Management will be the sole general partner of the Services Partnership, CRIIMI MAE will indirectly have management control over the business and assets of the Services Partnership.


    After the Merger is completed, CRIIMI MAE will be a self-administered, self-managed REIT. CRIIMI MAE's portfolio of government insured multifamily mortgages and other assets will be managed by CRIIMI Management. The Services
Partnership will provide mortgage servicing and advisory services to third parties, affiliates of CRI and the AIM Funds on a fee basis. CRIIMI MAE, through CRIIMI Management, will control the Services Partnership as managing general partner. CRIIMI MAE will own 100% of the non-voting common stock (which shares are entitled to 95% of the dividends) of the Services Corporation and certain directors and officers of CRIIMI MAE will own 100% of the voting common stock (which shares are entitled to 5% of the dividends) of the Services Corporation. CRIIMI MAE will capitalize its interest in the Services Corporation with a $285,000 capital contribution. It is anticipated that substantially all of the economic benefits of ownership of the Services Corporation will inure to the benefit of CRIIMI MAE by virtue of its debt and equity interests therein. Because the voting common stock of the Services Corporation is owned by directors and officers of CRIIMI MAE and because CRIIMI MAE is entitled to substantially all of the economic benefits of ownership of the Services Corporation, CRIIMI MAE accounts for its investment in the Services Corporation under the equity method. CRIIMI MAE's investment in the Services Partnership is accounted for under the equity method since the limited partner has the right to approve any action that would make it impossible for the Services Partnership to carry on its ordinary business.

2.  METHOD OF ACCOUNTING
    Assets acquired and costs incurred in connection with the Merger are recorded using the purchase method of accounting. The amounts allocated to the assets acquired are based on management's estimate of their fair values with the excess of purchase price over fair value allocated to goodwill.

                                CRIIMI MAE INC.
           NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA
                        FINANCIAL STATEMENTS (CONTINUED)

2.  METHOD OF ACCOUNTING (CONTINUED)
    The  accompanying  pro  forma  financial  statements  include  the  mortgage
servicing   contracts,  mortgage  origination  businesses  and  AIM  subadvisory contracts which are expected to be acquired by CRIIMI MAE.


    Because CRIIMI Management is wholly owned, its assets have been consolidated with those of CRIIMI MAE. The AIM subadvisory contracts and the mortgage servicing contracts transferred to the Services Partnership will be amortized on the effective interest method over 10 years. CRIIMI MAE will reflect this amortization through its equity in earnings of the Services Partnership and the Services Corporation. The remaining assets acquired by CRIIMI MAE, including goodwill, will be amortized on the straight-line method over 10 years.


    All significant intercompany balances and transactions between consolidated subsidiaries have been eliminated in the pro forma financial statements.

3.  ADJUSTMENTS TO PRO FORMA BALANCE SHEET
    The following describes the pro forma adjustments to the Pro Forma Balance Sheet as of December 31, 1994, as if the Merger was consummated on such date.

    (A) Reflects CRIIMI MAE's historical balance sheet as of December 31, 1994.

    (B) CRIIMI MAE expects to incur costs of approximately $3,010,000 in connection with the Merger Proposal related to accounting, legal, filing, printing, financial advisory services and coordination of the transaction. These costs have been capitalized as part of the purchase price of the assets acquired.

    (C) In connection with the Merger, CRIIMI MAE will make a capital contribution to the Services Corporation of $285,000 in return for 100% of the Services Corporation's non-voting common stock.


    (D) In connection with the Merger, CRIIMI MAE will acquire a $5,002,183 note receivable (the "CRI Receivable") evidencing an obligation of the CRI Mortgage Businesses. CRIIMI MAE will enter into a deferred compensation arrangement with the Principals in the aggregate amount of $5,002,183 pursuant to which CRIIMI MAE will agree to pay each of the Principals for services performed in connection with structuring the Merger. CRIIMI MAE's obligation to pay the deferred compensation is limited, with certain exceptions, to the creation, upon the consummation of the Merger, of an irrevocable grantor trust for the benefit of the Principals, and to the transfer to such trust of the CRI Receivable as discussed above. The deferred compensation will vest immediately and will be payable only to the extent that CRI continues to make principal payments on the CRI Receivable. However, in the event of bankruptcy or a similar event affecting CRIIMI MAE, the remaining trust corpus would revert back to CRIIMI MAE, and the Principals would become unsecured creditors of CRIIMI MAE. Payments of principal and interest on the CRI Receivable and the deferred compensation are expected to be paid quarterly and terminate in ten years. Both the CRI Receivable and deferred compensation obligation will bear interest at the Applicable Federal Rate ("AFR") as of the date of the Merger. As of April 1995, the AFR is approximately 7.5%.

                                CRIIMI MAE INC.
           NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA
                        FINANCIAL STATEMENTS (CONTINUED)

3.  ADJUSTMENTS TO PRO FORMA BALANCE SHEET (CONTINUED)
    (E) CRIIMI MAE has allocated the purchase price to the fair value of the assets acquired and the excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill. Management determined the fair values based on the present value of the cash flow streams discounted at a rate commensurate with the associated risk of investing in and owning those assets. The allocation of the purchase price is as follows:


                                                                         AMORTIZATION
                                                                            PERIOD
                                                    NOTE      AMOUNT       (YEARS)
                                                    -----   -----------  ------------
AIM subadvisory contract and certain mortgage
 servicing contracts..............................    1     $ 7,409,000       10
Mortgage servicing assets.........................    2         881,000       10
Terminated contract and workforce.................    3      23,900,000       10
Goodwill..........................................    4       1,130,824       10

        ------------------------
        (1) The fair value of the AIM subadvisory contracts and certain mortgage servicing contracts were determined based on the projected discounted cash flows resulting from the estimated life of the assets. These assets have been contributed to the Services Corporation and the Services Partnership as follows:
                    Services Corporation -- CRIIMI MAE made an investment in the
                Services Corporation which is represented by 100% of the non-voting common stock. Services Corporation issued installment notes to purchase certain intangible assets. Services Corporation contributed those intangible assets to Services Partnership for a 92% limited partnership interest. These intangible assets consisted of the AIM subadvisory agreements and certain other mortgage servicing contracts valued at $6,871,000.
                    Services Partnership -- CRIIMI  MAE also made an  investment in the Services Partnership by contributing certain mortgage servicing contracts valued at $538,000 for an 8% general partnership interest.
        (2) Represents the fair value of the remaining intangible assets CRIIMI MAE acquired from the CRI Mortgage Businesses.
        (3) Represents CRIIMI MAE's acquisition of the workforce and intellectual property of the CRI Mortgage Businesses. The benefits of these services were previously provided to CRIIMI MAE through the Adviser. The expected future benefit of such services was the basis for the determination of the fair value.
        (4) Reflects the allocation of the purchase price to goodwill. Goodwill is represented by the excess of purchase price over the fair value of the net assets acquired.


    (F) In connection with the Merger, CRIIMI MAE will acquire approximately $231,800 of fixed assets from the CRI Mortgage Businesses. The fixed assets acquired by CRIIMI MAE from the CRI Mortgage Businesses are recorded at historical cost, which approximates fair value.

    (G) CRIIMI MAE will succeed in the Merger to aggregate indebtedness of approximately $9,100,000 of the CRI Mortgage Businesses.

    As discussed in Note 4(L), below, the historical interest expense of the CRI Mortgage Businesses was adjusted, based on terms specified in an agreement in principle by the lender to refinance the debt subsequent to the Merger, to represent such interest expense as if CRIIMI MAE had owed this debt under the refinancing terms during the year ended December 31, 1994. Under the proposed refinancing terms, interest will be calculated based on CRIIMI MAE's choice of one, two, or three-month LIBOR, plus 1.25% per annum.

                                CRIIMI MAE INC.
           NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA
                        FINANCIAL STATEMENTS (CONTINUED)

3.  ADJUSTMENTS TO PRO FORMA BALANCE SHEET (CONTINUED)

    (H) Reflects the increase in par value and additional paid-in-capital of 2,761,290 common shares issued in connection with the Merger at a share price of $7.119 ($.01 per share par value) and options for 3,000,000 Common Shares granted with a fair market value of $1,500,000. The Merger Proposal provides that the stock consideration will consist of up to 2,761,290 Common Shares, subject to a maximum market value at the consummation of the Merger Proposal of $22.9 million.



2,761,290 shares X $7.109 per share...............  $19,630,011
Fair Market Value of options for 3,000,000
 shares...........................................    1,500,000
                                                    -----------
  Additional Paid-In-Capital......................  $21,130,011
                                                    -----------
                                                    -----------


4.  ADJUSTMENTS TO PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS
    The following describes the pro forma adjustments to the Pro Forma Consolidating Statement of Operations for the year ended December 31, 1994 as if the Merger was consummated on January 1, 1994.

    (A) Reflects CRIIMI MAE's historical Statement of Operations for the year ended December 31, 1994.

    (B) Reflects the CRI Mortgage Businesses' historical Statement of Operations for the year ended December 31, 1994.


    (C) In connection with the Merger, the CRI Mortgage Businesses will sell the AIM subadvisory contracts and certain of the mortgage servicing assets to the Services Corporation in exchange for 15-year installment notes in the aggregate principal amount of $6,586,000 and bearing interest at 14% per annum. The installment notes will be amortizable over 15 years. As described in Note 4(F), CRIIMI MAE will also recognize equity in the net earnings of the Services Corporation. The following is a summary of CRIIMI MAE's pro forma earnings from the Services Corporation:


                                                     YEAR ENDED
                                                    DECEMBER 31,
                                                        1994
                                                    ------------
Interest income on installment notes..............    $ 922,035
Equity in earnings of the Services Corporation....      184,870
                                                    ------------
Earnings from the Services Corporation............    $1,106,905
                                                    ------------
                                                    ------------

    (D) Since the AIM subadvisory contracts and certain mortgage servicing assets will be acquired by the Services Partnership, which is not consolidated, the income and related expenses of these contracts will be accounted for in the Services Partnership, not in CRIIMI MAE. Therefore, the operating results of these assets will be reflected on the equity method (see adjustment (E) below) and therefore must be eliminated in the CRIIMI MAE Pro Forma Consolidating Statement of Operations.

                                CRIIMI MAE INC.
           NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA
                        FINANCIAL STATEMENTS (CONTINUED)

4.  ADJUSTMENTS TO PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS (CONTINUED)
    (E) CRIIMI MAE, through CRIIMI Management, will own an 8% general partner interest in the Services Partnership after the consummation of the Merger. In connection with this ownership, CRIIMI MAE will receive its equity in the earnings from this investment. The following is a summary of the Services Partnership Pro Forma Income Statement for the year ended December 31, 1994:

                              SERVICES PARTNERSHIP
                      PRO FORMA CONDENSED INCOME STATEMENT

                                                     YEAR ENDED
                                                    DECEMBER 31,
                                                        1994
                                                    ------------
AIM subadvisory fees..............................   $1,696,094
Mortgage servicing fees from affiliates...........      242,578
Mortgage servicing fees...........................      554,214
                                                    ------------
    Total income..................................    2,492,886
                                                    ------------
General and administrative expenses...............      602,000
Amortization expense..............................      695,867
                                                    ------------
    Total expenses................................    1,297,867
                                                    ------------
    Pro Forma net income..........................   $1,195,019
                                                    ------------
                                                    ------------
CRIIMI MAE's general partner interest.............            8%
                                                    ------------
CRIIMI MAE's equity in earnings of Services
 Partnership......................................   $   95,602
                                                    ------------
                                                    ------------
Services Corporation limited partnership
 interest.........................................           92%
                                                    ------------
Services Corporation equity in earnings of
 Services Partnership.............................   $1,099,417
                                                    ------------
                                                    ------------

    (F) As discussed in Note 1, CRIIMI MAE will account for its investment in the Services Corporation on the equity method calculated as follows:

                              SERVICES CORPORATION
                      PRO FORMA CONDENSED INCOME STATEMENT

                                                     YEAR ENDED
                                                    DECEMBER 31,
                                                        1994
                                                    ------------
Equity in earnings of the Services Partnership and
 total revenue....................................   $1,099,417
                                                    ------------
Interest expense on installment notes payable.....      922,035
Current tax expense...............................       35,724
Deferred tax benefit..............................     (52,942)
                                                    ------------
    Total expenses................................      904,817
                                                    ------------
Pro forma net income..............................   $  194,600
                                                    ------------
                                                    ------------
CRIIMI MAE's economic interest....................           95%
                                                    ------------
CRIIMI MAE's equity in earnings of Services
 Corporation......................................   $  184,870
                                                    ------------
                                                    ------------

    (G) CRIIMI MAE is obligated to pay to the CRI Mortgage Businesses incentive fees and annual fees in connection with the management of CRIIMI MAE's operations. These fees are based upon the amount of

                                CRIIMI MAE INC.
           NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA
                        FINANCIAL STATEMENTS (CONTINUED)

4. ADJUSTMENTS TO PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS (CONTINUED) mortgage investments held by CRIIMI MAE and the achievement of certain specified performance levels. Specifically, CRIIMI MAE currently pays .025% of the average face balance of mortgage investments and .375% of the average carrying value of mortgage investments. This adjustment represents the elimination of these fees paid to the CRI Mortgage Businesses and recognized as revenue by the CRI Mortgage Businesses, as this contract will be cancelled.

                                                     YEAR ENDED
                                                    DECEMBER 31,
                                                        1994
                                                    ------------
Annual Fee........................................   $2,567,101
Incentive Fee.....................................      497,675
                                                    ------------
    Total.........................................   $3,064,776
                                                    ------------
                                                    ------------

    (H) CRIIMI MAE is obligated to pay to the CRI Mortgage Businesses mortgage selection fees in connection with the CRIIMI MAE advisory contract. These fees are payable up-front, subject to certain performance levels, and are based upon .75% of the purchase price of CRIIMI MAE's mortgage investments. This adjustment represents the elimination of these fees paid to the CRI Mortgage Businesses, as this contract will be cancelled.

                                                     YEAR ENDED
                                                    DECEMBER 31,
                                                        1994
                                                    ------------
Mortgage Selection Fee............................   $1,570,415
                                                    ------------
                                                    ------------

    (I) CRIIMI MAE amortizes the mortgage selection fee as described in adjustment (H) above, over the life of the mortgage investments. Due to the cancellation of the advisory contract, the amortization of fees paid during 1994 is eliminated as follows:

                                                     YEAR ENDED
                                                    DECEMBER 31,
                                                        1994
                                                    ------------
Mortgage Selection Fee Amortization...............   $   52,347
                                                    ------------
                                                    ------------

    (J) This adjustment represents amortization of the assets acquired by CRIIMI MAE, including goodwill, on the straight line method over the 10 year estimated life of the assets.


                                                     YEAR ENDED
                                                    DECEMBER 31,
                                                        1994
                                                    ------------
Amortization......................................   $2,591,378
                                                    ------------
                                                    ------------

                                CRIIMI MAE INC.
           NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA
                        FINANCIAL STATEMENTS (CONTINUED)

4.  ADJUSTMENTS TO PRO FORMA CONSOLIDATING STATEMENT OF OPERATIONS (CONTINUED)
    (K) Weighted average shares outstanding is based on the actual number of days outstanding and is calculated as follows:

      20,183,533   shares outstanding at December 31, 1993
       2,761,290   shares issued in connection with the Merger
      ----------

      22,944,823      X 365 days/365 days = 22,944,823

       5,000,000 (1) X 291 days/365 days =   3,986,301
         500,000 (2) X  58 days/365 days =      79,452
          42,446 (3) X   1 day /365 days =         116
                                            ----------
                                            27,010,692
                                            ----------
                                            ----------

        ------------------------
        (1) Represents Common Shares issued in an equity offering in March of 1994.
        (2) Represents Common Shares issued in November of 1994.
        (3) Represents Common Shares issued in connection with the Dividend Reinvestment Plan in December of 1994.

    (L) The following adjustments are made to interest expense:


                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1994
                                                              ------------
Interest expense-CRIIMI MAE pro forma (1)...................  $    521,830
Interest expense-CRI Mortgage Businesses (1)................    (1,262,663)
Interest expense-corporate tax (2)..........................        51,845
Interest expense-deferred compensation arrangement (3)......       373,163
                                                              ------------
Adjustment..................................................  $   (315,825)
                                                              ------------
                                                              ------------

        ------------------------
        (1) CRIIMI MAE will succeed in the Merger to aggregate indebtedness of approximately $9,100,000 currently owed by the CRI Mortgage Businesses. CRIIMI MAE intends to refinance this debt and has an agreement in principle from the lender to refinance the outstanding balance at an annual interest rate based on CRIIMI MAE's choice of one, two or three-month LIBOR, plus 1.25%. Interest expense in the Pro Forma Consolidating Statement of Operations is based on the average one-month LIBOR of 4.48%, during the year ended December 31, 1994, plus 1.25%. The Pro Forma Balance Sheet reflects this additional aggregate indebtedness of $9,100,000 as of December 31, 1994.
        (2)  CRIIMI  MAE is  obligated to  pay interest  expense to  the Federal
            Government with respect to unrecognized gain related to its installment notes receivable from Services Corporation on the excess of the installment notes greater than $5,000,000.
        (3) CRIIMI MAE will pay interest expense on the liability related to the deferred compensation arrangement discussed in adjustment 3(D) above. Interest on the deferred compensation obligation will be based on the AFR as of the date of the Merger. As of April 1995, the AFR is approximately 7.5%.



    (M) This adjustment to interest income ($559,063) reflects paydowns on the CRI Receivable balance during 1994 so that interest income on a pro forma basis is recognized as though the CRI Receivable balance discussed above in 3(D) had been $5,002,183 since the beginning of the period presented. Interest on the CRI Receivable will be based on the AFR as of the date of the Merger. As of April 1995, the AFR is approximately 7.5%.

                                CRIIMI MAE INC.
           NOTES AND MANAGEMENT'S ASSUMPTIONS TO UNAUDITED PRO FORMA
                        FINANCIAL STATEMENTS (CONTINUED)

5.  RECONCILIATION OF PRO FORMA NET INCOME TO PRO FORMA TAX BASIS INCOME
    A reconciliation of pro forma net income to pro forma tax basis income for the year ended December 31, 1994 is as follows. Tax basis income is the primary basis for dividend payments to shareholders:


                                                                               RECONCILIATION
                                                                                     TO
                                                                                 PRO FORMA
                                                                              TAX BASIS INCOME
                                                                                DECEMBER 31,
                                                                                    1994
                                                                              ----------------
Pro forma net income for financial reporting purposes.......................   $   26,989,150
Adjustments to tax basis income:
  HISTORICAL ADJUSTMENTS
    Adjustment due to accounting for subsidiary as a pooling for financial
     statement purposes and a purchase for tax purposes.....................        3,610,806
    Income from investment in insured mortgage funds and advisory
     partnership............................................................           (7,462)
    Mortgage dispositions...................................................          200,195
    Amortization of original issue discount.................................          187,305
    Interest expense........................................................          167,631
    Provision for settlement of litigation..................................         (557,340)
    Other...................................................................           (4,831)
                                                                              ----------------
    Pro forma tax basis income..............................................       30,585,454
  PRO FORMA ADJUSTMENTS
    Amortization............................................................        2,591,378
    Capital gain on installment sale........................................          781,434
    Equity in earnings in subsidiaries......................................         (129,201)
                                                                              ----------------
Pro forma tax basis income, as adjusted.....................................   $   33,829,065
                                                                              ----------------
                                                                              ----------------
Common shares outstanding for tax purposes..................................       28,070,850(1)
                                                                              ----------------
                                                                              ----------------
Tax basis income per share..................................................   $         1.21
                                                                              ----------------
                                                                              ----------------

    (1) Common shares outstanding for the year ended December 31, 1994 is calculated as follows for tax purposes (for tax purposes, shares held as of the record date are considered to be outstanding throughout the respective periods):

                20,183,533 shares outstanding at December 31, 1993 2,761,290 shares issued in connection with the Merger 22,944,823 X 365 days/365 days = 22,944,823

                 5,000,000 (a) X 365 days/365 days =  5,000,000
                  500,000(b) X  92 days/365 days =   126,027
                   42,446 (c) X   0 days/365 days =    --
                         -------------------------------------------------------
                                                  28,070,850
                         -------------------------------------------------------
                         -------------------------------------------------------
                ------------------------
                (a)  Represents Common  Shares issued  in an  equity offering in
                    March of 1994.
                (b) Represents Common Shares issued in November of 1994.
                (c) Represents  Common Shares  issued pursuant  to the  Dividend
                    Reinvestment Plan in December of 1994, after the record date for the fourth quarter distribution.

                            CRI MORTGAGE BUSINESSES

                         COMBINED FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 1994 AND 1993

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
CRI, Inc., CRICO Mortgage Company, Inc., and
 CRI/AIM Management, Inc.

and

The Board of Directors
CRIIMI MAE Inc.

    We have audited the accompanying combined statements of assets and liabilities comprised of certain assets and liabilities of CRI, Inc. to be assumed by CRI Acquisition, Inc., CRICO Mortgage Company, Inc., and CRI/AIM Management, Inc. ("CRI Mortgage Businesses") as of December 31, 1994 and 1993 and the related combined statements of income and expenses and cash flows for the years then ended. These combined financial statements are the responsibility of the management of CRI Mortgage Businesses. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined statements referred to above present fairly, in all material respects, the combined assets and liabilities of CRI Mortgage
Businesses as of December 31, 1994 and 1993, and the combined income and expenses and cash flows for the years then ended, in conformity with generally accepted accounting principles.


Grant Thornton LLP


Washington, D. C.
February 17, 1995

                            CRI MORTGAGE BUSINESSES

                 COMBINED STATEMENTS OF ASSETS AND LIABILITIES

                               AS OF DECEMBER 31,

                                     ASSETS

                                                                                            1994          1993
                                                                                        ------------  ------------
Cash and cash equivalents.............................................................  $    380,747  $    288,287
Certificate of deposit................................................................        12,500        12,500
Fees receivable.......................................................................        38,876       --
Fees receivable from affiliates.......................................................           833        49,138
Loan receivable from affiliate........................................................     5,002,183     7,000,000
Fixed assets, net.....................................................................       231,801       204,245
Other assets..........................................................................        14,404         9,466
                                                                                        ------------  ------------
    Total assets......................................................................     5,681,344     7,563,636
                                                                                        ------------  ------------
                                                                                        ------------  ------------
                                                   LIABILITIES

Notes payable.........................................................................     9,100,000     4,097,817
Commitment under repurchase agreement.................................................       --          7,000,000
Accounts payable to affiliates........................................................        15,168        38,301
Accounts payable and accrued expenses.................................................       160,704        42,494
                                                                                        ------------  ------------
    Total liabilities.................................................................     9,275,872    11,178,612
                                                                                        ------------  ------------
Commitments and contingencies.........................................................       --            --
                                                                                        ------------  ------------
    Net liabilities...................................................................  $  3,594,528  $  3,614,976
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The accompanying notes are an integral part of these combined financial statements.

                            CRI MORTGAGE BUSINESSES

                   COMBINED STATEMENTS OF INCOME AND EXPENSES

                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                            1994          1993
                                                                                        ------------  ------------
Income:
  Subadvisory fees from affiliates....................................................  $  2,008,316  $  2,063,476
  Annual and incentive management fees from CRIIMI MAE................................     3,064,776     1,480,466
  Mortgage selection fees from CRIIMI MAE.............................................     1,570,415     2,416,253
  Mortgage servicing fees from affiliates.............................................       242,578       284,259
  Mortgage servicing fees, consulting fees and other mortgage related income..........       736,012       476,931
  Interest............................................................................       932,226       687,861
                                                                                        ------------  ------------
                                                                                           8,554,323     7,409,246
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Expenses:
  Interest expense....................................................................     1,262,663       969,758
  Salaries and employee benefits......................................................       431,349       636,278
  General and administrative..........................................................       428,215       388,272
  Guarantee payment to CRIIMI MAE.....................................................       312,222       301,664
  Professional fees...................................................................        22,303        40,376
  Depreciation and amortization.......................................................        77,477        78,111
                                                                                        ------------  ------------
                                                                                           2,534,229     2,414,459
                                                                                        ------------  ------------
Net income............................................................................  $  6,020,094  $  4,994,787
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The accompanying notes are an integral part of these combined financial statements.

                            CRI MORTGAGE BUSINESSES

                       COMBINED STATEMENTS OF CASH FLOWS

                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                            1994          1993
                                                                                        ------------  ------------
Cash flows provided by operating activities:
  Net income..........................................................................  $  6,020,094  $  4,994,787
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.....................................................        77,477        78,111
  Changes in assets and liabilities:
    Decrease (increase) in fees receivable............................................       (38,876)       25,795
    Decrease (increase) in fees receivable from affiliates............................        48,305       (29,726)
    Increase in other assets..........................................................        (4,938)       (9,466)
    Increase (decrease) in accounts payable to affiliates.............................       (23,133)       25,068
    Increase (decrease) in accounts payable and accrued expenses......................       118,210      (561,284)
                                                                                        ------------  ------------
      Net cash provided by operating activities.......................................     6,197,139     4,523,285
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Cash flows provided by (used in) investing activities:
  Decrease (increase) in loan receivable from affiliate...............................     1,997,817    (7,000,000)
  Purchase of fixed assets............................................................       (27,556)      (20,353)
                                                                                        ------------  ------------
      Net cash provided by (used in) investing activities.............................     1,970,261    (7,020,353)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Cash flows provided by (used in) financing activities:
  (Decrease) increase of commitment under repurchase agreement........................    (7,000,000)    7,000,000
  Proceeds from notes payable.........................................................     6,000,000       --
  Repayment of notes payable..........................................................      (997,817)      --
  Distributions to affiliate..........................................................    (6,077,123)   (4,798,110)
                                                                                        ------------  ------------
      Net cash (used in) provided by financing activities.............................    (8,074,940)    2,201,890
                                                                                        ------------  ------------
      Net increase (decrease) in cash and cash equivalents............................        92,460      (295,178)
Cash and cash equivalents, beginning of period........................................       288,287       583,465
                                                                                        ------------  ------------
Cash and cash equivalents, end of period..............................................  $    380,747  $    288,287
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The accompanying notes are an integral part of these combined financial statements.

                            CRI MORTGAGE BUSINESSES
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION
    The combined financial statements include the accounts of CRICO Mortgage Company, Inc., CRI/AIM Management, Inc., certain assets and liabilities and income and expenses of C.R.I., Inc., a Delaware corporation ("CRI"), to be assumed by CRI Acquisition, Inc. (collectively, the "CRI Mortgage Businesses") and through which CRI provides substantially all of its mortgage investment advisory, servicing and origination services to REITs, publicly traded limited partnerships and third parties. Each combined company is 100 percent owned by the same stockholders. All significant intercompany transactions have been eliminated.

    Under a proposed Agreement and Plan of Merger, the CRI Mortgage Businesses will be merged with and into CRIIMI MAE Management, Inc. ("CRIIMI Management"), a Maryland corporation and a wholly owned subsidiary of CRIIMI MAE Inc. ("CRIIMI MAE"), an affiliate of CRI (the "Merger"). Once the Merger is completed, CRIIMI MAE will be a fully integrated, self-administered and self-managed mortgage investment advisory, servicing, and originating real estate investment trust.

    CRI Acquisition, Inc., an entity formed for the purpose of completing the Merger with CRIIMI Management, will assume the following assets and liability of
CRI: CRI's 50 percent interest in the CRI/ AIM Investment Limited Partnership, the CRIIMI MAE advisory agreement, certain personnel and work force in place associated with the management of CRIIMI MAE and the fixed assets, related depreciation and related intangible assets associated therewith, net of certain senior debt equal to $4,097,817.

    CRICO Mortgage Company, Inc. will be merged with CRIIMI Management, and CRIIMI Management or its affiliates will assume the servicing agreements and other business lines of CRICO Mortgage Company, Inc. along with certain accounts payable and accrued expenses. However, CRICO Mortgage Company, Inc.'s cash and cash equivalents, certificate of deposit and fees receivable, net of certain accounts payable and accrued expenses, will not be merged with CRIIMI Management but will be distributed to its stockholders at the time of the Merger.

    CRI/AIM Management, Inc. (CRI/AIM) will also be merged with CRIIMI Management, and CRIIMI Management or its affiliates will assume the AIM funds subadvisory agreements, along with CRI/AIM's receivable from CRI for $5,002,183 ("CRI Receivable"). CRIIMI Management will also enter into a deferred compensation arrangement with each of CRI Mortgage Businesses' stockholders ("Principals") for services rendered in connection with the Merger pursuant to which CRIIMI Management will agree to pay $2,501,092 to each of the Principals as deferred compensation. The deferred compensation will be paid only to the extent CRI makes principal payments on the CRI Receivable. Interest payments received by CRIIMI Management on the CRI Receivable will be paid to each of the Principals as additional compensation so long as the Principal continues to be employed by CRIIMI Management, subject to certain exceptions. However, CRI/AIM's cash and cash equivalents and fees receivable, net of certain accounts payable and accrued expenses, will not be merged with CRIIMI Management but will be distributed to its stockholders at the time of the Merger.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    a.  METHOD OF ACCOUNTING

    The combined financial statements of the CRI Mortgage Businesses are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

    b.  CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of all demand deposits and certificates of deposit with original maturities of three months or less.

                            CRI MORTGAGE BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    c.  CERTIFICATE OF DEPOSIT

    This certificate of deposit matures on December 15, 1995 and is pledged as collateral on the CRI Mortgage Businesses' letter of credit required for the CRI Mortgage Businesses to conduct their business in the State of Maryland.

    d.  FIXED ASSETS

    Fixed assets are recorded at cost. Depreciation of furniture and equipment is computed over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed over the base period of the related lease or the estimated life of the improvement, whichever is shorter. Depreciation and amortization are computed using the straight-line method.

    e.  SERVICE REVENUES

    The CRI Mortgage Businesses receive various fees for services provided to publicly traded limited partnerships, REITs and third parties. The CRI Mortgage Businesses' annual and incentive management fees are earned through payments from the adviser of CRIIMI MAE (the "Adviser") for managing the affairs and/or assets of CRIIMI MAE. Mortgage selection fees are earned through the Adviser for reviewing, investigating and selecting mortgages for investment for CRIIMI MAE. The aggregate management and selection fees earned for such services were $4,635,191 and $3,896,719 for the years ended December 31, 1994 and 1993, respectively.

    Subadvisory fees are earned pursuant to subadvisory agreements with AIM Acquisition Partners, L.P. ("AAP") and payments are received in connection with the CRI Mortgage Businesses' 10 percent interest in CRI/AIM Investment Limited Partnership. The CRI Mortgage Businesses perform substantially all of the management activities on behalf of AAP for the AIM Funds -- four federally insured mortgage investment partnerships currently traded on the American Stock Exchange. In connection with the CRI Mortgage Businesses' acquisition of the AAP subadvisory contracts, the CRI Mortgage Businesses guaranteed an annual cash distribution of $700,000 to CRIIMI MAE on its interest in AAP. The required guarantee payments to CRIIMI MAE were $312,222 and $301,664 for the years ended December 31, 1994 and 1993, respectively.

    Mortgage servicing fees are earned on a monthly basis as mortgage principal and interest collections are due. The CRI Mortgage Businesses serviced approximately 117 loans aggregating approximately $604.5 million in outstanding principal balances at December 31, 1994. This portfolio is comprised of approximately $332.1 million in third party loans, $65.1 million in AIM Funds loans and $207.3 million in CRITEF funds loans. The CRITEF funds are affiliated with CRI.

    As of December 31, 1994 and 1993, a majority of the CRITEF loans serviced by the CRI Mortgage Businesses were unable to make their full debt service payments and were therefore restricted from paying their servicing fees to the CRI Mortgage Businesses. As such, during 1994 and 1993, respectively, the CRI Mortgage Businesses performed $1,098,640 and $1,037,553 of servicing for the CRITEF loans without payment and, as such, are not reflected in the combined financial statements. The CRITEF loans provide, however, that past due servicing fees are payable once full debt service has been paid.

    f.  INCOME TAXES

    The CRI Mortgage Businesses have elected to be treated as S Corporations pursuant to Section 1362(a) of the Internal Revenue Code. This election results in the stockholders reporting directly on their personal income tax returns the earnings or losses of the CRI Mortgage Businesses. Therefore, no provision or benefit for income taxes has been provided in the combined financial statements.

                            CRI MORTGAGE BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    g.  STATEMENTS OF CASH FLOWS

    The combined statements of cash flows are intended to reflect only cash receipt and cash payment activity and do not reflect investing and financing activity that affect recognized assets or liabilities which do not result in or arise from cash receipts or cash payments.

    h.  EXPENSES

    CRI Mortgage Businesses receive reimbursement from the limited partnerships and REITs (including CRIIMI MAE and the AIM Funds) for expenses such as salaries, travel and postage incurred on their behalf. The total amounts of reimbursed expenses were $1,821,761 and $1,369,249 for the years ended December 31, 1994 and 1993, respectively.

    i.  ALLOCATED COSTS

    Included in the accompanying Combined Statements of Income and Expenses are allocations of expenses incurred by the CRI Mortgage Businesses in performing their duties. As CRI Acquisition, Inc. has not historically operated independently of CRI, the expenses shown represent allocations made by CRI to CRI Acquisition, Inc. These allocations consisted of two types: (i) the apportionment of direct executive and finance costs between the CRI Mortgage Businesses and all other business activities of CRI which are not part of the CRI Mortgage Businesses and (ii) the apportionment of related corporate overhead. In management's opinion, the allocation methodologies are reasonable estimations of the costs that would have been incurred had CRI Acquisition, Inc. been operating as a separate entity.

3.  LOAN RECEIVABLE FROM AFFILIATE
    In September 1993, the CRI Mortgage Businesses loaned CRI $7,000,000 funded from the proceeds of a sale under a repurchase agreement (see Note 5). CRI was to repay the CRI Mortgage Businesses for the use of the proceeds of the debt on similar terms as the repurchase agreement. The initial $7,000,000 was repurchased on April 15, 1994 with financing provided by a commercial bank. CRI's obligation to the CRI Mortgage Businesses was modified to recognize CRI's $1,000,000 repayment and the $6,000,000 remaining due. Such amount is amortized similarly to the debt to the bank with the balance of $5,002,183 remaining at December 31, 1994 (see Note 5). This amount is allocable to the CRI Mortgage Businesses upon the Merger as described in Note 1.

4.  FIXED ASSETS
    Fixed assets consisted of the following:

                                                               DECEMBER 31,   DECEMBER 31,
                                                                   1994           1993
                                                               -------------  ------------
Furniture and equipment......................................  $     924,054   $  698,792
Leasehold improvements.......................................        474,172      363,351
                                                               -------------  ------------
                                                                   1,398,226    1,062,143
Less accumulated depreciation and amortization...............     (1,166,425)    (857,898)
                                                               -------------  ------------
                                                               $     231,801   $  204,245
                                                               -------------  ------------
                                                               -------------  ------------

    The value of the fixed assets allocated to the CRI Mortgage Businesses was based upon the number of employees and the square footage of office space occupied at December 31, 1994 and 1993. In management's opinion, this basis is a fair measure of the value of the fixed assets and associated depreciation and amortization of the CRI Mortgage Businesses.

5.  NOTES PAYABLE AND COMMITMENT UNDER REPURCHASE AGREEMENT
    The $9,100,000 of notes payable is comprised of two existing borrowings, the working capital loan (the "WCL") and the CRI/AIM Loan, under one credit facility with a commercial bank, with outstanding

                            CRI MORTGAGE BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

5. NOTES PAYABLE AND COMMITMENT UNDER REPURCHASE AGREEMENT (CONTINUED) balances of $4,097,817 and $5,002,183, respectively, at December 31, 1994. The WCL originated in June 1989, and has subsequently been repaid in varying amounts. The proceeds of the WCL have been used over the past several years for financing various working capital needs and investments of CRI's businesses, including its mortgage businesses. Further, it is secured in large part by the CRIIMI MAE management fees. The CRI/AIM Loan arose when CRI/AIM Management, Inc. borrowed $7,000,000 in September, 1993, in the form of a repurchase obligation with an unrelated party as more fully described below. CRI/AIM Loan proceeds were used principally to retire subordinated debt of CRI in 1993. The subordinated debt was guaranteed by CRICO Mortgage Company, Inc. and other CRI affiliates.

    As of December 31, 1994 and 1993, the CRI Mortgage Businesses were jointly and severally liable with other affiliates on $4,097,817 and $7,528,131 of the WCL, respectively. The WCL matured on June 30, 1994 and was renewed to March 31, 1997. Interest is due monthly at the bank's prime rate plus one percent (9.50 percent as of December 31, 1994). Principal payments are required quarterly in the amount of $227,657 based on a five year amortization schedule. On January 3, 1995, the bank agreed to defer the December, 1994 and the March and June, 1995 principal repayments. The loan is secured by certain management and advisory fee proceeds and general accounts of the CRI Mortgage Businesses and other affiliates and is guaranteed by the stockholders of CRI.

    In September 1993, the CRI Mortgage Businesses borrowed $7,000,000 from a third party by selling, subject to a repurchase agreement, its investment in the subadvisory contracts with AAP and the interest CRI owned in partnership distributions from CRI/AIM Investment Limited Partnership (collectively "the AIM Proceeds"). The CRI Mortgage Businesses assigned their rights to the AIM Proceeds and were obligated to repurchase them on June 1, 1994 for $7,000,000. The CRI Mortgage Businesses, in turn, loaned the funds on similar terms to CRI (see Note 3). The repurchase obligation has been reflected as a loan for financial reporting purposes. All AIM Proceeds paid during the period of the repurchase agreement have been recorded as fee income and expensed as interest in the amounts of $578,842 and $682,911 for the years ended December 31, 1994 and 1993, respectively.

    On April 15, 1994, the CRI Mortgage Businesses repurchased their investment in the AIM Proceeds. To finance the repurchase, CRI and the CRI Mortgage Businesses borrowed $6,000,000 from a bank with the remaining $1,000,000 being funded with available cash of CRI. The CRI/AIM Loan provides for quarterly interest payments at the bank's prime rate plus two percent (10.50 percent as of December 31, 1994). The CRI/AIM Loan provides for quarterly principal reductions and interest payments for the first two years of the greater of $450,000 or 100 percent of the AIM Proceeds and $375,000 or 100 percent of the AIM Proceeds in the last year of the three-year loan (which matures on March 31, 1997). On January 3, 1995, the bank agreed to the deferral of the March and June, 1995 quarterly principal reductions. In addition, the bank agreed to reduce the December, 1994 quarterly principal reduction to $237,333. The loan is collateralized by the AIM Proceeds and is guaranteed by the stockholders of CRI.

6.  COMMITMENTS AND CONTINGENCIES
    The CRI Mortgage Businesses are jointly and severally liable with other affiliates on $5,000,000 in principal of subordinated debt. In 1988, CRI, the CRI Mortgage Businesses and other affiliates raised $5,000,000 by issuing convertible subordinated debentures to an offshore financial institution. The debenture agreement provides for an interest-only loan, payable quarterly with a balloon payment in January 1999. The debentures are convertible, at the lender's option, into five percent of the outstanding common stock of CRI and its combined real estate affiliates. Upon conversion, the loan is extinguished and, similarly, the interest payments stop. CRI has not been notified of any intent to convert. On January 23, 1995, the CRI Mortgage Businesses were released from any claim associated with this subordinated debt. As a result, no liability or associated debt service related to these debentures is included in the accompanying financial statements.

                                   APPENDIX A

                            ------------------------


                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                                CRIIMI MAE INC.
                          CRIIMI MAE MANAGEMENT, INC.
                                      AND
                          CRICO MORTGAGE COMPANY, INC.
                            CRI/AIM MANAGEMENT, INC.
                             CRI ACQUISITION, INC.
                                      AND
                               WILLIAM B. DOCKSER
                             H. WILLIAM WILLOUGHBY
                           DATED AS OF APRIL 20, 1995

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                  ----
ARTICLE I -- THE MERGER.........................................................................   A-1
    1.1   Merger................................................................................   A-1
    1.2   Effective Time........................................................................   A-1
    1.3   Effects of the Merger.................................................................   A-2
    1.4   Special Committee.....................................................................   A-2
ARTICLE II -- CONVERSION AND EXCHANGE OF STOCK..................................................   A-2
    2.1   Merger Consideration..................................................................   A-2
    2.2   Exchange Provisions...................................................................   A-3
ARTICLE III -- REPRESENTATIONS AND WARRANTIES...................................................   A-3
    3.1   Representations and Warranties of the CRI Mortgage Businesses and the Principals......   A-3
          (a)  Organization; Standing and Power.................................................   A-3
          (b)  Subsidiaries.....................................................................   A-3
          (c)  Capitalization...................................................................   A-4
          (d)  Authority........................................................................   A-4
          (e)  Noncontravention.................................................................   A-4
          (f)  Government Approval; Consents....................................................   A-5
          (g)  Financial Statements.............................................................   A-5
          (h)  Absence of Certain Changes or Events.............................................   A-5
          (i)  Compliance with Law..............................................................   A-5
          (j)  Brokers..........................................................................   A-6
          (k)  Litigation.......................................................................   A-6
          (l)  Taxes and Tax Returns............................................................   A-6
          (m)  Title to Assets; Encumbrances....................................................   A-7
          (n)  Licenses, Permits and Authorizations.............................................   A-7
          (o)  ERISA and Employee Matters.......................................................   A-7
          (p)  Labor Relations..................................................................   A-7
          (q)  Patents, Franchises and Formulas.................................................   A-7
          (r)  Insurance........................................................................   A-8
          (s)  Contracts........................................................................   A-8
          (t)  Powers of Attorney...............................................................   A-8
          (u)  Guaranties.......................................................................   A-8
          (v)  Books and Records................................................................   A-8
          (w)  Corporate Status.................................................................   A-8
          (x)  Net Worth........................................................................   A-8
          (y)  Undisclosed Liabilities..........................................................   A-9
          (z)  Disclosure.......................................................................   A-9
    3.2   Representations and Warranties of CRIIMI MAE and CRIIMI Management....................   A-9
          (a)  Organization; Standing and Power.................................................   A-9
          (b)  Authority........................................................................   A-9
          (c)  Common Shares....................................................................   A-9
          (d)  Capitalization...................................................................   A-9
          (e)  Noncontravention.................................................................  A-10
          (f)  Government Approval; Consents....................................................  A-10
          (g)  Litigation.......................................................................  A-10
ARTICLE IV -- CONDUCT OF BUSINESS PENDING THE MERGER............................................  A-10
    4.1   Conduct of Business by the CRI Mortgage Businesses Pending the Merger.................  A-10

ARTICLE V -- ADDITIONAL AGREEMENTS..............................................................  A-12
    5.1   Proxy Statement; Other Filings........................................................  A-12
    5.2   Meeting of Stockholders of CRIIMI MAE.................................................  A-12
    5.3   Legal Requirements for Merger Proposal................................................  A-12
    5.4   Sale of Assets by CRI to CRI Acquisition..............................................  A-12
    5.5   Sale of Assets by CRICO Mortgage......................................................  A-13
    5.6   Sale of Assets by CRI/AIM Management..................................................  A-13
    5.7   Deferred Compensation Agreement.......................................................  A-13
    5.8   Reimbursement Agreement...............................................................  A-13
    5.9   Sublease Agreement....................................................................  A-13
    5.10  Administrative Services Agreement.....................................................  A-13
    5.11  Employment and Non-Competition Agreements.............................................  A-13
    5.12  Option Agreements.....................................................................  A-13
    5.13  Registration Rights and Lock-Up Agreement.............................................  A-13
    5.14  Stock Restriction Agreement...........................................................  A-13
    5.15  Stock Issuance Agreements.............................................................  A-13
    5.16  Benefits..............................................................................  A-14
    5.17  Additional Agreements and Provisions..................................................  A-14
    5.18  Other Acquisition Proposals...........................................................  A-14
    5.19  Tax Matters...........................................................................  A-14
ARTICLE VI -- CONDITIONS PRECEDENT..............................................................  A-14
    6.1   Conditions to the Obligations of Each Party to Effect the Merger......................  A-14
          (a)  Approval of Holders of the Common Shares.........................................  A-14
          (b)  Litigation.......................................................................  A-14
          (c)  Accounting Treatment.............................................................  A-14
    6.2   Additional Conditions to the Obligation of the CRI Mortgage Businesses and the
          Principals............................................................................  A-14
          (a)  Agreements.......................................................................  A-14
          (b)  Representations and Warranties...................................................  A-15
          (c)  Officer's Certificate............................................................  A-15
          (d)  NYSE Listing.....................................................................  A-15
          (e)  Consents from Third Parties......................................................  A-15
          (f)  Opinion of Counsel...............................................................  A-15
    6.3   Additional Conditions to the Obligations of CRIIMI MAE and CRIIMI Management..........  A-15
          (a)  Agreements.......................................................................  A-15
          (b)  Representations and Warranties...................................................  A-15
          (c)  Officer's Certificate............................................................  A-15
          (d)  Lack of Adverse Change...........................................................  A-15
          (e)  Consents from Third Parties......................................................  A-15
          (f)  Opinion of Financial Adviser.....................................................  A-15
          (g)  Opinion of Counsel...............................................................  A-15
          (h)  Tax Opinion......................................................................  A-16
ARTICLE VII -- REMEDIES FOR BREACHES OF THIS AGREEMENT..........................................  A-16
    7.1   Investigations; Survival of Representations and Warranties............................  A-16
    7.2   Indemnification by the CRI Mortgage Businesses and the Principals.....................  A-16
    7.3   Defense...............................................................................  A-16
    7.4   Indemnification Threshold.............................................................  A-16
    7.5   Limitation on Indemnification.........................................................  A-17
    7.6   No Contribution.......................................................................  A-17

ARTICLE VIII -- TERMINATION, AMENDMENT AND WAIVER...............................................  A-17
    8.1   Termination...........................................................................  A-17
    8.2   Effect of Termination.................................................................  A-17
    8.3   Amendment.............................................................................  A-17
    8.4   Waiver................................................................................  A-17
ARTICLE IX -- GENERAL PROVISIONS................................................................  A-18
    9.1   Public Statements.....................................................................  A-18
    9.2   Notices...............................................................................  A-18
    9.3   Interpretation........................................................................  A-19
    9.4   Counterparts..........................................................................  A-19
    9.5   Entire Agreement......................................................................  A-19
    9.6   Governing Law.........................................................................  A-19
    9.7   Validity..............................................................................  A-19
    9.8   Assignment............................................................................  A-19
    9.9   Expenses..............................................................................  A-19
    9.10  Knowledge.............................................................................  A-19
    9.11  Material Adverse Effect...............................................................  A-20

EXHIBITS
Exhibit 1        Form of Asset Purchase Agreement
Exhibit 2        Form of Asset Purchase Agreement
Exhibit 3        Form of Asset Purchase Agreement
Exhibit 4        Form of Deferred Compensation Agreement
Exhibit 5        Form of CRI Liquidating Reimbursement Agreement
Exhibit 6        Form of Sublease Agreement
Exhibit 7        Form of Administrative Services Agreement
Exhibit 8        Form of Employment and Non-Competition Agreement
Exhibit 9        Form of Employment and Non-Competition Agreement
Exhibit 10       Form of Employment and Non-Competition Agreement
Exhibit 11       Form of Employment and Non-Competition Agreement
Exhibit 12       Form of Employment and Non-Competition Agreement
Exhibit 13       Form of Option Agreement
Exhibit 14       Form of Option Agreement
Exhibit 15       Form of Option Agreement
Exhibit 16       Form of Option Agreement
Exhibit 17       Form of Option Agreement
Exhibit 18       Form of Registration Rights and Lock-Up Agreement
Exhibit 19       Form of Stock Restriction Agreement
Exhibit 20       Form of Stock Issuance Agreement
Exhibit 21       Form of Opinion of Counsel
Exhibit 22       Form of Opinion of Counsel
Exhibit 23       Form of Tax Opinion
SCHEDULES
Schedule 3.1(c)  Capitalization
Schedule 3.1(e)  Noncontravention; Government Approval; Consents
Schedule 3.1(k)  Litigation
Schedule 3.1(l)  Taxes and Tax Returns
Schedule 3.1(m)  Assets; Encumbrances
Schedule 3.1(r)  Insurance
Schedule 3.1(s)  Contracts
Schedule 3.1(z)  Projections
Schedule 3.2(d)  Capitalization
Schedule 3.2(e)  Noncontravention
Schedule 3.2(f)  Government Approval; Consents
Schedule 3.2(g)  Litigation

                          AGREEMENT AND PLAN OF MERGER


    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 20, 1995, among CRIIMI MAE Inc., a Maryland corporation ("CRIIMI MAE"), CRIIMI MAE Management, Inc., a newly formed Maryland corporation and a wholly owned subsidiary of CRIIMI MAE ("CRIIMI Management"), CRICO Mortgage Company, Inc., a Delaware corporation ("CRICO Mortgage"), CRI/AIM Management, Inc., a Delaware corporation ("CRI/AIM Management"), CRI Acquisition, Inc., a Maryland corporation ("CRI Acquisition"), William B. Dockser and H. William Willoughby.


    WHEREAS, CRICO Mortgage, CRI/AIM Management and CRI Acquisition (collectively, the CRI Mortgage Businesses, and each individually, a "CRI
Mortgage Business") are affiliates of C.R.I., Inc., a Delaware corporation ("CRI"), through which CRI conducts its mortgage investment advisory, servicing and origination businesses, including the advisory services currently performed on CRIIMI MAE's behalf by its adviser; and William B. Dockser and H. William Willoughby, who are directors and senior executive officers of CRIIMI MAE (the "Principals"), are the sole stockholders and directors of CRI and the CRI Mortgage Businesses.

    WHEREAS, the parties hereto desire to consummate a merger (the "Merger") whereby each of the CRI Mortgage Businesses will be merged with and into CRIIMI Management and CRIIMI Management will be the surviving corporation in the Merger, all upon the terms and conditions set forth herein and in accordance with the Maryland General Corporation Law ("Maryland Law") and the Delaware General Corporation Law ("Delaware Law");

    WHEREAS, the Special Committee (the "Special Committee") of the independent members of the Board of Directors of CRIIMI MAE, consisting of Garrett G. Carlson, Sr., G. Richard Dunnells and Robert F. Tardio (the "Unaffiliated Directors"), has engaged Duff & Phelps Capital Markets Co. ("Duff & Phelps") to provide an opinion (the "Fairness Opinion") as to the fairness of the Merger and related transactions, including the consideration to be paid in connection therewith and the related employment and compensation arrangements contemplated thereby (the "Merger Proposal"), to CRIIMI MAE and its stockholders other than the Principals (the "Public Stockholders") from a financial point of view;

    WHEREAS, the Special Committee has recommended the Merger Proposal to the Board of Directors of CRIIMI MAE (the "Board") and the Board (with the Principals abstaining) has approved the Merger Proposal and has resolved to recommend that the holders of CRIIMI MAE's Common Stock, par value $.01 per share (the "Common Shares"), approve the Merger Proposal;

    WHEREAS, the respective Boards of Directors and stockholders of each of the CRI Mortgage Businesses have unanimously approved the Merger Proposal; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

    NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 MERGER. At the Effective Time (as hereinafter defined), in accordance with this Agreement, Maryland Law and Delaware Law, each of the CRI Mortgage Businesses shall be merged with and into CRIIMI Management and CRIIMI Management shall continue its corporate existence under the laws of the State of Maryland as the surviving corporation.

    1.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties agree to cause to be duly executed (a) Articles of Merger (the "Articles of Merger"), which shall be duly delivered to the State Department of Assessments and Taxation of the State of Maryland (the "Department") for filing, as provided by Maryland Law, and (b) a Certificate of Merger (the "Certificate of Merger"), which shall be duly delivered to the Secretary of State for the State of Delaware for filing, as provided by Delaware Law. The Merger shall become effective at 5:00 p.m. on the later of the date of filing of the Articles of Merger with the Department and the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). Prior to the filing of the Articles of Merger and the Certificate of Merger, a closing (the "Closing") will be held at the offices of CRIIMI MAE, 11200 Rockville Pike, Rockville, Maryland (or such other place as the parties may agree) upon the satisfaction or waiver of the conditions set forth in Article VI hereof. The date of the Closing shall be referred to herein as the "Closing Date." CRIIMI MAE and the CRI Mortgage Businesses shall use their reasonable efforts to have the Effective Time occur on the Closing Date.

    1.3 EFFECTS OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided under all applicable provisions of Maryland Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) the separate existence of the CRI Mortgage Businesses shall cease and the CRI Mortgage Businesses shall be merged with and into CRIIMI Management (CRIIMI Management and the CRI Mortgage Businesses are sometimes referred to herein as the "Constituent Corporations," and CRIIMI Management as the surviving corporation in the Merger is sometimes referred to herein as the "Surviving Corporation"), all assets, rights, privileges, powers and franchises of the Constituent Corporations, individually and collectively, shall vest in the Surviving Corporation provided that CRI or its designees shall be entitled to all net income earned but not received by the CRI Mortgage Businesses prior to the Effective Time), and all liabilities of the Constituent Corporations, including without limitation the approximately $9.1 million of indebtedness of the CRI Mortgage Businesses (the "Signet Debt") and accrued vacation and sick leave, shall become liabilities of the Surviving Corporation,
(b) the Articles of Incorporation of CRIIMI Management as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with Maryland Law, (c) the By-Laws of CRIIMI Management as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended as provided therein and in accordance with Maryland Law, (d) the officers of CRIIMI Management immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and (e) the directors of CRIIMI Management immediately prior to the Effective Time shall be the directors of the Surviving Corporation.

    1.4 SPECIAL COMMITTEE. The Special Committee has received the Fairness Opinion of Duff & Phelps stating that, based on the assumptions and subject to the qualifications set forth therein, the Merger Proposal is fair to CRIIMI MAE and the Public Stockholders from a financial point of view. On the basis of the Fairness Opinion, the Special Committee's own deliberations and the advice of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), CRIIMI MAE's financial adviser, the Special Committee has determined that the Merger Proposal is fair to CRIIMI MAE and its Public Stockholders. Based on the Special Committee's recommendation to the Board, the Board (with the Principals abstaining) has approved and adopted the Merger Proposal and has resolved to recommend approval of the Merger Proposal to the holders of the Common Shares.

                                   ARTICLE II
                        CONVERSION AND EXCHANGE OF STOCK


    2.1 MERGER CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any common stock of the CRI Mortgage Businesses ("CRI Mortgage Business Common Shares"), all of the issued and outstanding CRI Mortgage Business Common Shares shall be deemed to be converted into the number of fully paid and non-assessable, unregistered Common Shares (the "Share Consideration") equal to the lesser of (i) 2,650,838 or (ii) the quotient obtained by dividing $21,984,000 by the average of the high and low sales prices of one Common Share as reported on the New York Stock Exchange ("NYSE") on the trading day immediately preceding the Closing Date. No fractional Common Shares shall be issued in the Merger. In lieu of any such fractional shares, each holder of CRI

Mortgage Business Common Shares who would otherwise have been entitled to a fraction of a Common Share upon surrender of certificates for exchange pursuant to this Section 2.1 will receive one Common Share.

    2.2  EXCHANGE PROVISIONS.

    (a) On the Closing Date, each holder of certificates representing CRI Mortgage Business Common Shares shall surrender the same to CRIIMI MAE and such holders (the "Holders") shall be entitled upon such surrender to receive in exchange therefor certificates representing the number of Common Shares into which the CRI Mortgage Business Common Shares theretofore represented by the certificates so surrendered shall have been converted pursuant to Section 2.1.

    (b) Until so surrendered, each certificate representing CRI Mortgage Business Common Shares shall represent, after the Effective Time, solely the right to receive Common Shares. All Common Shares issued upon the surrender of CRI Mortgage Business Common Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such CRI Mortgage Business Common Shares.

    (c) As  a condition  to the  Surviving Corporation's  obligation to  deliver
Common Shares pursuant to Section 2.1, each such Holder shall have made an undertaking in writing that such Holder (i) is acquiring the Common Shares issued pursuant to Section 2.1 hereof for investment purposes only, for such Holder's own account and with no present intention to distribute any of such Common Shares, except for transfers of such shares that are registered, or exempt from registration, under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) acknowledges that the Common Shares to be received pursuant to Section 2.1 (A) have not been registered under the Securities Act and may not be sold by such Holder absent an effective registration statement or the availability of an exemption from registration with respect to such shares under the Securities Act and (B) are subject to the terms of the Registration Rights and Lock-Up Agreement referenced in Section 5.13 hereof. The Holders agree that any certificates representing the Common Shares to be received pursuant to Section 2.1 may bear an appropriate legend as to resales of such shares under the Securities Act, any applicable "blue sky" laws and such Registration Rights and Lock-Up Agreement.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF THE CRI MORTGAGE BUSINESSES AND THE PRINCIPALS. The following representations and warranties are given severally, and not jointly, by each of the CRI Mortgage Businesses with respect to such CRI Mortgage Business only, and all of the representations are given jointly and severally by the Principals:

        (a) ORGANIZATION; STANDING AND POWER. CRICO Mortgage and CRI/AIM Management are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. CRI Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of the CRI Mortgage Businesses has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Each of the CRI Mortgage Businesses is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its assets owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have a Material Adverse Effect (as defined in Section 9.11). Copies of the Articles of Incorporation and By-Laws of each of the CRI Mortgage Businesses heretofore delivered to CRIIMI MAE are accurate and complete.


        (b) SUBSIDIARIES. There are no, and have never been any, subsidiaries of any of the CRI Mortgage Businesses. None of the CRI Mortgage Businesses owns any stock of any company or options to acquire stock in any company.

        (c) CAPITALIZATION. All of the authorized capital stock and all of the duly authorized, validly issued and outstanding, fully paid and nonassessable shares of the capital stock of each of the CRI Mortgage Businesses are as set forth on Schedule 3.1(c) hereto. Each of the Principals owns one-half of the issued and outstanding capital stock of each of the CRI Mortgage Businesses. No shares of common stock of any of the CRI Mortgage Businesses are held in its treasury. Except for the right of Nippon Housing Loan Co., Ltd. ("Nippon") to acquire CRI Mortgage Business Common Shares as set forth in the Amended and Restated Convertible Subordinated Debenture Purchase Agreement dated April 1989, as amended, between Nippon, CRI and certain CRI affiliates, and except as set forth on Schedule 3.1(c), there are as of the date of this Agreement no shares of capital stock or equity securities of any of the CRI Mortgage Businesses outstanding or authorized and no outstanding or authorized options, warrants, rights to subscribe (including any preemptive rights), calls or commitments of any character whatsoever requiring the issuance, sale or transfer by any CRI Mortgage Business of any shares of its capital stock or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of any CRI Mortgage Business (collectively, "Other Securities"). Except as set forth on Schedule 3.1(c), as of the Closing Date, there will be no shares of capital stock or other equity securities of any of the CRI Mortgage Businesses outstanding and no outstanding or authorized Other Securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the CRI Mortgage Businesses. Since December 31, 1994 (with respect to CRICO Mortgage and CRI/AIM Management) and since the initial issuance of shares of capital stock of CRI Acquisition, no shares of the capital stock of any CRI Mortgage Business have been issued or retired or, in the case of treasury shares, reissued.

        (d) AUTHORITY. Subject to the qualifications in Sections 3.1(e) and 3.1(f), each of the CRI Mortgage Businesses and the Principals has the requisite power (including corporate power with respect to the CRI Mortgage Businesses) and authority to enter into this Agreement, and to perform its or his obligations hereunder. The execution and delivery of this Agreement by the CRI Mortgage Businesses and the Principals and the consummation of the Merger Proposal, as applicable, have been duly authorized by the respective Boards of Directors of the CRI Mortgage Businesses and approved by the Principals. No other corporate proceedings on the part of any CRI
    Mortgage Business are necessary as of the date of this Agreement to authorize the execution and delivery of this Agreement and the agreements attached hereto as Exhibits 1, 2 and 3 (the "CRI Mortgage Business Agreements"). As of the Closing Date, no other corporate proceedings on the part of any CRI Mortgage Business will be necessary to authorize the performance of this Agreement and the CRI Mortgage Business Agreements. This Agreement has been duly executed and delivered by each of the CRI Mortgage Businesses and the Principals and constitutes a valid and binding obligation of each of the CRI Mortgage Businesses and the Principals, enforceable against each of the CRI Mortgage Businesses and the Principals in accordance with its terms.


        (e) NONCONTRAVENTION. Neither the execution and delivery of this Agreement by the CRI Mortgage Businesses and the Principals nor the consummation of the Merger Proposal nor compliance by the CRI Mortgage Businesses and the Principals with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (as hereinafter defined) upon any of the properties or assets of any of the CRI Mortgage Businesses or the Principals under, any of the terms, conditions or provisions of (x) the respective Articles of Incorporation or By-Laws of the CRI Mortgage Businesses, or (y) except as set forth on
    Schedule 3.1(e) hereto, any note, bond, mortgage, indenture, deed of trust, license, Permit (as hereinafter defined), authorization, lease, agreement or instrument or obligation to which any of the CRI Mortgage Businesses or the Principals is party or by which they are bound or to which they or any of their respective assets may be subject, or (ii) subject to statutes and regulations to be complied with on or before the Closing Date, violate any judgment, ruling, order, writ, injunction, decree, or, to the best knowledge of the CRI Mortgage Businesses and the Principals, statute, rule or regulation applicable to any of the CRI Mortgage Businesses or the Principals or any of their respective assets, except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens (as hereinafter defined), which would not, in the aggregate, have a Material Adverse Effect or affect the ability of any of the CRI Mortgage Businesses or the Principals to consummate the Merger Proposal. As of the Closing Date, the exceptions set forth in Schedule 3.1(e) and referenced in clauses (i)(y) and (ii) above will not exist.


        (f) GOVERNMENT APPROVAL; CONSENTS. The third party and governmental consents and approvals required to be obtained by the CRI Mortgage Businesses and the Principals for the consummation of the Merger Proposal are set forth on Schedule 3.1(e). Other than as set forth on Schedule 3.1(e), no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the execution and delivery of this Agreement by any of the CRI Mortgage Businesses or the Principals or the consummation of the Merger Proposal or compliance by any of the CRI Mortgage Businesses or the Principals with any of the provisions hereof, except where failures to give such notices, make such filings, or obtain authorizations, consents or approvals would not, in the aggregate, have a Material Adverse Effect or affect the ability of any of the CRI Mortgage Businesses or the Principals to consummate the Merger Proposal.

        (g) FINANCIAL STATEMENTS. The combined statements of assets and liabilities, comprised of (i) certain assets and liabilities of CRI to be sold to CRI Acquisition and (ii) the assets and liabilities of CRICO Mortgage and CRI/AIM Management, dated December 31, 1994 (the "Company Financial Statements") previously delivered to CRIIMI MAE have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and fairly present the financial position of such assets and liabilities as of the dates thereof and their results of operations and cash flow for the periods then ended. Any unaudited interim statements of such assets and liabilities prepared on or before the Closing Date and pertaining to a period or periods (no more frequent than quarterly) commencing on or after January 1, 1995 through a date prior to the Closing Date will be delivered to CRIIMI MAE no later than 45 days after the end of the period to which such statements apply, and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and will fairly present the financial position of such assets and liabilities as of the dates thereof and their results of operation and cash flow for the periods then ended (subject to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

        (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as provided for in this Agreement and the agreements attached hereto as Exhibits 1 through 20 (collectively, the "Merger Proposal Agreements") or as specifically reflected in the Company Financial Statements, since December 31, 1994 there has not been (i) any change or any event which would result in a Material Adverse Effect; (ii) any entry by any of the CRI Mortgage Businesses into any material commitment or transaction which is not in the ordinary course of business; (iii) any change by any of the CRI Mortgage Businesses in accounting principles or methods except insofar as may have been required by a change in generally accepted accounting principles; (iv) any declaration, payment or setting aside for payment of any dividend (except for cash dividends or distributions by any CRI Mortgage Business to its stockholders or their designees of its rights to monies earned prior to the Closing Date) by any of the CRI Mortgage Businesses; (v) any action taken by any of the CRI Mortgage Businesses of the type referred to in Section 4.1 hereof; or
    (vi) any agreement by any of the CRI Mortgage Businesses to (A) do any of the things described in the preceding clauses (i) through (v) other than as provided for in the Merger Proposal Agreements or (B) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Section
    3.1 untrue or incorrect.

        (i) COMPLIANCE WITH LAW. None of the CRI Mortgage Businesses has, to the best knowledge of the Principals and the CRI Mortgage Businesses, violated or failed to comply with any statute, law, ordinance, regulation, rule, order or other legal requirement of any foreign, federal, state or local government, authority or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violations or failures to comply would not, individually or in the aggregate, have a Material Adverse Effect.

        (j) BROKERS. None of the CRI Mortgage Businesses has retained any broker, finder, adviser or investment banker which is entitled to any brokerage, finder's or other fee or commission in connection with the Merger Proposal. To the best knowledge of the CRI Mortgage Businesses and the Principals, no broker, finder, adviser or investment banker, other than Merrill Lynch and Duff & Phelps (each of whose fees have been described to CRIIMI MAE in writing prior to the date hereof), is entitled to any brokerage, finder's or other fee or commission in connection with the Merger Proposal.

        (k) LITIGATION. Except as set forth on Schedule 3.1(k) hereto, there is no claim, action, proceeding or investigation pending or, to the best knowledge of the Principals and the CRI Mortgage Businesses, threatened against or relating to any of the CRI Mortgage Businesses before any court or governmental or regulatory authority or body which, if determined adversely, individually or in the aggregate, would have a Material Adverse Effect. None of the CRI Mortgage Businesses is subject to any outstanding order, writ, injunction or decree.

        (l) TAXES AND TAX RETURNS. Each of the CRI Mortgage Businesses has duly and timely filed all United States federal and state income tax returns and all other returns and reports required to be filed by it with respect to any taxes, and each such return and report is complete and accurate in all material respects. Each of the CRI Mortgage Businesses has paid or made adequate provision for the payment of all federal and other taxes (including, if any, interest, penalties or additions to tax in respect hereof) (whether or not shown on any tax return) whether disputed or not, for all periods ended on or before the date of this Agreement and will have done so as of the Closing Date for all periods ending on or before the Closing Date. Any deficiencies or assessments asserted in writing by the appropriate taxing authorities have either been paid, settled or fully provided for. There are no claims or assessments (not provided for) pending against any of the CRI Mortgage Businesses for any alleged federal or state income or other tax deficiency and no material issue has been raised in writing by any federal or state income taxing authority or representative thereof. No consent has been filed relating to any CRI Mortgage Business pursuant to Section 341 of the Code. No claim has ever been made by an authority in a jurisdiction where any of the CRI Mortgage Businesses does not file tax returns that any of them are or may be subject to taxation by that jurisdiction. Each of the CRI Mortgage Businesses has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Schedule 3.1(l) lists all federal, state and local income tax returns filed with respect to CRICO Mortgage and CRI/AIM Management for taxable periods ended on or after December 31, 1991, and indicates those income tax returns that have been audited and those that currently are the subject of audit. None of the CRI Mortgage Businesses has consented to an extension of the statute of limitations which is still in effect with respect to a tax period ended before December 31, 1991. None of the CRI Mortgage Businesses is a party to any tax allocation or sharing agreement. None of the CRI Mortgage Businesses (i) has been a member of an affiliated group (within the meaning of Code Section 1504) filing a consolidated federal income tax return or (ii) has any liability for the taxes of any Person (other than a CRI Mortgage Business) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. There is and will be no valid basis to require an extension of the statute of limitations with respect to any required federal income tax returns of the CRI Mortgage Businesses beyond the limitations period which expires three years after the filing of any such return as a result of a 25% or greater understatement of gross income or fraud in connection with such returns. For the tax years ended on or after December 31, 1988, none of the CRI Mortgage Businesses was a personal holding company as defined in the Code.

        (m) TITLE TO ASSETS; ENCUMBRANCES. As of the Closing Date, each of the CRI Mortgage Businesses will have good and marketable title to all assets (personal and mixed, tangible and intangible) owned by it, except for such assets held pursuant to leases, in which event the lessee will have a valid leasehold interest. All of such assets are listed in Schedule 3.1(m) hereto. Except (i) for the Signet Debt as such may be modified in a manner mutually acceptable to CRIIMI MAE and the CRI Mortgage Businesses or (ii) as otherwise listed on Schedule 3.1(m), none of such assets will as of the Closing Date be subject to any Lien (as hereinafter defined). None of the CRI Mortgage Businesses owns, leases or operates, or has ever owned, leased or operated, any real property.

           "Lien" means any mortgage, pledge, encumbrance, security interest, charge, or other lien, except (i) statutory liens not yet delinquent, (ii) liens that do not materially detract from or materially interfere with the present use of the assets subject thereto or affected thereby, or otherwise materially impair present business operations with respect to such assets,
    (iii) liens for taxes not yet due and owing, and (iv) liens reflected in the Company Financial Statements.


        (n) LICENSES, PERMITS AND AUTHORIZATIONS. To the best knowledge of the CRI Mortgage Businesses and the Principals, each of the CRI Mortgage Businesses has all material approvals, authorizations, qualifications, consents, licenses, franchises, orders and other permits of all governmental or regulatory agencies, whether federal, state or local, domestic or foreign (the "Permits"), necessary to enable the CRI Mortgage Businesses to continue to conduct their respective businesses as currently being conducted. To the best knowledge of the CRI Mortgage Businesses and the Principals, each Permit is in full force and effect and each of the CRI Mortgage Businesses is in material compliance with all obligations with respect thereto, and no event has occurred which permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation, nonrenewal, modification, suspension or termination of any Permit. To the best knowledge of the CRI Mortgage Businesses and the Principals, no Permit will remain in full force and effect after the consummation of the Merger Proposal.


        (o) ERISA AND EMPLOYEE MATTERS. Each of the CRI Mortgage Businesses is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"); no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which any of the CRI Mortgage Businesses would have any liability under (i) Title IV of ERISA with respect to termination of, or withdraw from, any "pension plan" or (ii)
    Section 412 or 4971 of the Code, including the regulations and published interpretations thereunder.

        (p) LABOR RELATIONS. There is (i) no unfair labor practice complaint pending against any of the CRI Mortgage Businesses or, to the best knowledge of the CRI Mortgage Businesses and the Principals, threatened against any of the CRI Mortgage Businesses, before the National Labor Relations Board or other governmental or regulatory authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of the CRI Mortgage Businesses or, to the best knowledge of the CRI Mortgage Businesses and the Principals, threatened against any of the CRI Mortgage Businesses, and, to the best knowledge of the CRI Mortgage Businesses and the Principals, no basis for an unfair labor practice finding against any of the CRI Mortgage Businesses; (ii) no strike, labor dispute, slowdown or stoppage pending against any of the CRI Mortgage Businesses or, to the best knowledge of the CRI Mortgage Businesses and the Principals, threatened against any of the CRI Mortgage Businesses; and (iii) to the best knowledge of the CRI Mortgage Businesses and the Principals, no union representation question existing with respect to the employees of any of the CRI Mortgage Businesses.

        (q) PATENTS, FRANCHISES AND FORMULAS. To the best knowledge of the CRI Mortgage Businesses and the Principals, except with respect to any rights concerning the use of the CRI Mortgage Business names and those items covered by the Administrative Services Agreement attached hereto as Exhibit 7, the CRI Mortgage Businesses have the right to use any patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing

    ("Intellectual Property"), and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of the CRI Mortgage Businesses. No proceedings have been instituted or are pending or, to the best knowledge of the CRI Mortgage Businesses and the Principals, threatened that challenge the validity of the ownership of any Intellectual Property. To the best knowledge of the CRI Mortgage Businesses and the Principals, the present employment of Intellectual Property by a CRI Mortgage Business, if any, does not infringe any rights of any person. To the best knowledge of the CRI Mortgage Businesses and the Principals, no patent, trademark, permit, service mark, trade name, copyright, license, franchise or formula, product, process, method, substance, part or other material currently being sold or employed by any person infringes any rights of any of the CRI Mortgage Businesses with respect to the Intellectual Property.

        (r)    INSURANCE.   Each of  the CRI  Mortgage Businesses  maintains the
    insurance described on Schedule 3.1(r) hereto and such insurance is in full force and effect.

        (s) CONTRACTS. Schedule 3.1(s) hereto lists all contracts and other agreements to which any of the CRI Mortgage Businesses will be a party as of the Closing Date (absent termination in accordance with their terms other than as a result of breach by a CRI Mortgage Business and excluding any contracts or other assets being conveyed under the asset purchase agreements attached hereto as Exhibits 2 and 3). The CRI Mortgage Businesses have delivered to CRIIMI MAE a correct and complete copy of each written agreement listed in Schedule 3.1(s) (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.1(s). With respect to each such agreement, as far as the CRI Mortgage Businesses and the Principals are aware: (A) the agreement is valid, binding, enforceable, and in full force and effect; (B) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) no party has repudiated any material provision of the agreement; and (D) the agreement will continue to be valid, binding, enforceable, and in full force and effect in all material respects following the consummation of the Merger Proposal.

        (t) POWERS OF ATTORNEY. Except for powers of attorney which the Principals may execute to each other to facilitate the execution of documents when one of them is unavailable, or as may be contained in the agreements listed on Schedule 3.1(s), there are no outstanding powers of attorney executed on behalf of any of the CRI Mortgage Businesses, including powers of attorney executed by either of the Principals affecting any of the CRI Mortgage Businesses.

        (u) GUARANTIES. As of the Closing Date, none of the CRI Mortgage Businesses will be a guarantor or otherwise liable for any obligation to any other Person, except in connection with endorsement of checks and other instruments in the ordinary course of business.

        (v) BOOKS AND RECORDS. (i) The books of account and other financial records of the CRI Mortgage Businesses are in all material respects true, complete and correct, and accurately reflect in all material respects the assets and liabilities of (a) CRI to be sold to CRI Acquisition and (b) CRICO Mortgage and CRI/AIM Management as set forth in the Company Financial Statements.
            (ii) The minute books and other records of the CRI Mortgage Businesses have been made available to CRIIMI MAE, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Board of Directors of the CRI Mortgage Businesses.

        (w) CORPORATE STATUS. Each of the CRI Mortgage Businesses has been an S corporation since its inception and has no accumulated or current earnings or profits.

        (x) NET WORTH. The net worth of each of the Principals (i.e., with respect to each Principal, the sum of the current value of his assets (excluding jointly owned assets, his interest in the CRI Mortgage Businesses and the Common Shares and options to purchase Common Shares to be issued to him on the Closing Date) less the sum of the current amount of his liabilities) is at least $5 million.

        (y) UNDISCLOSED LIABILITIES. None of the CRI Mortgage Businesses or either Principal is aware of (i) any liability of the CRI Mortgage Businesses, whether asserted or unasserted, absolute or contingent, accrued or nonaccrued, liquidated or unliquidated, due or to become due, of any nature (a "Liability"), or (ii) any past or present fact, situation, circumstance, status, condition, activity, practice, event, action, failure to act or transaction that could reasonably be expected to form the basis of any present or future action, or demand against any of them giving rise to any Liability, except for (A) Liabilities set forth on the Company Financial Statements and (B) Liabilities which have arisen after December 31, 1994 in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

        (z) DISCLOSURE. To the best knowledge of each of the CRI Mortgage Businesses and the Principals, no certificate, schedule, list or other information furnished in writing by or on behalf of any of the CRI Mortgage Businesses or the Principals to CRIIMI MAE prior to the date hereof in connection herewith (excluding projections) contains (after giving effect to any correction thereof furnished in writing to CRIIMI MAE prior to the date hereof), and no certificate, schedule, list or other information furnished in writing by or on behalf of any of the CRI Mortgage Businesses or the Principals after the date hereof until the Closing Date will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. The projections (attached as Schedule 3.1(z)) were prepared in good faith and each of the CRI Mortgage Businesses and the Principals believes there was a reasonable basis for such projections when they were prepared; provided, how-ever, that such projections are based on a number of assumptions that are subject to significant uncertainties and contingencies, many of which are beyond the control of the CRI Mortgage Businesses or the Principals. No representation is made with respect to the actual attainment of the projected results, which may vary significantly from those shown, or as to the completeness thereof.

    3.2 REPRESENTATIONS AND WARRANTIES OF CRIIMI MAE AND CRIIMI MANAGEMENT. CRIIMI MAE and CRIIMI Management jointly and severally represent and warrant to each of the CRI Mortgage Businesses and the Principals as follows:

        (a) ORGANIZATION; STANDING AND POWER. Each of CRIIMI MAE and CRIIMI Management is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

        (b) AUTHORITY. Each of CRIIMI MAE and CRIIMI Management has the requisite corporate power and authority to enter into this Agreement, and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of CRIIMI MAE and CRIIMI Management and the consummation by each of CRIIMI MAE and CRIIMI Management of the Merger Proposal have been duly authorized by the respective Boards of Directors of CRIIMI MAE and CRIIMI Management (with the Principals abstaining in each instance) and by CRIIMI MAE as the sole stockholder of CRIIMI Management and, except for the approval of the holders of the Common Shares as set forth in Section 5.2 hereof, no other corporate proceedings on the part of CRIIMI MAE or CRIIMI Management are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Proposal. This Agreement has been duly executed and delivered by CRIIMI MAE and CRIIMI Management and constitutes a valid and binding obligation of CRIIMI MAE and CRIIMI Management, enforceable in accordance with its terms.

        (c) COMMON SHARES. The Common Shares to be issued in connection with the Merger as provided in Article II hereof will, upon issuance, be validly issued, fully paid and nonassessable, and be free of preemptive rights.


        (d) CAPITALIZATION. All of the authorized capital stock and all of the validly issued and outstanding, fully paid and nonassessable shares of the capital stock of each of CRIIMI MAE and CRIIMI Management are as set forth on Schedule 3.2(d) hereto. No shares of common stock of either of CRIIMI MAE or CRIIMI Management are held in its treasury, except for 501,274 Common Shares.

    Except as set forth on Schedule 3.2(d) hereto, there are no other shares of capital stock or other equity securities of either of CRIIMI MAE or CRIIMI Management outstanding and no outstanding options, warrants, rights to subscribe (including any preemptive rights), calls or commitments of any character whatsoever requiring the issuance, sale or transfer by either of CRIIMI MAE or CRIIMI Management of any shares of its capital stock or any shares convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of either CRIIMI MAE or CRIIMI Management.

        (e) NONCONTRAVENTION. Neither the execution and delivery of this Agreement by CRIIMI MAE or CRIIMI Management nor the consummation of the Merger Proposal nor compliance by CRIIMI MAE or CRIIMI Management with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of CRIIMI MAE or CRIIMI Management under, any of the terms, conditions or provisions of (x) the Articles of Incorporation or By-Laws of CRIIMI MAE or CRIIMI Management, or (y) except as set forth on Schedule 3.2(e) hereto, any note, bond, mortgage, indenture, deed of trust, license, permit, authorization, lease, agreement or instrument or obligation to which CRIIMI MAE or CRIIMI Management is party or to which it or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to on Schedule 3.2(f) below, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to CRIIMI MAE or CRIIMI Management or any of its properties or assets, except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens, which would not, in the aggregate, have a material adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of CRIIMI MAE or CRIIMI Management, individually or taken as a whole, or affect the ability of CRIIMI MAE or CRIIMI Management to consummate the transactions contemplated hereby.

        (f) GOVERNMENT APPROVAL; CONSENTS. The third party and governmental consents and approvals required to be obtained by CRIIMI MAE and CRIIMI Management for the consummation of the Merger Proposal are set forth on
    Schedule 3.2(f). Other than as set forth on Schedule 3.2(f), no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the execution and delivery of this Agreement by CRIIMI MAE or CRIIMI Management or the consummation of the Merger Proposal or compliance by CRIIMI MAE or CRIIMI Management with any of the provisions hereof, except where failures to give such notices, make such filings, or obtain authorizations, consents or approvals would not, in the aggregate, have a material adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of CRIIMI MAE or CRIIMI Management, individually or taken as a whole, or affect the ability of CRIIMI MAE or CRIIMI Management to consummate the transactions contemplated hereby.

        (g) LITIGATION. Except as set forth on Schedule 3.2(g) hereto, there is no claim, action, proceeding or investigation pending or, to the best knowledge of CRIIMI MAE and CRIIMI Management, threatened against or relating to CRIIMI MAE or CRIIMI Management before any court or governmental or regulatory authority or body which, if determined adversely, individually or in the aggregate, would have a material adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of CRIIMI MAE or CRIIMI Management. Neither CRIIMI MAE nor CRIIMI Management is subject to any outstanding order, writ, injunction or decree.

                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

    4.1 CONDUCT OF BUSINESS BY THE CRI MORTGAGE BUSINESSES PENDING THE MERGER. Except as expressly provided for in this Agreement or the Merger Proposal Agreements, each of the CRI Mortgage Businesses severally and not jointly covenant and agree, with respect to such CRI Mortgage Business, and the Principals jointly and severally covenant and agree, that, prior to the Effective Time, unless CRIIMI MAE shall first otherwise agree in writing:

        (a) Except as may otherwise be necessary to effectuate the Merger Proposal, each of the CRI Mortgage Businesses shall conduct its businesses only in the ordinary course and consistent with past practices, and each of the CRI Mortgage Businesses shall use its best efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships, to maintain all of their properties in useful and good condition, and to continue to be covered to the fullest extent under the insurance policies carried by each of the CRI Mortgage Businesses, including, without limitation, public liability and property damage insurance in effect with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies;

        (b) Each of the CRI Mortgage Businesses shall (i) use its best efforts to comply with all applicable statutes, laws, ordinances, regulations, rules, orders and other legal requirements of any foreign, federal, state or local government, authority or any other governmental department or agency, and any judgments, decrees or orders of any court, applicable to its business or operations, and (ii) comply with all contracts, commitments and other agreements to which it is a party, except where any such violations or failures to comply with respect to clauses (i) or (ii) will not, individually or in the aggregate, have a Material Adverse Effect;

        (c) Except as set forth in this Agreement, none of the CRI Mortgage Businesses shall directly or indirectly do any of the following: (i) whether or not in the ordinary course of business or consistent with past practice, pledge, encumber, sell or dispose of assets of any of the CRI Mortgage Businesses listed in Schedule 3.1(m) unless, in the case of assets sold or disposed of, such assets are replaced with assets of equivalent or greater value; (ii) amend its articles of incorporation or by-laws or similar organizational documents; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or distribution, payable in stock, property or otherwise (except cash or distributions by any CRI Mortgage Business to its stockholders or their designees of its rights to monies earned prior to the Closing Date) with respect to any of its capital stock; (iv) redeem, purchase or otherwise acquire any of its capital stock; (v) adopt a plan of complete or partial liquidation or resolutions providing for complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or
    (vi) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment, understanding or arrangement to do any of the foregoing;

        (d) Except as otherwise provided in this Agreement, none of the CRI Mortgage Businesses shall, directly or indirectly, (i) issue, sell, pledge or dispose of, or authorize, propose or agree to the issuance, sale, pledge or disposition of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable or exercisable for any shares of, its capital stock of any class or any other securities in respect of, in lieu of, or in substitution for, shares of its common stock outstanding on the date hereof; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or entity or division thereof, or make any investment in any entity, either by purchase of stock or securities, contributions to capital, property transfer or
    purchase  of  any  property  or  assets,  other  than  in  cash   management
    transactions in the ordinary course of business and consistent with past practice; (iii) except in the ordinary course of business and consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances; (iv) authorize, recommend or propose any change in its capitalization (other than the incurrence of indebtedness otherwise permitted hereunder); (v) modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business and consistent with past practice; or (vi) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing; and

        (e) None of the CRI Mortgage Businesses shall take, or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Section 3.1 hereof untrue or incorrect in any material respect.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 PROXY STATEMENT; OTHER FILINGS. CRIIMI MAE shall use its best efforts to have cleared by the Securities and Exchange Commission (the "Commission"), and promptly thereafter shall mail to its stockholders, the proxy statement and form of proxy filed with the Commission with respect to the meeting of holders of the Common Shares referred to in Section 5.2 hereof. The term "Proxy Statement" shall mean such proxy statement at the time it initially is mailed to holders of the Common Shares and all amendments or supplements thereto, if any, similarly filed and mailed. As soon as practicable after the date hereof CRIIMI MAE and each of the CRI Mortgage Businesses shall promptly prepare and file any other filings required under the Exchange Act or any other federal or state securities law relating to the Merger Proposal ("Other Filings"). CRIIMI MAE and each of the Principals and the CRI Mortgage Businesses shall use their best efforts to obtain and furnish the information required to be included in the Proxy Statement and any Other Filings and to respond promptly to any comments made by the Commission or any other governmental official with respect to the Proxy Statement and any Other Filing and any preliminary version thereof. The information provided and to be provided by CRIIMI MAE, the Principals and the CRI Mortgage Businesses, respectively, for use in the Proxy Statement and any Other Filings shall not, on the date the Proxy Statement is first mailed to holders of the Common Shares or any Other Filing is filed with the appropriate governmental official and, in the case of the Proxy Statement, on the date of the meeting of CRIIMI MAE's stockholders referred to in Section 5.2 hereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The Proxy Statement shall comply in all material respects with all applicable requirements of federal securities laws.

    5.2 MEETING OF STOCKHOLDERS OF CRIIMI MAE. Promptly after the date hereof, CRIIMI MAE shall take all action necessary, in accordance with Maryland Law, its Articles of Incorporation and By-Laws and the requirements of the NYSE, to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of the Merger Proposal. Subject to the fiduciary obligations of the Board of CRIIMI MAE under applicable law as advised by outside counsel, the Proxy Statement shall contain the determinations of the Special Committee and the recommendation of the Board (with the Principals abstaining) that the holders of the Common Shares vote to approve the Merger Proposal. The Principals agree to vote their Common Shares in favor of the Merger Proposal.

    5.3  LEGAL REQUIREMENTS FOR MERGER PROPOSAL.

    (a) Each of the CRI Mortgage Businesses will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on the CRI Mortgage Businesses with respect to the Merger Proposal and will promptly cooperate with and furnish information to CRIIMI MAE in connection with any such requirements imposed upon CRIIMI MAE or any other subsidiary of CRIIMI MAE in connection with the Merger Proposal.

    (b) Each of CRIIMI MAE and CRIIMI Management will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the Merger Proposal and will promptly cooperate with and furnish information to the CRI Mortgage Businesses in connection with any such requirements imposed upon the CRI Mortgage Businesses in connection with the Merger Proposal.

    5.4 SALE OF ASSETS BY CRI TO CRI ACQUISITION. On or before the Closing Date, CRI Acquisition and the Principals shall enter into, and the Principals shall cause CRI to enter into, an Asset Purchase Agreement substantially in the form attached hereto as Exhibit 1, pursuant to which CRI will sell its limited partnership interest in CRI/AIM Investment Limited Partnership, along with certain other assets described in such Asset Purchase Agreement related to its mortgage investment advisory businesses and the right to employ certain individuals engaged in the CRI Mortgage Businesses currently employed by CRI and/or its affiliates, to CRI Acquisition.

    5.5 SALE OF ASSETS BY CRICO MORTGAGE. On or before the Closing Date, CRICO Mortgage and the Principals shall enter into, and the Principals shall cause CRIIMI MAE Services, Inc. (the "Services Corporation") to enter into, an Asset Purchase Agreement substantially in the form attached hereto as Exhibit 2, pursuant to which the CRICO Mortgage will sell to the Services Corporation the assets described in such Asset Purchase Agreement.

    5.6 SALE OF ASSETS BY CRI/AIM MANAGEMENT. On or before the Closing Date, CRI/AIM Management and the Principals shall enter into, and the principals shall cause the Services Corporation to enter into, an Asset Purchase Agreement substantially in the form attached hereto as Exhibit 3, pursuant to which CRI/ AIM Management will sell to the Services Corporation the assets described in such Asset Purchase Agreement.

    5.7 DEFERRED COMPENSATION AGREEMENT. On or before the Closing Date, CRIIMI Management and each of the Principals shall enter into the Deferred Compensation Agreement substantially in the form attached hereto as Exhibit 4.

    5.8 REIMBURSEMENT AGREEMENT. On or before the Closing Date, CRIIMI Management shall enter into, and the Principals shall cause CRI Insured Mortgage Associates Adviser Limited Partnership (the "Adviser") to enter into, the CRI Liquidating Reimbursement Agreement substantially in the form attached hereto as
Exhibit 5.

    5.9   SUBLEASE AGREEMENT.   On or before the  Closing Date, CRIIMI MAE shall
enter into, and the Principals shall cause CRI to enter into, the Sublease Agreement substantially in the form attached hereto as Exhibit 6.

    5.10 ADMINISTRATIVE SERVICES AGREEMENT. On or before the Closing Date, CRIIMI MAE shall enter into, and the Principals shall cause CRI to enter into, the Administrative Services Agreement substantially in the form attached hereto as Exhibit 7.

    5.11 EMPLOYMENT AND NON-COMPETITION AGREEMENTS. On the date of this Agreement, (a) CRIIMI Management and each of the Principals shall enter into Employment and Non-Competition Agreements substantially in the form attached hereto as Exhibit 8, and (b) CRIIMI Management shall enter into Employment and Non-Competition Agreements with respect to Frederick J. Burchill, Jay R. Cohen, Cynthia O. Azzara and Deborah A. Linn (the "Other Officers"), substantially in the form attached hereto as Exhibits 9, 10, 11 and 12, respectively.

    5.12 OPTION AGREEMENTS. On the Closing Date, (a) CRIIMI MAE and each of the Principals shall enter into Option Agreements substantially in the form attached hereto as Exhibit 13, and (b) CRIIMI MAE shall enter into Option Agreements with respect to the Other Officers substantially in the form attached hereto as Exhibits 14, 15, 16 and 17, respectively.

    5.13 REGISTRATION RIGHTS AND LOCK-UP AGREEMENT. On the Closing Date, (a) CRIIMI MAE and each of the Principals shall enter into a Registration Rights and Lock-up Agreement substantially in the form attached hereto as Exhibit 18, and
(b) CRIIMI MAE shall enter into a Registration Rights and Lock-up Agreement with respect to each of the Other Officers substantially in the form attached hereto as Exhibit 18.

    5.14 STOCK RESTRICTION AGREEMENT. On the Closing Date, CRIIMI MAE and each of the Principals shall enter into the Stock Restriction Agreement substantially in the form attached hereto as Exhibit 19.

    5.15 STOCK ISSUANCE AGREEMENTS. On the Closing Date, CRIIMI MAE and each of the Other Officers shall enter into a Stock Issuance Agreement substantially in the form attached hereto as Exhibit 20.

    5.16 BENEFITS. After the Effective Time, CRIIMI Management agrees to provide to its employees who were employees of the CRI Mortgage Businesses prior to the Effective Time at least the same level of benefits provided by the CRI Mortgage Businesses without exclusion for preexisting conditions.

    5.17 ADDITIONAL AGREEMENTS AND PROVISIONS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use his or its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. The parties hereto agree to use their respective reasonable efforts to challenge any action, including using all reasonable efforts to have any order or injunction vacated or reversed, brought against any of the parties hereto seeking a temporary restraining order or preliminary or permanent injunctive relief which would prohibit, or materially interfere with, the consummation of the Merger Proposal. If any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Merger Proposal or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action.

    5.18 OTHER ACQUISITION PROPOSALS. None of the CRI Mortgage Businesses, the Principals or their representatives shall, either directly or indirectly, (a) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to any acquisition of stock or assets, exchange offer, merger, consolidation, business combination, sale of substantial securities, liquidation, dissolution or similar transactions involving the CRI Mortgage Businesses, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to the business or assets of the CRI Mortgage Businesses, or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

    5.19 TAX MATTERS. The Principals shall cause to be prepared and filed on a timely basis all federal, state and local income and other tax returns for the CRI Mortgage Businesses for the periods ending on or before the Effective Time.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    6.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each of the parties to effect the Merger shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing:

        (a) APPROVAL OF HOLDERS OF THE COMMON SHARES. The Merger Proposal shall have been approved by the affirmative vote of the holders of a majority of the Common Shares voted at a meeting in which a quorum is present.

        (b) LITIGATION. No suit, action, investigation or other proceeding shall be pending or threatened before any court or governmental agency which could reasonably be expected to materially negatively impact the ability of CRIIMI MAE or any of the CRI Mortgage Businesses to consummate the Merger Proposal.

        (c)  ACCOUNTING  TREATMENT.   The final  Proxy Statement  mailed to  the
    holders of the Common Shares shall reflect the Merger as a purchase.

    6.2 ADDITIONAL CONDITIONS TO THE OBLIGATION OF THE CRI MORTGAGE BUSINESSES AND THE PRINCIPALS. The obligation of the CRI Mortgage Businesses and the Principals to effect the Merger is also subject to the satisfaction or waiver of each of the following conditions at or prior to Closing:

        (a) AGREEMENTS. Each of CRIIMI MAE and CRIIMI Management shall have performed in all material respects each covenant, agreement and obligation to be performed or complied with by it hereunder on or prior to the Closing Date.

        (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CRIIMI MAE and CRIIMI Management set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time and to the extent any schedule must be updated at the Closing to maintain the accuracy of any representation and warranty in all material respects, such updated schedule shall be satisfactory to the CRI Mortgage Businesses and the Principals in their sole discretion.

        (c) OFFICER'S CERTIFICATE. Each of the CRI Mortgage Businesses and the Principals shall have received a certificate, dated the Closing Date, of the President or a Vice President of CRIIMI MAE to the effect that, to the best knowledge of such officer, the conditions specified in paragraphs (a) and
    (b) above have been fulfilled.

        (d)   NYSE LISTING.   The Common Shares required  to be issued hereunder
    shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (e) CONSENTS FROM THIRD PARTIES. All necessary consents and approvals in connection with the Merger Proposal, as set forth in Schedule 3.2(f) hereto, shall have been received.

        (f)  OPINION OF COUNSEL.   The Principals and  each of the CRI  Mortgage
    Businesses shall have received the opinion of Arent Fox Kintner Plotkin & Kahn ("Arent Fox") substantially in the form attached hereto as Exhibit 21.

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF CRIIMI MAE AND CRIIMI MANAGEMENT. The obligations of CRIIMI MAE and CRIIMI Management to effect the Merger are also subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing:

        (a) AGREEMENTS. Each of the CRI Mortgage Businesses and the Principals shall have performed in all material respects each covenant, agreement and obligation to be performed or complied with by it or him hereunder on or prior to the Closing Date and the Other Officers shall have executed and delivered to CRIIMI MAE or CRIIMI Management, as applicable, the Employment and Non-Competition Agreements, Option Agreements, Registration Rights and Lock-Up Agreement and Stock Issuance Agreements referenced in Sections 5.11, 5.12, 5.13 and 5.15.

        (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of the CRI Mortgage Businesses and each of the Principals set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time and to the extent any schedule must be updated at Closing to maintain the accuracy of any representation and warranty in all material respects, such updated schedule shall be satisfactory to CRIIMI MAE and CRIIMI Management in their sole discretion.

        (c) OFFICER'S CERTIFICATE. CRIIMI MAE and CRIIMI Management shall have received a certificate, dated the date of the Closing, of each of the Principals to the effect that, to the best knowledge of such person, (i) the conditions specified in paragraphs (a) and (b) above have been fulfilled and
    (ii) describing any changes, since the execution of this Agreement, by any of the CRI Mortgage Businesses in accounting principles or methods and certifying that any such changes were required by changes in generally accepted accounting principles.

        (d)  LACK  OF ADVERSE CHANGE.   There  shall have been  no change  since
    December 31, 1994 relating to any of the CRI Mortgage Businesses, which has a Material Adverse Effect.

        (e) CONSENTS FROM THIRD PARTIES. All necessary consents and approvals in connection with the Merger Proposal, as set forth on Schedule 3.1(e) hereto, shall have been received.

        (f) OPINION OF FINANCIAL ADVISER. Prior to the date on which the Proxy Statement is first mailed to the holders of the Common Shares, the Special Committee shall have received the Fairness Opinion from Duff & Phelps, and such opinion shall not have been withdrawn.

        (g) OPINION OF COUNSEL. CRIIMI MAE and CRIIMI Management shall have received the opinion of Peabody & Brown substantially in the form attached hereto as Exhibit 22.

        (h) TAX OPINION. CRIIMI MAE shall have received the opinion of Arent Fox with respect to tax matters, substantially in the form attached hereto as Exhibit 23.

                                  ARTICLE VII
                    REMEDIES FOR BREACHES OF THIS AGREEMENT

    7.1 INVESTIGATIONS; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the CRI Mortgage Businesses and the Principals (collectively, the "Indemnifying Parties") contained in Section 3.1 hereof (the "Representations and Warranties") shall not be deemed waived or otherwise affected by any investigation by CRIIMI MAE and shall survive the Closing Date for a period of three (3) years; provided that the Representation and Warranty set forth in Section 3.1(l) shall survive the Closing Date for a period of four
(4) years, except for  the Representation and Warranty  in the last sentence  of
Section 3.1(l) which shall survive the Closing Date for a period five (5) years (each period is referred to respectively as the "Warranty Period"). None of the representations and warranties of CRIIMI MAE or CRIIMI Management in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

    7.2 INDEMNIFICATION BY THE CRI MORTGAGE BUSINESSES AND THE PRINCIPALS. The Indemnifying Parties, jointly and severally, shall indemnify, defend and hold harmless CRIIMI MAE, CRIIMI Management and each of their respective subsidiaries, affiliates, directors, officers, employees and attorneys (collectively, the "Indemnified Persons"), and reimburse the Indemnified Persons for, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, disbursements and expenses, imposed on or incurred by the Indemnified Persons, directly or indirectly, by reason of:

        (a) any breach or alleged breach by any of the Indemnifying Parties of any of the Representations and Warranties; or

        (b) any failure or alleged failure by the Indemnifying Parties to perform any material covenant, undertaking or obligation hereunder.

    7.3 DEFENSE. If any action or claim shall be brought or asserted against any Indemnified Person under this Article VII, or any successor thereto (the "Indemnified Party") in respect of which indemnity may be sought from the Indemnifying Parties under this Article VII, the Indemnified Party shall immediately notify the Indemnifying Parties who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to said Indemnified Party and the payment of all expenses; EXCEPT that any delay or failure to so notify said Indemnifying Parties shall only relieve the Indemnifying Parties of its or his obligations hereunder to the extent, if at all, that such Indemnifying Parties are materially prejudiced by reason of such delay or failure. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless:

        (a) the employment thereof shall have been specifically directed and required by said Indemnifying Parties; or

        (b) The Indemnifying Parties shall have elected not to assume the defense and employ counsel.

    Without the express prior written consent of said Indemnified Party, the Indemnifying Parties shall have no right to settle or compromise any matter.


    7.4 INDEMNIFICATION THRESHOLD. The Indemnifying Parties shall not be required to indemnify the Indemnified Persons unless the sum of the amounts for which indemnity would otherwise be payable under this Agreement and under the Asset Purchase Agreements attached hereto as Exhibits 1, 2 and 3 exceeds $100,000, at which time and at all times thereafter the Indemnified Persons shall be entitled to the full amount of all claims without deduction of $100,000; provided, however, that this threshold shall not apply to indemnification with respect to Section 3.1(l) and amounts payable with respect thereto shall not be counted toward the $100,000 threshold provided for herein.

    7.5 LIMITATION ON INDEMNIFICATION. CRIIMI MAE shall not be entitled to seek indemnification hereunder at any time subsequent to the expiration of the Warranty Period; provided, however, that CRIIMI MAE may seek indemnification hereunder with respect to any claims of which CRIIMI MAE first receives notice during the Warranty Period up to 14 days after such notice is received. For purposes of this Article VII, receipt of notice of a tax audit shall be deemed to be receipt of notice of a claim relating to a breach of Section 3.1(l).


    7.6 NO CONTRIBUTION. The parties agree that after the Effective Time the Principals shall have no right of contribution from CRIIMI MAE or CRIIMI Management (as the successor to the CRI Mortgage Businesses) with respect to any claims brought under this Article VII.


                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

    8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

        (a) by mutual consent of the Board of Directors of each of the CRI Mortgage Businesses and the Board of CRIIMI MAE (with the Principals abstaining) upon the recommendation of the Special Committee;

        (b) by either the Board of Directors of any of the CRI Mortgage Businesses, or the Board of CRIIMI MAE (with the Principals abstaining) upon the recommendation of the Special Committee, if the Effective Time shall not have occurred on or before September 15, 1995;

        (c) by the Board of Directors of any of the CRI Mortgage Businesses, or the Board of CRIIMI MAE (with the Principals abstaining) upon the recommendation of the Special Committee, if at the meeting of the holders of the Common Shares referred to in Section 5.2 hereof (including any adjournment thereof), the Merger Proposal shall fail to be approved by the votes referred to in Section 6.1.

    8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by any of the CRI Mortgage Businesses or CRIIMI MAE as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of CRIIMI MAE, CRIIMI Management, or any of the CRI Mortgage Businesses or their respective officers or directors or the Principals.

    8.3 AMENDMENT. This Agreement may be amended by an instrument in writing approved by the Board of CRIIMI MAE (with the Principals abstaining), by the Board of Directors of each of the CRI Mortgage Businesses and by the Principals and signed on behalf of each of the parties hereto; provided, however, that after adoption of the Merger Proposal by the stockholders of CRIIMI MAE no such amendment may be made without the further approval of the stockholders of CRIIMI MAE except to the extent permitted by Maryland Law. Notwithstanding the foregoing, any amendment of this Agreement on behalf of CRIIMI MAE shall be subject to the approval of the Board of CRIIMI MAE (with the Principals abstaining) upon the recommendation of the Special Committee.

    8.4 WAIVER. At any time prior to the Effective Time, whether before or after the meeting of holders of the Common Shares referred to in Section 5.2 hereof, the CRI Mortgage Businesses, by action taken by the Board of Directors of each CRI Mortgage Business, or CRIIMI MAE, by action taken by its Board (with the Principals abstaining) upon the recommendation of the Special Committee, may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1 PUBLIC STATEMENTS. Each of CRIIMI MAE and CRIIMI Management, on the one hand, and each of the CRI Mortgage Businesses and the Principals, on the other hand, agree that neither they nor their respective directors, officers, employees or agents shall disclose to any third party (other than to their professional advisers) or publicly issue any press release or other statement to the press or any third party with respect to the Merger Proposal, except as may be required by law, until such time as any such public announcement is approved in advance by the CRI Mortgage Businesses and the Principals and by the Special Committee on behalf of CRIIMI MAE.

    9.2 NOTICES. All notices and other communications hereunder shall be in writing (including telex or similar writing) and shall be deemed given if delivered in person or by messenger, cable, telegram or telex or facsimile transmission or by a reputable overnight delivery service which provides for evidence of receipt to the parties at the following addresses or telecopier numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

        (a) if to CRIIMI MAE, to:
               CRIIMI MAE Inc.
               11200 Rockville Pike
               Rockville, Maryland 20852
               (301) 468-9200/(800) 678-1116
               Telecopy: (301) 231-0334
               Attention: William B. Dockser

            with a copy to:
               Robert B. Hirsch
               Arent Fox Kintner Plotkin & Kahn
               1050 Connecticut Avenue, N.W.
               Washington, D.C. 20036-5339
               (202) 857-6000
               Telecopy: (202) 857-6395

        (b) if to the Special Committee, to:
               G. Richard Dunnells
               Holland & Knight
               2100 Pennsylvania Ave., N.W., Suite 400
               Washington, D.C.
               (202) 955-3000
               Telecopy: (202) 955-5564

            with a copy to:
               Richard C. Donaldson
               Shaw Pittman Potts & Trowbridge
               2300 N Street, N.W.
               Washington, D.C. 20037
               (202) 663-8000
               Telecopy: (202) 663-8007

        (c) if to the Principals or to the CRI Mortgage Businesses, to:
               William B. Dockser
               H. William Willoughby
               C.R.I., Inc.
               The CRI Building
               11200 Rockville Pike
               Rockville, MD 20852
               (301) 468-9200
               Telecopy: (301) 231-0396

            with a copy to:
               Debra D. Yogodzinski
               Peabody & Brown
               1255 23rd Street, N.W.
               Suite 800
               Washington, D.C. 20037
               (202) 973-7700
               Telecopy: (202) 973-7750

    9.3 INTERPRETATION. When reference is made in this Agreement to Exhibits, Schedules or Sections, such reference shall be to an Exhibit, Schedule or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.5 ENTIRE AGREEMENT. This Agreement and the Merger Proposal Agreements (including the documents and instruments referred to herein), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    9.6  GOVERNING LAW.   This Agreement shall be  governed by and construed  in
accordance with the laws of the State of Maryland, without regard to the principles of conflicts of law of such state.

    9.7 VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

    9.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, whether by operation of law or otherwise, without the express prior written consent of each of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs, legal representatives and assigns.

    9.9 EXPENSES. CRIIMI MAE shall pay the expenses of the solicitation pursuant to the Proxy Statement and the fees and expenses of the Special Committee, Duff & Phelps, Merrill Lynch, and CRIIMI MAE's attorneys and accountants incurred in connection with the Merger Proposal. The Principals shall cause CRI to pay the fees and expenses of its attorneys and accountants and the costs of the employees of CRI and its affiliates in connection with the Merger Proposal, except to the extent such costs are attributable in accordance with past practice to services performed on CRIIMI MAE's behalf. Except as otherwise provided herein, each party shall bear its own expenses incurred in connection with the Merger Proposal.

    9.10 KNOWLEDGE. Statements herein made "to the best knowledge" of a party are made after exercising reasonable care in the ascertainment of relevant facts.

    9.11 MATERIAL ADVERSE EFFECT. "Material Adverse Effect" as used herein means a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) of (i) the CRI

Mortgage Businesses individually or taken as a whole or (ii) CRIIMI MAE, CRIIMI Management, Services Corporation or CRIIMI MAE Services Limited Partnership, assuming the Merger Proposal were consummated.


    IN WITNESS WHEREOF, CRIIMI MAE, CRIIMI Management and each of the CRI Mortgage Businesses have caused this Agreement to be signed by their respective officers thereunto duly authorized, and each of the Principals has signed this Agreement, all as of the date first above written.

                                          CRIIMI MAE Inc.

                                          By /s/________________________________
                                             Name:
                                            Title:

                                          CRIIMI MAE Management, Inc.

                                          By /s/________________________________
                                             Name:
                                            Title:

                                          CRICO Mortgage Company, Inc.

                                          By /s/________________________________
                                             Name:
                                            Title:

                                          CRI/AIM Management, Inc.

                                          By /s/________________________________
                                             Name:
                                            Title:

                                          CRI Acquisition, Inc.

                                          By /s/________________________________
                                             Name:
                                            Title:

                                      THE PRINCIPALS:

                                          /s/___________________________________
                                          William B. Dockser

                                          /s/___________________________________
                                          H. William Willoughby

                                   APPENDIX B

DUFF & PHELPS CAPITAL MARKETS CO.

April 20, 1995

Board of Directors and the Special Committee
 of the Unaffiliated Directors
CRIIMI MAE Inc.
11200 Rockville Pike
Rockville, MD 20852

Gentlemen:

    You have asked Duff & Phelps Capital Markets Co. ("Duff & Phelps"), as independent financial advisor to the Special Committee of the unaffiliated directors of the Board of Directors (the "Special Committee") of CRIIMI MAE Inc. ("CRIIMI" or the "Company"), to provide an opinion (the "Opinion") as to the fairness, from a financial point of view, of the Merger Proposal, as described below, whereby the Company would, among other things, become a self-administered Real Estate Investment Trust ("REIT"). The Merger Proposal consists of the transfer of certain assets and liabilities of CRI, Inc. ("CRI") to CRIIMI Acquisition, Inc. ("Acquisition"); the subsequent merger of Acquisition, CRI/AIM Management, Inc. ("CRI/AIM") and CRICO Mortgage Company, Inc. ("CRICO") with and into CRIIMI MAE Management Corp., a wholly owned subsidiary of the Company (the "Merger"); employment arrangements and other related transactions, all as more fully described in CRIIMI's Proxy Statement filed with the Securities and Exchange Commission (the "SEC") on February 6, 1995, as amended through the date hereof (the "Proxy Statement"); and the Agreement and Plan of Merger among CRIIMI, CRIIMI MAE Management Corp., CRICO, CRI/AIM, Acquisition and William B. Dockser and H. William Willoughby (the "Principals"), dated as of April 20, 1995 (the "Merger Agreement"). Specifically, Duff & Phelps has been asked to determine whether the Merger Proposal is fair to the Company and to the stockholders of the Company other than the Principals (the "Public Stockholders"), from a financial point of view.

QUALIFICATIONS AND INDEPENDENCE

    Duff & Phelps, in the course of its regular business, advises boards of directors, corporate managements, and other fiduciaries on financial and fairness issues in connection with mergers and acquisitions, leveraged buy-outs, restructurings, private placements, and employee benefit plans, among other situations. Previously, Duff & Phelps has not provided any financial advisory or other services to the Company or to CRI, except that Duff & Phelps provided financial advisory services to Arent Fox Kintner Plotkin & Kahn on behalf of the Company in connection with certain litigation which was settled in September 1993. In addition, a former affiliate of Duff & Phelps has had discussions with CRICO concerning a possible rating of CRICO as a qualified mortgage servicer.

    Duff & Phelps is receiving a fee for providing the Opinion. Such fee is not contingent upon either the issuance of a favorable opinion or the consummation of the Merger Proposal.

SCOPE OF ANALYSIS

    In conducting its analysis and in preparing the Opinion that the Merger Proposal is fair from a financial point of view to CRIIMI MAE and to the Public Stockholders; Duff & Phelps, among other things, (1) reviewed and analyzed the terms of the Merger Proposal as described in the Proxy Statement and the Merger Agreement; (2) analyzed certain historical, business and financial information relating to CRIIMI MAE (including its predecessor company CRI Insured Mortgage Association, Inc.) and CRI, CRI/AIM and CRICO (collectively, the "CRI Mortgage Businesses"), including but not limited to CRIIMI MAE's Annual Reports to
Shareholders and Form 10-Ks filed with the SEC for the fiscal years ended December 31, 1989 through 1994, and combined financial statements for the CRI Mortgage Businesses for the fiscal years ended December 31, 1992 (unaudited) and December 31, 1993 and 1994 (audited); (3) reviewed certain internal

Board of Directors and Special Committee
 of the Unaffiliated Directors
CRIIMI MAE Inc.
April 20, 1995
Page 2

financial analyses and forecasts for CRIIMI MAE on a stand alone basis; (4) reviewed certain internal financial analyses and forecasts for CRIIMI MAE and the CRI Mortgage Businesses on a combined basis (the "Combined Entity") based upon the terms of the Merger; (5) reviewed the advisory agreements by and among CRIIMI MAE, CRI, the AIM Funds and their respective affiliates; (6) reviewed internal operational and financial information relating to the CRI Mortgage Businesses; (7) considered the pro forma effect of the Merger on CRIIMI MAE's capitalization, earnings (on both a tax basis and according to generally accepted accounting principles), cash flow, funds from operations, dividends, book value and financial prospects; (8) reviewed current conditions and trends with respect to the real estate industry and REITs, in general, and the market for government insured and other mortgage investments, such as mortgage REITS, in particular, including interest rates and general business and economic conditions in the markets where the Company operates; (9) reviewed the reported market prices and trading volumes of CRIIMI MAE's common stock for recent periods; (10) reviewed publicly available information concerning other companies deemed comparable, in whole or in part, to CRIIMI MAE, to the CRI Mortgage Businesses and to the Combined Entity; and (11) conducted such other financial studies, analyses and investigations as it deemed appropriate.

    As background for its analysis, Duff & Phelps held extensive discussions with the Board of Directors, the Special Committee, and members of the senior management of CRIIMI MAE and the CRI Mortgage Businesses regarding the history, current business operations, financial condition, future prospects and strategic objectives of CRIIMI MAE, both in its present form and on a Combined Entity basis.

ASSUMPTIONS AND RELIANCES

    In performing its analysis and rendering its Opinion, Duff & Phelps relied upon the accuracy and completeness of all information provided to it, whether obtained from public or private sources, and has not assumed any responsibility for the independent verification of such information. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates of the management of the Company and the CRI Mortgage Businesses. Notwithstanding the foregoing, Duff & Phelps used procedures deemed appropriate in order to analyze the reasonableness of the assumptions underlying the Company's financial projections. Duff & Phelps did not make any independent appraisals of the assets or liabilities of the Company nor those of the CRI Mortgage Businesses.

    Duff & Phelps has prepared its Opinion effective as of April 20, 1995. Its Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date. Unless Duff & Phelps has withdrawn its Opinion due to subsequent material adverse changes in either such market, economic, financial and other conditions, or in the business of the CRI Mortgage Businesses, this Opinion will remain effective at the closing of the Merger Proposal, which is expected to occur on or about June 30, 1995.

    We understand that the Company may refer to, summarize and/or publish the Opinion in whole or in part, in connection with certain filings to be made with the SEC and in certain materials to be distributed to the Company's shareholders and to prospective investors in the Company. Duff & Phelps shall have the right to review and to comment on that portion of any such materials that refer to its Opinion.

CONCLUSION

    Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the Merger Proposal is fair to the Company and to the Public Stockholders from a financial point of view.

Respectfully submitted,

Duff & Phelps Capital Markets Co.

                                   APPENDIX C

                            CRI MORTGAGE BUSINESSES
                               CASH FLOW ANALYSES

    The following is a summary of the cash flow analyses performed by Duff & Phelps in support of the Opinion. The assumptions underlying the analyses are dependent upon future events and may be significantly affected by changes in economic and business conditions and other circumstances. Therefore, there is no assurance that any of the projected results will be realized or that actual results will not be higher or lower than those projected. The inclusion of the analyses should not be regarded as an indication that Duff & Phelps or CRIIMI MAE considers them to be other than an estimated projection of future results. Such assumptions and projections are inherently subject to uncertainty, and neither Duff & Phelps, CRIIMI MAE, nor any other entity or individual assumes responsibility for their accuracy.


    CRIIMI MAE ADVISORY AGREEMENT. In applying the cash flow analysis to the services performed under the Advisory Agreement, the revenues from the annual, mortgage selection and incentive fees were determined based on the existing fee arrangements and historical trends. The existing fee arrangements were used because of Duff & Phelps' conclusion that the terms of the Advisory Agreement were comparable to other asset management agreements and reflected a commercially reasonable basis for obtaining the services provided under the Advisory Agreement. For purposes of calculating these revenues, CRIIMI MAE's total assets subject to management fees were projected to grow at 5% per year for the next three years to reflect the current plans of management, and at a more moderate rate of 2.5% per year in periods thereafter. Duff & Phelps allocated 50% of the total projected expenses of the CRI Mortgage Businesses (excluding reimbursed expenses) to this line of business, which included 5% annual expense increases through 1998, a 38% increase for 1999 (reflecting renewals of employment contracts at an anticipated higher cost), and 5% annual increases thereafter. The annual cash flows resulting from these revenue and expense projections were discounted back to present value using a 17% discount rate, reflecting Duff & Phelps' assessment of equity investments, in general, and the specific risks of the business, in particular, including the material dependence on the Advisory Agreement as well as the possibility that the Advisory Agreement might not be renewed. The discount rate includes a risk-free component of approximately 7%. The terminal value was established by applying a multiple of 5 to the final year projected cash flow, which was then discounted back to present value at the 17% rate. In Duff & Phelps' judgment, on the basis of this analysis, the total present value of this line of business under the cash flow analysis is approximately $21 million, as shown below:


                         ESTIMATED PROJECTED CASH FLOWS
                  FEES UNDER THE CRIIMI MAE ADVISORY AGREEMENT
                                     (000S)

                                                   1995    1996    1997    1998    1999    2000    2001    2002    2003     2004
                                                  ------  ------  ------  ------  ------  ------  ------  ------  -------  -------
Annual Fees.....................................  $2,992  $3,142  $3,299  $3,464  $3,550  $3,639  $3,730  $3,823  $ 3,919  $ 4,017
Mortgage Selection Fees.........................     750     701     736     773     649     666     682     699      717      735
Incentive Fees..................................       0     175     184     193     202     213     223     234      246      258
Additional Costs Incurred.......................    (518)   (544)   (571)   (599)   (825)   (867)   (910)   (956)  (1,003)  (1,054)
                                                  ------  ------  ------  ------  ------  ------  ------  ------  -------  -------
  Net Cash Flow.................................  $3,224  $3,474  $3,648  $3,830  $3,577  $3,651  $3,726  $3,802  $ 3,879  $ 3,957
Terminal Value in 2004 (based on a 5.0 multiple of estimated 2004 cash flow):                                              $19,783
Present value of 1995-2004 cash flows and Terminal Value @ 17% discount rate: $20,877

NOTE: TOTALS MAY NOT ADD DUE TO ROUNDING

    AIM FUND SUBMANAGEMENT. The cash flow analysis of the CRI/AIM submanagement of the AIM Funds was based on projections developed by the management of the CRI Mortgage Businesses, as adjusted by Duff & Phelps to reflect the release of the CRI Mortgage Businesses' obligation under certain financial guarantees and the additional risk resulting from any perceived conflict of interest on the part of CRIIMI MAE as the general partner of the AIM Fund partnerships receiving fees for managing the assets of such partnerships. Due to the substantial overlap of the administration of CRIIMI MAE and the AIM Funds, none of the expenses of the CRI Mortgage Businesses were allocated to this line of business. The annual cash flows resulting from these projections were discounted back to present value using a 17% discount rate, reflecting Duff & Phelps' assessment of the risks of the business, including the material dependence on the

AIM contracts. The discount rate includes a risk-free component of approximately 7%. The terminal value was established by applying a multiple of 4 to the final year projected cash flow, and the result was then discounted back to present value at the 17% rate. In Duff & Phelps' judgment, on the basis of this analysis, the total present value of this line of business under the cash flow analysis is approximately $5 million, as shown below:


                         ESTIMATED PROJECTED CASH FLOWS
                             AIM FUND SUBMANAGEMENT
                                     (000S)


                                                         1995    1996    1997    1998   1999   2000   2001   2002   2003   2004
                                                        ------  ------  ------  ------  -----  -----  -----  -----  -----  -----
Annual Fees...........................................  $1,596  $1,441  $1,294  $1,144  $1,010 $ 888  $ 779  $ 681  $ 592  $ 511
50% G.P. Interest in CRI/AIM Investment, L.P..........     381     344     284     252    201    177    155    136    118    102
Guaranteed Payment....................................    (319)   (321)   (347)   (343)  (359)  (348)  (335)  (319)  (302)  (283)
Additional Costs Incurred.............................       0       0       0       0      0      0      0      0      0      0
                                                        ------  ------  ------  ------  -----  -----  -----  -----  -----  -----
  Net Cash Flow                                         $1,658  $1,464  $1,231  $1,052  $ 851  $ 717  $ 600  $ 497  $ 408  $ 331
Terminal Value in 2004 (based on a 4.0 multiple of estimated 2004 cash flow):                                             $1,322
Present value of 1995-2004 cash flows and Terminal Value @ 17% discount rate: $5,269

NOTE: TOTALS MAY NOT ADD DUE TO ROUNDING



    OTHER MORTGAGE BUSINESSES. The cash flow analysis of the other mortgage businesses, including servicing, consulting and origination activities, was based on projections and supporting schedules prepared by the management of the CRI Mortgage Businesses. Duff & Phelps, while viewing the other mortgage businesses as an opportunity for CRIIMI MAE to diversify and increase its earnings base, adjusted management's overall projections downward to reflect Duff & Phelps' independent assessment of the prospects for these businesses. Revenues from mortgage servicing, consulting and origination were projected to increase at 5% per year. Fees for the servicing of assets underlying the subordinated securities were calculated based on the estimated mortgage asset base and the terms of actual contractual arrangements in place. Such assets were projected to grow to $675 million over the next three years, with growth moderating to a 5% annual rate thereafter. Due to the staffing required to engage in the current mortgage business and to pursue new mortgage opportunities, Duff & Phelps allocated the remaining 50% of the total projected expenses of the CRI Mortgage Businesses (excluding reimbursed expenses) to this line of business. The annual cash flows resulting from these projections were discounted back to present value using a 20% discount rate, reflecting the greater risk and uncertainty of the cash flows of the other mortgage businesses relative to those subject to the Advisory Agreement. The discount rate includes a risk-free component of approximately 7%. The terminal value was established by applying a multiple of 5 to the final year projected cash flow, and the result was discounted back to present value at the 20% rate. In Duff & Phelps' judgment, on the basis of this analysis, the total present value of this line of business under the cash flow analysis is approximately $8 million, as shown below:


                         ESTIMATED PROJECTED CASH FLOWS
                           OTHER MORTGAGE BUSINESSES
                                     (000S)

                                                 1995    1996    1997    1998    1999    2000    2001    2002    2003     2004
                                                ------  ------  ------  ------  ------  ------  ------  ------  -------  -------
Mortgage Servicing, Consulting and Origination
 Fees.........................................  $1,100  $1,155  $1,213  $1,273  $1,337  $1,404  $1,474  $1,548  $ 1,625  $ 1,706
Other Servicing Fees (For Assets Underlying
 Subordinated Securities).....................     508     728     882   1,003   1,062   1,121   1,180   1,242    1,304    1,370
Additional Costs Incurred.....................    (518)   (544)   (571)   (599)   (825)   (867)   (910)   (956)  (1,003)  (1,054)
                                                ------  ------  ------  ------  ------  ------  ------  ------  -------  -------
  Net Cash Flow...............................  $1,090  $1,339  $1,524  $1,677  $1,573  $1,658  $1,744  $1,834  $ 1,926  $ 2,022
Terminal Value in 2004 (based on a 5.0 multiple of estimated 2004 cash flow):                                            $10,112
Present value of 1995-2004 cash flows and Terminal Value @ 20% discount rate: $7,963

NOTE: TOTALS MAY NOT ADD DUE TO ROUNDING

                                   APPENDIX

     On page 9 of the printed document, a chart appears that indicates that under the existing structure, CRIIMI MAE Inc. owns 57% of CRI Liquidating REIT, Inc. and 100% of CRIIMI, Inc. The chart indicates that under the Merger Proposal, the following are added:

     1. CRIIMI MAE Management, Inc. ("CRIIMI Management"), which will employ the work force and own the physical assets of the CRI Mortgage Businesses. CRIIMI Management will be 100% owned by CRIIMI MAE Inc.

     2.  CRIIMI MAE Services Limited Partnership (the "Services
Partnership"), which will acquire the contracts of the CRI Mortgage Businesses. CRIIMI Management will have an 8% general partner interest in the Services Partnership.

     3. CRIIMI MAE Services, Inc., which will own a 92% limited partner interest in the Services Partnership.

                          PROXY/VOTING INSTRUCTION CARD
                                 CRIIMI MAE INC.

           Proxy for Special Meeting of Stockholders on June 21, 1995

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned stockholder of CRIIMI MAE Inc. appoints Garrett G. Carlson, Sr.,
G. Richard Dunnells and Robert F. Tardio, and each of them, with full power of substitution, as proxy to vote all shares of the undersigned in CRIIMI MAE Inc. at the Special Meeting of Stockholders to be held on June 21, 1995 and at any adjournment thereof, with like effect and as if the undersigned were personally present and voting, upon the matters set forth below. This card also provides voting instructions for shares held in the CRIIMI MAE Inc. dividend reinvestment and stock purchase plan.


The Board of Directors (with William B. Dockser and H. William Willoughby abstaining) recommends a vote FOR the Merger Proposal.


1.   To approve the Merger Proposal as described in the Proxy Statement.


                    FOR  /  /      AGAINST  /  /       ABSTAIN  /  /

2. Such other matters as may properly come before the meeting at the discretion of the proxy holders.

PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED (1) FOR THE MERGER PROPOSAL AND (2) FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AT THE DISCRETION OF THE PROXY HOLDERS.


                                              Dated                       , 1995
                                                   -----------------------


                                              ----------------------------------
                                                   Signature of Stockholder


                                              ----------------------------------
                                                   Signature of Stockholder


                                            SIGNATURE(S) MUST CORRESPOND EXACTLY
                                            WITH NAME(S) AS IMPRINTED HEREON.
                                            When signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give the full title as such;
                                            if the signer is a corporation,
                                            please sign with the full corporate
                                            name if more than one person, all
                                            named holders must sign the proxy.



PLEASE VOTE AT ONCE. IT IS IMPORTANT.